As  filed with the Securities and Exchange Commission on _________________, 1998
                                                     Registration No. 333- 63523

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                               AMENDMENT NO. 1 TO

                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                              UNISTAR GAMING CORP.
             (Exact name of registrant as specified in its charter)
          DELAWARE                           7999                 13-3808625
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code No.)   Identification No.)
                                  ------------
                            478 Wheelers Farms Road
                               Milford, CT 06460
                                  203-876-7600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael W. Yacenda
                              Unistar Gaming Corp.
                            478 Wheelers Farms Road
                           Milford, Connecticut 06460
                                 (203) 876-7600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------

                        COPIES OF ALL COMMUNICATIONS TO:


      Barbara C. Anderson                Thurston R. Moore, Esq.            Michael W. Yacenda
EXECUTONE Information Systems, Inc.        Hunton & Williams               Unistar Gaming Corp.
478 Wheelers Farms Road                Riverfront Plaza, East Tower      478 Wheelers Farms Road
Milford, Connecticut 06460                951 East Byrd Street           Milford, Connecticut 06460
       (203) 876-7600                    Richmond, Virginia 23219             (203) 876-7600
                                              (804) 788-8295


                                  ------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                              CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
 Title of Each Class of                   Proposed Maximum    Proposed Maximum    Amount of
    Securities To Be        Amount To    Offering Price Per  Aggregate Offering  Registration
       Registered         Be Registered        Unit(1)            Price(1)           Fee
---------------------------------------------------------------------------------------------

Common Stock               39,647 shares        $.25             $9,911.75          $2.76
---------------------------------------------------------------------------------------------

Common Stock Purchase
Rights(2)                  39,647 shares         N/A                 N/A              N/A
---------------------------------------------------------------------------------------------

Subscription Rights(3)    198,237 rights         N/A                 N/A              N/A
---------------------------------------------------------------------------------------------


      (1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

      (2)The Common Stock Purchase Rights issued pursuant to the terms of the Stockholder Rights Plan will be attached to and trade with the shares of Common Stock described above.

      (3)Evidencing the rights to subscribe for the 39,647 shares of Common Stock described above.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           S-1 REGISTRATION STATEMENT
                             CROSS REFERENCE SHEET



                                            Location in Proxy
Part I - Information Required in Prospectus Statement/Prospectus

Item 1   Forepart of Registration           Facing Page; Outside Front Cover
           Statement and Outside Front      Page of Prospectus
           Cover Page of Prospectus

Item 2   Inside Front and Outside Back      Inside Front and Outside Back Cover
           Cover Pages of Prospectus        Pages of Prospectus

Item 3   Summary Information, Risk Factors  "PROXY STATEMENT/PROSPECTUS
           and Ratio of Earnings to Fixed     SUMMARY;" "RISK FACTORS"
           Charges

Item 4   Use of Proceeds                    "USE OF PROCEEDS"


Item 5   Determination of Offering Price    "THE OFFERING -- Determination of
                                              Subscription Price"

Item 6   Dilution                           n/a

Item 7   Selling Security Holders           n/a

Item 8   Plan of Distribution               "PLAN OF DISTRIBUTION"

Item 9   Description of Securities to be    "DESCRIPTION OF UNISTAR CAPITAL
           Registered                       STOCK -- UNISTAR PREFERRED STOCK;"
                                            "DESCRIPTION OF UNISTAR CAPITAL
                                            STOCK -- UNISTAR COMMON STOCK;"
                                            "DESCRIPTION OF THE RIGHTS"

Item 10  Interests of Named Experts and     "LEGAL MATTERS"
           Counsel

Item 11  Information with Respect to the
           Registrant


         (a) Description of Business         "PROXY STATEMENT/PROSPECTUS
                                             SUMMARY;" "THE COMPANY;"
                                             "MANAGEMENT'S DISCUSSION AND
                                             ANALYSIS OF FINANCIAL CONDITION
                                             AND RESULTS OF OPERATIONS;"
                                             "BUSINESS AND PROPERTIES OF
                                             UNISTAR"

        (b) Description of Property          "BUSINESS AND PROPERTIES OF
                                             UNISTAR"

        (c) Legal Proceedings                "RISK FACTORS -- Pending Litigation
                                             that Could Have a Material Adverse
                                             Effect on Unistar and the NIL"

        (d) Market Price, Dividends and      Inside Front Cover and Outside
            Related Stockholder Markets      Back Cover Pages of Prospectus;
                                             "SECURITY OWNERSHIP OF CERTAIN
                                             BENEFICIAL OWNERS OF UNISTAR COMMON
                                             STOCK AND UNISTAR PREFERRED STOCK;"
                                             "DISTRIBUTION POLICY" "RISK
                                             FACTORS -- Competition;" "RISK
                                             FACTORS -- Market Development
                                             Risks;" "RISK FACTORS--No Prior
                                             Market for Unistar Common Stock;"
                                             "RISK FACTORS -- Potential
                                             Volatility of Unistar Stock Price;"
                                             "DESCRIPTION OF UNISTAR CAPITAL
                                             STOCK -- Unistar Common Stock"

        (e) Financial Statements             FINANCIAL STATEMENTS

        (f) Selected Financial Data          "SUMMARY OF FINANCIAL INFORMATION;"
                                             "UNAUDITED PRO FORMA CONSOLIDATED
                                             FINANCIAL INFORMATION"

        (g) Supplementary Financial          n/a
            Information

        (h) Management's Discussion and      "MANAGEMENT'S DISCUSSION AND
            Analysis of Financial            ANALYSIS OF FINANCIAL CONDITION
            Condition and Results of         AND RESULTS OF OPERATIONS;"
            Operations

        (i) Changes in and Disagreements     n/a
            with Accountants

        (j) Quantitative and Qualitative     n/a
            Disclosure About Market Risk

        (k) Directors and Executive          "MANAGEMENT OF UNISTAR"
            Officers

        (l) Executive Compensation           "EXECUTIVE COMPENSATION"

        (m) Security Ownership of            "SECURITY OWNERSHIP OF CERTAIN
            Certain Beneficial Owners        BENEFICIAL OWNERS OF UNISTAR
            and Management                   COMMON STOCK AND UNISTAR
                                             PREFERRED STOCK"

        (n) Certain Relationships and        "CERTAIN RELATIONSHIPS AND
            Related Transactions             RELATED TRANSACTIONS"

Item 12  Disclosure of Commission Position   "INFORMATION NOT REQUIRED IN
           on Indemnification for            PROSPECTUS -- Undertakings"
           Securities Act Liabilities

Part II - Information Not Required in Prospectus


Item 13  Other Expenses of Issuance and     "INFORMATION NOT REQUIRED IN
           Distribution                       PROSPECTUS -- Other Expenses of
                                              Issuance and Distribution"

Item 14  Indemnification of Officers and    "INFORMATION NOT REQUIRED IN
           Directors                          PROSPECTUS -- Indemnification of
                                              Directors and Officers"

Item 15  Recent Sales of Unregistered       "INFORMATION NOT REQUIRED IN
              Securities                    PROSPECTUS -- Recent Sales of
                                              Unregistered Securities"


Item 16  Exhibits and Financial Statement   "INFORMATION NOT REQUIRED IN
              Schedules                     PROSPECTUS -- Exhibits and Financial
                                              Statement Schedules"

Item 17  Undertakings                       INFORMATION NOT REQUIRED IN
                                            PROSPECTUS -- Undertakings"

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
Filed by the Registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement             [ ] Confidential, For Use of
                                                  the Commission Only
                                                  (as permitted by
[ ]   Definitive Proxy Statement                    Rule 14a-6(e)(2)
[ ]   Definitive Additional Materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      EXECUTONE Information Systems, Inc.,

                (Name of Registrant as Specified in Its Charter)
                                      N/A

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                                  SCHEDULE 14A
                             CROSS REFERENCE SHEET


Information Required in Proxy Statement   Location in ProxyStatement/Prospectus

Item 1  Date, Time and Place Information  "PROXY STATEMENT/PROSPECTUS SUMMARY
                                            -- The Special Meeting;"
                                               "THE COMPANY;" Outside Front
                                               Cover Page of Prospectus;
                                               "SHAREHOLDER PROPOSALS"

Item 2   Revocability of Proxy            "EXECUTONE SPECIAL
                                            MEETING--Revocability of Proxies"

Item 3   Dissenters' Rights of Appraisal    n/a

Item 4   Persons Making the Solicitation  "EXECUTONE SPECIAL MEETING --
                                            Solicitation of Proxies;" "PROXY
                                            STATEMENT/PROSPECTUS SUMMARY --
                                            The Special Meeting--Solicitation
                                            of Proxies;" Outside Front Cover
                                            Page of Prospectus

Item 5   Interest of Certain Persons in   "SECURITY OWNERSHIP OF CERTAIN
              Matters to be Acted Upon      BENEFICIAL OWNERS OF EXECUTONE
                                            COMMON STOCK AND EXECUTONE
                                            PREFERRED STOCK"

Item 6   Voting Securities and Principal  "PROXY STATEMENT/PROSPECTUS SUMMARY
              Holders Thereof               -- The Special Meeting -- Meeting
                                            Record Date;" "EXECUTONE SPECIAL
                                            MEETING -- Voting Rights;"
                                            "SECURITY OWNERSHIP OF CERTAIN
                                            BENEFICIAL OWNERS OF EXECUTONE
                                            COMMON STOCK AND EXECUTONE
                                            PREFERRED STOCK"

Item 7   Directors and Executive Officers   n/a

Item 8   Compensation of Directors and
              Executive Officers            n/a

Item 9   Independent Public Accountants     n/a

Item 10  Compensation Plans                 n/a

Item 11  Authorization of Issuance of
              Securities Otherwise Than
              for Exchange                  n/a

Item 12  Modification or Exchange           "EXECUTONE SPECIAL MEETING --
              of Securities                 Description of Conversion of
                                            Securities Upon Approval of the
                                            Amendments;"
                                            "PROXY STATEMENT/PROSPECTUS SUMMARY
                                            --The Special Meeting" "MANAGEMENT'S
                                            DISCUSSION OF FINANCIAL CONDITION
                                            AND RESULTS OF OPERATIONS;"
                                            "EXECUTONE SPECIAL MEETING --
                                            Purposes of and Reasons for the
                                            Meeting;"
                                            "DESCRIPTION OF UNISTAR
                                            CAPITAL STOCK;" "DESCRIPTION OF
                                            UNISTAR CAPITAL STOCK --
                                            Stockholder Rights Plan"

Item 13  Financial and Other Information    "INCORPORATION OF CERTAIN
                                              INFORMATION BY REFERENCE"

Item 14  Mergers, Consolidations,           n/a
              Acquisitions and Similar
              Matters

Item 15  Acquisition or Disposition of
              Property                      n/a

Item 16  Restatement of Accounts            n/a

Item 17  Action With Respect to Reports     n/a

Item 18  Matters Not Required to be
              Submitted                     n/a

Item 19  Amendment of Charter, Bylaws or    "EXECUTONE SPECIAL MEETING --
              Other Documents               Purposes of and Reasons for
                                            Meeting;"
                                            "PROXY STATEMENT/PROSPECTUS SUMMARY
                                            -- The Special Meeting -- Purposes
                                            of and Reasons for Meeting"

Item 20  Other Proposed Action              n/a

Item 21  Voting Procedures                  "PROXY STATEMENT/PROSPECTUS SUMMARY
                                            -- The Special Meeting -- Voting;"
                                            "EXECUTONE SPECIAL MEETING -- Voting
                                            Rights"

Item 22  Information Required in
         Investment Company Prospectus      n/a

                            EXECUTONE INFORMATION SYSTEMS, INC.
                                  478 Wheelers Farms Road
                                 Milford, Connecticut 06460

                                                          _______________, 1998
Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of EXECUTONE Information Systems, Inc. ("Executone"), to be held at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut, 06901 on _____________, 1998 at _______.


      The primary business of the Meeting will be the approval of certain amendments (the "Amendments") to Executone's Articles of Incorporation, as amended (the "Articles of Incorporation"), which are more fully described in the enclosed Proxy Statement/Prospectus.


      Also, I am pleased to inform you that the Board of Directors of Unistar Gaming Corp. ("Unistar") has approved the offering (the "Offering") to you, as a holder of common stock of Executone, par value $0.01 per share ("Executone Common Stock"), of certain transferable rights ("Rights") to purchase shares of common stock of Unistar, par value $0.01 per share ("Unistar Common Stock"), subject to the approval of the Amendments by the shareholders of Executone at the Meeting. If the Amendments are not approved at the Meeting, the Offering will be terminated automatically. As an Executone shareholder, you are receiving herewith one Right for every share of Executone Common Stock that you own as of ___________, 1998 (the "Record Date"). If the Amendments are approved by the Executone shareholders at the Meeting, each five Rights will entitle the holder thereof (the "Holder") to purchase one share of Unistar Common Stock at a subscription price of $0.25 per share, or $.05 per Right (the "Subscription Price"). Up to 9,992,898 shares of Unistar Common Stock will be offered in the Offering. If shares of Unistar Common Stock remain unsold after the Offering, and if the Offering is not terminated, Unistar Buying Group, LLC, a limited liability company owned by certain holders of Executone Cumulative Convertible Preferred Stock, Series A, and Executone Cumulative Contingently Convertible Preferred Stock, Series B, will purchase such remaining unsold shares at the Subscription Price pursuant to a Standby Agreement between Unistar and Unistar Buying Group, LLC, dated _________, 1998.


      As a result of the Offering, subject to approval of the Amendments, you will have the right to own shares in two separate and very different companies. Executone will be focused on its core business of developing, marketing and supporting voice and data communications systems. Unistar will concentrate on managing telephone and Internet-based national lotteries.


      The Board of Directors of Executone believes that the separation of the lottery management businesses from Executone's other core businesses will provide investors a sharper focus as to the particular merits of each of those investments and thereby provide Executone shareholders with a better recognition of the value of each of those investments.


      Following the Offering, your Board of Directors expects that it will maintain its practice of not declaring regular annual or quarterly dividends on Executone Common Stock. Unistar is not expected to declare regular annual or quarterly dividends following the Offering.


      We have received advice from our counsel that, for federal income tax purposes, the Rights are to be treated as a distribution from Executone to holders of Executone Common Stock. Accordingly, the fair market value of the Rights, as of the "distribution date" of the Rights, distributed to each Holder generally will be taxable as a dividend to the extent distributed from Executone's "earnings and profits," as computed for federal income tax purposes. To the extent the Rights are not distributed from Executone's earnings and profits, the distribution will reduce the Holder's basis in the Executone Common Stock on which Rights are deemed distributed. If the non-dividend portion of the distribution exceeds the basis of such Executone Common Stock, the excess will be taxable as gain from the sale of the stock. The distribution date for federal income tax purposes is not clear. Because exercisability of the Rights is contingent upon shareholder approval of the Amendments, Executone has been advised that it is likely that no distribution will be deemed to occur until (and unless) the shareholders approve the Amendments. It is possible, however, that the distribution will be deemed to occur on the date of issuance of the Rights. Thus, the fair market value of the Rights on the distribution date (and therefore the amount deemed distributed by Executone) likely will not be known until the Amendments have been approved. In addition, the amount of Executone's earnings and profits will not be known until 1998 has ended. In early 1999, Executone is to report to the IRS and to each record holder of Executone Common Stock except those exempt from information reporting: (i) the total amount distributed to the shareholder in 1998 and (ii) the portion of such amount that is taxable as a dividend. For such reporting purposes, Executone intends to treat the date of shareholder approval of the Amendments as the distribution date for the Rights.

      The enclosed Proxy Statement/Prospectus explains the proposed Offering in detail and provides financial and other important information regarding Unistar. We urge you to read it carefully. Holders of Executone Common Stock are not required to take any action to participate in the Offering.


      The Board has unanimously approved the Amendments to be considered and voted upon at the Meeting and unanimously recommends that Executone's shareholders vote "FOR" the approval of the Amendments. If the Amendments are not approved, then the Offering will be terminated.


      The Notice of Meeting and Proxy Statement/Prospectus on the following pages describe in detail the matters to be presented at the Meeting as well as the terms of the Offering.


      Whether or not you plan to attend the Meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the Meeting. If you so desire, you can withdraw your proxy and vote in person at the Meeting.

                               Sincerely,


                               Stanley J. Kabala
                               Chairman, President and Chief Executive Officer

                      EXECUTONE Information Systems, Inc.
                             478 Wheelers Farm Road
                           Milford, Connecticut 06460

                                PROXY STATEMENT

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

____________, 1998

To the Shareholders of
EXECUTONE Information Systems, Inc.:

      Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of EXECUTONE Information Systems, Inc. ("Executone"), will be held at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut, 06901, on __________, 1998, at _________, for the following purposes:

      1. To approve certain amendments to the Articles of Incorporation of Executone, as amended, which amendments are more fully described herein; and

      2. To transact such other business as may properly come before the Meeting and any continuation or adjournment thereof.


      Only shareholders of record at the close of business on __________, 1998, are entitled to notice of and to vote at the Meeting or any continuation or adjournment thereof.


                                    Barbara C. Anderson

                                    Vice President, Law and Administration,
                                    and Secretary




Milford Connecticut
___________, 1998

Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy, which is solicited by the Executone Board of Directors, and return it in the self-addressed envelope provided for this purpose. The proxy may be revoked at any time before it is exercised, by written notice to such effect received by Executone, by submitting a subsequently dated proxy or by attending the Meeting and voting in person.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated ______________, 1998

            PROXY STATEMENT                                PROSPECTUS




    EXECUTONE INFORMATION SYSTEMS, INC.         UNISTAR GAMING CORP.
                                                   9,992,898 Shares
                                           Unistar Gaming Corp. Common Stock
      Special Meeting of Shareholders    (and 49,964,492 Rights to Acquire Up To
        To Be Held on _______, 1998               9,992,898 of Such Shares)



      This Proxy Statement/Prospectus is being furnished by EXECUTONE Information Systems, Inc., a Virginia corporation ("Executone"), to all shareholders of record as of _____________, 1998 (the "Record Date"), of (i) Executone common stock, par value $.01 per share (the "Executone Common Stock"),
(ii) Executone Cumulative Convertible Stock, Series A (the "Executone Series A Preferred Stock"), and (iii) Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock"), and solicits their proxies for a Special Meeting of Shareholders (the "Meeting") to be held on ______, 1998, at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut 06901 at ________. This Proxy Statement/Prospectus and the enclosed form of proxy are being mailed to shareholders on or about _______, 1998.


      At the Meeting, shareholders will be asked: (1) to approve certain amendments to the Articles of Incorporation of Executone, as amended (the "Articles of Incorporation"), relating to the conversion rights of the Executone Preferred Stock (the "Amendments"); and (2) to transact such other business as may properly come before the Meeting and any continuation or adjournment thereof.


      All proxies duly executed and received will be voted on all matters presented at the Meeting in accordance with the instructions contained in such proxies. In the absence of specific instructions, proxies received will be voted in favor of the Amendments. Management does not know of any other matters that will be brought before the Meeting. In the event that any other matter should properly come before the Meeting, the persons designated in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. Proxies may be revoked at any time prior to the exercise thereof by written notice to such effect addressed to and received by Executone at its corporate offices at the address given above, Attention: Corporate Secretary, by delivery of a subsequently dated proxy or by a vote cast in person at the Meeting.


      As of the Record Date, there were outstanding a total of ______ shares of Executone Common Stock, ____ shares of Executone Series A Preferred Stock and ____ shares of Executone Series B Stock. The Executone Common Stock, the Executone Series A Preferred Stock and the Executone Series B Preferred Stock are the only classes of securities of Executone entitled to vote at the Meeting and each outstanding share of each class has one vote. A majority of the total number of shares of Executone Common Stock and Executone Preferred Stock outstanding and entitled to vote as of ____, 1998, or ____ shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only holders of record of Executone Common Stock and Executone Preferred Stock as of the close of business on the Record Date will be entitled to vote at the Meeting.


      Approval of the Amendments requires the affirmative vote of (i) a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group (with each shareholder of record being entitled to one vote for each share of Executone Common Stock and Executone Preferred Stock held) and (ii) the holders of two-thirds of the shares the Executone Series A Preferred Stock and the Executone Series B Preferred Stock, each voting as a separate group (with each shareholder of record being entitled to one vote for each share of Executone Preferred Stock held). Abstentions and shares held in street name that are not voted with respect to the Amendments will have the same effect as a negative vote. Holders of approximately two-thirds of each class of the Executone Preferred Stock have entered into the Exchange Agreement, dated August 12, 1998, with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry M. Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Common Stock and Executone Preferred Stock for the Amendments at any meetings, including the Meeting. As a result, the requisite vote needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group.

      A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder at Executone's offices, 478 Wheelers Farms Road, Milford, Connecticut 06460, for a period of ten days prior to the Meeting and also will be available at the Meeting.


      In addition, this Proxy Statement/Prospectus is being furnished to shareholders of Executone in connection with the offering (the "Offering") to the shareholders of Executone of certain transferable rights ("Rights") to purchase shares of common stock of Unistar Gaming Corp. ("Unistar"), par value $0.01 per share ("Unistar Common Stock"). The exercisability of the Rights is contingent upon the approval of the Amendments by the shareholders of Executone at the Meeting.


      Each holder of Executone Common Stock is receiving herewith one Right for every share of Executone Common Stock owned as of the Record Date. If the Amendments are approved by the Executone shareholders at the Meeting, each five Rights will entitle the holder thereof (the "Holder") to purchase one share of Unistar Common Stock at a subscription price of $0.25 per share, or $.05 per Right (the "Subscription Price"). Up to 9,992,898 shares of Unistar Common Stock will be offered in the Offering. If shares of Unistar Common Stock remain unsold after the Offering, Unistar Buying Group, LLC, a limited liability company owned by certain holders of Executone Preferred Stock, will purchase such remaining unsold shares at the Subscription Price pursuant to a Standby Agreement between Unistar and Unistar Buying Group, LLC, dated _________, 1998 (the "Standby Agreement").


      If amended as contemplated by the Amendments, the Articles of Incorporation will provide that all of the outstanding shares of Executone Preferred Stock will be converted automatically into: (i) shares of Unistar Common Stock, which shares, as of the Closing Date, will represent 15% of the outstanding shares of Unistar Common Stock, exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering; and (ii) all shares of Unistar's Cumulative Convertible Preferred Stock, Series A (the "Unistar Preferred Stock"). Each share of Unistar Preferred Stock will be convertible, upon the occurrence of certain events, into that number of shares of Unistar Common Stock such that, upon conversion, the holders of Executone Preferred Stock will own 34% of the outstanding Unistar Common Stock, excluding any additional shares of Unistar Common Stock issued after the date of the closing of the Offering.


      No consideration will be paid by shareholders of Executone for the Rights to be received by them in the Offering. The holders of Executone Common Stock will not be required to surrender or exchange shares of Executone stock in order to receive Rights. If the Amendments are approved, the shares of Executone Preferred Stock will be converted automatically into shares of Unistar Common Stock and Unistar Preferred Stock without payment of additional consideration.


      Executone has received advice from its counsel that, for federal income tax purposes, the Rights are to be treated as a distribution from Executone to holders of Executone Common Stock. Accordingly, the fair market value of the Rights, as of the "distribution date" of the Rights, distributed to each Holder generally will be taxable as a dividend to the extent distributed from Executone's "earnings and profits," as computed for federal income tax purposes. To the extent the Rights are not distributed from Executone's earnings and profits, the distribution will reduce the Holder's basis in the Executone Common Stock on which Rights are deemed distributed. If the non-dividend portion of the distribution exceeds the basis of such Executone Common Stock, the excess will be taxable as gain from the sale of the stock. The distribution date for federal income tax purposes is not clear. Because exercisability of the Rights is contingent upon shareholder approval of the Amendments, Executone has been advised that it is likely that no distribution will be deemed to occur until (and unless) the shareholders approve the Amendments. It is possible, however, that the distribution will be deemed to occur on the date of issuance of the Rights. Thus, the fair market value of the Rights on the distribution date (and therefore the amount deemed distributed by Executone) likely will not be known until the Amendments have been approved. In addition, the amount of Executone's earnings and profits will not be known until 1998 has ended. In early 1999, Executone is to report to the IRS and to each record holder of Executone Common Stock except those exempt from information reporting: (i) the total amount distributed to the shareholder in 1998 and (ii) the portion of such amount that is taxable as a dividend. For such reporting purposes, Executone intends to treat the date of shareholder approval of the Amendments as the distribution date for the Rights.

      There is no current public market for Unistar Common Stock. Although it is anticipated that Unistar Common Stock will trade on the [Nasdaq National Market], there is no assurance that an active market will develop following the Offering. Unistar has no plans to register the Unistar Preferred Stock and does not anticipate that an active market for such stock will develop following the Offering.

  YOU SHOULD CAREFULLY CONSIDER THE RISKS THAT ARE DISCUSSED UNDER THE CAPTION
      "RISK FACTORS" BEGINNING ON PAGE  9. THESE SECURITIES HAVE NOT BEEN
             APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
               COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY  IS A CRIMINAL OFFENSE.
                        -------------------------------

                                Exercise
                               and Offer      Proceeds
                                 Price       to Unistar
                             ----------------------------

            Per Share*......     $.25           $.25
            Total...........  $2,498,225     $2,498,225

            *Five Rights and $.25 entitle the holder to purchase one share of Unistar Common Stock. It is estimated that a total of 11,756,351 shares of Unistar Common Stock will be issued and outstanding after completion of the Offering, based on 49,964,492 shares of Executone Common Stock issued and outstanding as of September 30, 1998.


      The exercise period (the "Exercise Period") for the Rights will expire at 5:00 p.m., New York City time, on ________, 1998 (the "Expiration Date"). Once a Holder exercises a Right and such exercise is accepted by Unistar, such Holder may not withdraw the exercise. There is no minimum number of shares that must be subscribed for in the Offering for the Offering to be consummated.


      Unistar has filed a Registration Statement with the Securities and Exchange Commission covering the Rights and the 9,992,898 shares of Unistar Common Stock. Before the Offering, the Unistar Common Stock has not been listed on any stock exchange or the [Nasdaq National Market]. The Rights and the Unistar Common Stock have been approved for quotation on the [Nasdaq National Market].


      The number of Rights that will be granted to the holders of Executone Common Stock will be calculated based upon the number of shares of Executone Common Stock that are outstanding on the Record Date. If there are fewer than or more than 49,964,492 shares of Executone Common Stock outstanding on the Record Date, Unistar will grant fewer than or more than 49,964,492 Rights in the Offering. It is estimated that a total of 9,992,898 shares of Unistar Common Stock will be sold in the Offering. The actual number of shares of Unistar Common Stock that will be sold in the Offering will depend upon the actual number of shares of Executone Common Stock outstanding on the Record Date.


      After the Offering, and after the completion of its fiscal year, Unistar intends to send to each of its stockholders an annual report containing financial statements that have been examined and reported upon, with an opinion expressed by, Unistar's independent auditors, Arthur Andersen LLP.


      PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF EXECUTONE FOR THE SPECIAL MEETING TO BE HELD ON ___________, 1998. ALL PROXIES DULY EXECUTED AND RECEIVED WILL BE VOTED ON ALL MATTERS PRESENTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN SUCH PROXIES. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES RECEIVED WILL BE VOTED IN FAVOR OF THE AMENDMENTS.

       The Date of this Proxy Statement/Prospectus is ____________, 1998.

                             AVAILABLE INFORMATION

      Executone is (and, following the completion of the Offering, Unistar will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and Unistar will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Executone (and to be filed by Unistar) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 73 Tremont Street, Suite 600, Boston, Massachusetts 02108-3912; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World-Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Executone's Common Stock is listed on the [Nasdaq National Market]. Unistar's Common Stock will be listed on the [Nasdaq National Market]. Reports and other information concerning Executone and Unistar can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


      Unistar intends to furnish holders of Unistar Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and quarterly reports for the first three quarters of each fiscal year. The annual financial statements will be audited by an independent public accounting firm.


      Unistar has filed with the Commission a Registration Statement on Form S-1 (together with any amendments hereto, the "Registration Statement") under the Exchange Act with respect to Unistar Common Stock to be distributed pursuant to the Offering. This Proxy Statement/Prospectus does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, shareholders should refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by Unistar with the Commission may be inspected at the public reference facilities of the Commission listed above.


      Following the Offering, Unistar will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Unistar also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.


      NO PERSON IS AUTHORIZED BY EXECUTONE OR UNISTAR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               TABLE OF CONTENTS


 PROXY STATEMENT/PROSPECTUS SUMMARY...........................................1
    The Company...............................................................1
    The  Special Meeting......................................................2
    The Offering..............................................................3
    Unistar Operations Summary Financial Information..........................6
    Summary Financial Data Unistar Gaming Corp. and Subsidiary (Unaudited)....6
    National Indian Lottery Summary Financial Information.....................7
    Summary Operating Results National Indian Lottery (Unaudited).............7
    Unistar Operations Summary of Pro Forma Financial Data (Unaudited)........8
RISK FACTORS..................................................................9
    Rights Valueless if Amendments are Not Approved by Executone Shareholders.9
    No Prior Market for Unistar Common Stock..................................9
    Risk of Delisting from Nasdaq.............................................9
    Risk that the Unistar Common Stock May Become Subject to the Penny Stock
        Regulations...........................................................9
    Potential Volatility of Unistar Stock Price..............................10
    No Assurance  That Value of Unistar Common Stock at June 30, 1998,  Will
        Reflect Market Prices Following the Offering.........................10
     Pending Litigation That Could Have a Material Adverse Effect on Unistar
        and the NIL..........................................................10
     No Arm's-Length Negotiation of Related Agreements.......................12
    No Assurance of Future Profitability of Unistar..........................12
    Unistar Has Never Operated as an Independent Entity......................12
    Unavailability of Executone's Financial and Other Resources..............13
    Dependence upon Key Personnel............................................13
    Certain Antitakeover Effects of Certain Provisions of Unistar's
        Certificate of Incorporation and Unistar's Bylaws....................13
    Substantial Percentage Ownership of Unistar By Executone
        Preferred Holders....................................................13
    Competition..............................................................14
    Government Regulation and Legislation....................................14
    Market Development Risks.................................................14
    Concentration in Single Industry.........................................15
    No Assurance of Additional Contracts.....................................15
    Year 2000 Risks..........................................................15
    Approval of the CDA......................................................15
    Limited Legal Remedies Available Under the NIL Agreement.................16
EXECUTONE SPECIAL MEETING....................................................16
    Date, Time and Place, Record Date........................................16
    Purposes of and Reasons for Meeting......................................16
    Description of Conversion of Securities Upon Approval of the Amendments..16
    Voting Rights............................................................17
    Revocability of Proxies..................................................17
    Solicitation of Proxies..................................................17
    Board of Directors Recommendation........................................17
THE OFFERING.................................................................17
    Purposes of and Reasons for the Offering.................................17
    Conditions to the Offering...............................................18
    Determination of Subscription Price......................................18
    Exercise of the Rights...................................................18
    Transfer of the Rights...................................................20
    Additional Information...................................................20
    Unsubscribed Shares of Unistar Common Stock..............................20
FEDERAL INCOME TAX CONSEQUENCES..............................................21
    Issuance of Rights to Holders of Executone Common Stock..................21
    Exercise of Rights.......................................................22
    Sale or Expiration of Rights.............................................22
    Consequences to Holders of Executone Preferred Stock.....................22
    Effect of Proposed Transactions on Use of Net Operating Losses...........22
USE OF PROCEEDS..............................................................22
THE COMPANY..................................................................23
DISTRIBUTION POLICY..........................................................23
CAPITALIZATION...............................................................24
UNISTAR OPERATIONS UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION....25
UNISTAR OPERATIONS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION....28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS............................................................30
    Introduction.............................................................30
    Years Ended December 31, 1997, 1996 and 1995.............................30
    Six Months Ended June 30, 1998 and 1997..................................33
    Forward-Looking Statements...............................................35
ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING..........36
    Reorganization Agreement.................................................36
    Services Agreement.......................................................37
    Tax Sharing Agreement....................................................37
BUSINESS AND PROPERTIES OF UNISTAR...........................................38
    General Development of the Business of Unistar...........................38
    Products.................................................................38
    Competition..............................................................42
    Government Regulation....................................................43
    Patents, Trademarks and Copyrights.......................................43
    Employees................................................................44
    Unistar Properties.......................................................44
    The National Indian Lottery..............................................44
MANAGEMENT OF UNISTAR........................................................47
    Advisory Board...........................................................47
    Directors and Officers...................................................47
    Certain Board Committees.................................................48
    Compensation Committee Interlocks and Insider Participation..............48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................49
EXECUTIVE COMPENSATION.......................................................50
    Compensation of Directors................................................50
    Compensation of Executive Officers.......................................51
    Option Grants............................................................52
    Employment Agreements and Transition Retention Plans.....................52
    The Option Plan..........................................................53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF UNISTAR COMMON STOCK
    AND UNISTAR PREFERRED STOCK..............................................55
    By Management............................................................55
    By Others................................................................55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EXECUTONE COMMON STOCK AND
    EXECUTONE PREFERRED STOCK................................................57
    By Management............................................................57
    By Others................................................................59
DESCRIPTION OF UNISTAR CAPITAL STOCK.........................................60
    Unistar Preferred Stock..................................................60
    Unistar Common Stock.....................................................61
    Stockholder Rights Plan..................................................61
DESCRIPTION OF THE RIGHTS....................................................63
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR
    CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE
    GENERAL CORPORATION LAW OF DELAWARE......................................63
    General..................................................................63
    Classified Board of Directors............................................64
    Removal of Directors; Filling Vacancies..................................65
    Special Meetings.........................................................65
    Advance Notice Provisions for Stockholder Proposals and Stockholder
        Nominations of Directors.............................................65
    Preferred Stock..........................................................66
    Certain Voting Requirements..............................................66
    Stockholder Rights Plan..................................................66
    Delaware General Corporation Law.........................................66
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS......................67
    Limitation of Liability of Directors.....................................67
    Indemnification of Directors and Officers................................67
PLAN OF DISTRIBUTION.........................................................67
LEGAL MATTERS................................................................67
EXPERTS......................................................................67
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................67
SHAREHOLDER PROPOSALS........................................................68
INDEX TO FINANCIAL STATEMENTS...............................................F-1

                             PROXY STATEMENT/PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) contained elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, the information in this Proxy Statement/Prospectus assumes (i) a subscription price of $.25 per share of the common stock of Unistar Gaming Corp., $.01 par value per share ("Unistar Common Stock"), (ii) 49,964,492 shares of common stock of EXECUTONE Information Systems, Inc., par value $.01 per share (the "Executone Common Stock"), are issued and outstanding and (iii)the exchange of all outstanding shares of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock").



                                  The Company



      Unistar Gaming Corp., a Delaware corporation ("Unistar"), is currently a wholly-owned subsidiary of EXECUTONE Information Systems, Inc., a Virginia corporation ("Executone"). After the date of the closing (the "Closing Date") of the Offering (as hereinafter defined), Executone will no longer have any ownership interest in Unistar. Unistar develops, provides and maintains telephone, Internet and enterprise communications, accounting, database and other applications and services for use by the governmental lottery market. Its principal objective has been to develop a new generation of lottery technology by anticipating the impact that recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them. Unistar is the first to develop a secure, integrated telephone and Internet lottery gaming system (the "Internet System"), which has been successfully placed in operation on behalf of a governmental unit. The Internet System supports both periodic draw lottery games, providing pari-mutuel outcomes based on the number of participants in the pool, and instant games, based on the random distribution of predetermined outcomes within a pool of certain size.


      Unistar has developed client/server-based systems to provide secure electronic production, delivery , validation, billing and accounting for lottery games. The Systems are configurable, which allows the addition, deletion and substitution of games offered. Tickets may be purchased at the lottery operations center using a telephone connected through the public telephone network, a personal computer connected via the Internet or a custom designed kiosk or electronic lottery terminal ("ELT") connected via a local area network ("LAN"). Development has initially focused on the production, delivery and billing of lottery games using the Internet System and, with modifications, the production, delivery and billing of lottery games over closed loop networks or "Intranets" (the "Intranet System" and, together with the Internet System, the "Systems"). Unistar is pursing the sale or license of various components of the Systems and related technologies worldwide primarily to domestic and international state and national lotteries and other potential customers.


      The National Indian Lottery (the "NIL") is the first client to install and operate a configuration of the Systems. The NIL is conducted by the Coeur d'Alene, a federally recognized Indian tribe (the "CDA"), under a compact with the State of Idaho. UniStar Entertainment, Inc., Unistar's wholly owned subsidiary ("UniStar Entertainment"), has entered into an exclusive contract (the "NIL Agreement"), ending January 2003, to provide services and systems for the NIL, including development and management of the software, network design and call center applications for the NIL's operations. In return for providing these systems and services, the CDA has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the NIL. The NIL has been in operation since January 1998 and is expected to become profitable in 1999. In an attempt to block the NIL, certain states issued letters under 18 U.S.C. Section 1084 ("Section 1084") to prevent the long-distance carriers from providing toll-free telephone service to the NIL and the States of Missouri and Wisconsin have filed suit against the NIL. See "RISK FACTORS--Pending Litigation That Could Have a Material Adverse on Unistar and the NIL."


      Unistar is also evaluating and, in certain instances, beginning the development of, additional applications of its technologies and services for the lottery and non-gaming market. These include the Intranet System, ticket vending support systems, telephone and Internet based product promotions, tournament games and other applications. See "BUSINESS AND PROPERTIES OF UNISTAR--Products." Unistar has also proposed to the CDA a renegotiation of the NIL Agreement. See "BUSINESS AND PROPERTIES OF UNISTAR--The National Indian Lottery--Renegotiation of the NIL Agreement."

                              The Special Meeting

Date, Time and Place           The Special Meeting of Shareholders (the
of Special Meeting...........  "Meeting") of EXECUTONE Information Systems,
                               Inc. will be held at the Holiday Inn Select, 700
                               Main Street, Stamford, Connecticut 06901, on
                               _______, 1998, at ______.


Purposes of and Reasons for    At the Meeting, the shareholders of Executone
the Meeting.................   will be asked to vote upon proposals: (i) to
                               approve certain amendments (the "Amendments") to Executone's Articles of Incorporation, as amended
                               (the "Articles of Incorporation"), to provide for the automatic conversion of the Executone
                               Preferred Stock into shares of Unistar Common
                               Stock and shares of Unistar's Cumulative
                               Convertible Preferred Stock, Series A (the
                               "Unistar Preferred Stock"), upon the occurrence of certain events, one of which would be the Offering contemplated herein; and (ii) to transact such other business as may properly come before the Meeting and any continuation or adjournment thereof. The Executone Preferred
                               Stock was created as part of Executone's acquisition of Unistar (the "Acquisition") to ensure that certain stockholders of Unistar would be able to participate in Unistar's growth, if any, following the Acquisition. Currently, the Articles of Incorporation provide for the automatic conversion of the Executone Preferred
                               Stock into shares of Executone Common Stock upon the occurrence of certain events, including the Offering. Were the current Articles of Incorporation to be in effect upon occurrence of the Offering, each share of Executone Series A
                               Preferred Stock would be converted into 19.17 shares of Executone Common Stock and each share of Executone Series B Preferred Stock would be converted into 83.75 shares of Executone Common
                               Stock (which amounts cumulatively would represent approximately 21% of the issued and outstanding capital stock of Executone). Because Unistar will be an entity independent of Executone following the closing of the Offering, the Board of Directors of Executone (the "Executone Board") believes that the Amendments are in keeping with the intent of the Executone Preferred Stock and are in the best interests of the holders of the Executone Common Stock. There are no arrears in dividends with respect to the outstanding
                               Executone Preferred Stock.

Meeting Record Date.........   Close of business on __________, 1998 (the
                               "Record Date").

Voting......................   Approval of the Amendments requires the
                               affirmative vote of (i) a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group (with each shareholder of record being entitled to one vote for each share of Executone
                               Common Stock and Executone Preferred Stock held) and (ii) the holders of two-thirds of the shares of the Executone Series A Preferred Stock and the Executone Series B Preferred Stock, each voting as a separate group (with each shareholder of record being entitled to one vote for each share of Executone Preferred Stock held).
                               Abstentions and shares held in street name that are not voted with respect to the Amendments will have the same effect as a negative vote. Holders of approximately two-thirds of each class of the Executone Preferred Stock have entered into the Exchange Agreement (as defined herein) with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry M. Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Common Stock and Executone Preferred
                               Stock for the Amendments at any meetings, including the Meeting. As a result, the requisite vote needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone
                               Preferred Stock, voting as a single group.

Solicitation of Proxies.....   The cost of solicitation of proxies will be borne
                               by Executone. In addition to the use of the
                               mails, proxies may be solicited personally or by
                               telephone by regular employees of Executone.
                               _____________ has been engaged to assist in the
                               solicitation of proxies from brokers, nominees,
                               fiduciaries and other custodians. Executone will
                               pay that firm $________ for its services and
                               reimburse its out-of-pocket expenses.
Board of
Directors Recommendation....   The Executone Board unanimously recommends that
                               shareholders vote "FOR" the adoption of the Amendments.


                                  The Offering
Description of the Rights
Offering....................   Each holder of shares of Executone Common Stock
                               on the Record Date is receiving herewith one right (each, a "Right") for every share of Executone Common Stock owned (the "Offering"). If the Amendments are approved by the Executone shareholders at the Meeting, each five Rights entitle the holder thereof (the "Holder") to purchase one share of Unistar Common Stock at a subscription price of $.25, or $.05 per Right.


Subscription Price..........   The subscription price per share of Unistar
                               Common Stock (the "Subscription Price") will be
                               $.25, or $.05 per Right.

Exercise Period.............   The Rights will be exercisable from the period
                               (the "Exercise Period") beginning on __________,
                               1998, and ending on __________, 1998 at 5:00
                               p.m., New York City time (the "Expiration Date"), provided that the Offering will be terminated automatically if the Amendments are not approved by the Executone shareholders at the Meeting.

How Rights Will be Evidenced   Each Holder will receive herewith a certificate
                               representing the Rights.


Purchase of Unsubscribed
Shares .....................   In the event that (i) not all of the Rights are
                               exercised during the Exercise Period and (ii) the Offering is not terminated, Unistar Buying Group,
                               LLC, a limited liability company owned by certain holders of Executone Preferred Stock, will purchase the remaining unsold shares of Unistar
                               Common Stock at the Subscription Price pursuant to a Standby Agreement between Unistar and Unistar Buying Group, LLC, dated _______,1998
                               (the "Standby Agreement").

Number of Shares of Common
Stock Offered in the
Offering....................   9,992,898 shares of Unistar Common Stock will be
                               offered in the Offering.


Number of Shares of Common
Stock to be Outstanding After
the Offering................   Approximately 11,756,351 shares of Unistar Common
                               Stock will be issued and outstanding after the Offering. In addition to the shares of Unistar
                               Common Stock offered in the Offering and that may be purchased pursuant to the Standby Agreement, if the Amendments are approved as proposed herein, holders of Executone Preferred Stock, in exchange for their shares of Executone Preferred
                               Stock, automatically will receive as of the Closing Date pursuant to the Exchange Agreement
                               15% of the outstanding shares of Unistar Common
                               Stock and all shares of Unistar Preferred Stock which may be converted, subject to certain conditions, into that number of shares of Unistar
                               Common Stock such that, upon conversion, the holders of Executone Preferred Stock will own 34% of the outstanding Unistar Common Stock, excluding any additional shares of Unistar Common
                               Stock issued after the Closing Date. See "CERTAIN
                               RELATIONSHIPS AND RELATED TRANSACTIONS."

Conditions to the Offering..   The Offering is conditioned upon, among other
                               things, the approval by shareholders of the Amendments. Any of the conditions to the Offering may be waived, at any time prior to the Closing
                               Date, for any reason, in the sole discretion of the Executone Board. See "THE
                               OFFERING--Conditions to the Offering."

Purpose and Reason for the
Offering....................   Although the Offering is essentially an initial
                               public offering directed to Executone
                               shareholders, Executone and Unistar believe that the Offering provides several advantages over a traditional initial public offering. Executone and Unistar believe that the Offering gives
                               Unistar the opportunity to offer Unistar Common
                               Stock to investors who, as Executone
                               shareholders, already have some knowledge of the business of Unistar, to distribute the securities to a broader shareholder base and to minimize costly underwriting discounts and commissions. In addition, Executone and Unistar prefer the Offering to a traditional initial public offering because it affords the Executone shareholders the opportunity to purchase shares of Unistar Common
                               Stock at a nominal Subscription Price, while recognizing the initial cash needs of Unistar as an independent company. The structure of the Offering will permit those Executone shareholders who choose to participate to invest in Unistar at a price that is estimated to represent a substantial discount from the estimated market value. Executone and Unistar believe, however, that the structure of the Offering affords those Executone shareholders who do not choose to make a further investment in Unistar an opportunity to sell their Rights, at a price determined by the market to represent the value of the historical investment by the Executone shareholders in the Unistar business.

Sale of Rights..............   The Rights are transferable until the last
                               business day prior to the Expiration Date.

Use of Proceeds.............   Proceeds of the Offering, together with current
                               working capital and funds made available under the Reorganization Agreement, dated _____, 1998, between Executone and Unistar (the
                               "Reorganization Agreement"), will be applied for continuing development and marketing of Unistar's products, for working capital, as necessary, and for general corporate purposes. See "BUSINESS AND
                               PROPERTIES OF UNISTAR--Products."

Risk Factors................   See "RISK FACTORS" beginning on page 9 for a
                               discussion of factors to be considered in
                               connection with the Offering and the exercise of
                               the Rights.
Federal Income Tax
Consequences................   See "FEDERAL INCOME TAX CONSEQUENCES" beginning
                               on page 21 for a discussion of the material
                               federal income tax consequences to holders of
                               Executone Common Stock who receive Rights in the
                               Offering.
[Nasdaq National Market]
Symbols.....................   The Rights are authorized for trading on the
                               [Nasdaq National Market] under the symbol ______ and the Unistar Common Stock is authorized for trading on the [Nasdaq National Market] under the symbol _____.

                               Unistar Operations
                         Summary Financial Information



      The following summary financial data of Unistar should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-19.


      Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL (See Notes 3 and 4 on pages F-8 and F-10, and Note 6 on page F-19, all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition.



      The capital structure that has existed prior to the Closing Date when Unistar's business operated as part of Executone is not relevant because it does not reflect Unistar's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.


      The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if Unistar had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of Unistar's future performance as an independent company.



                                   Summary Financial Data
                            Unistar Gaming Corp. and Subsidiary
                                        (Unaudited)




                                           Post-acquisition                                  Pre-acquisition
                             -----------------------------------------------        --------------------------------

                             Six months ended         Year ended December 31,              Year ended December 31,
                      June 30, 1998  June 30, 1997       1997       1996            1995 (a)       1994         1993
                      -------------  -------------       ----       ----            --------       ----         ----
Summary of Operations

Revenues              $         -  $         -      $         -  $         -          $         - $         -  $       -

Net Loss                 (413,000)    (474,138)        (810,187)    (755,582)          (2,607,495) (1,162,560)  (359,551)

Balance Sheet

Total Assets          $30,224,477  $21,079,226      $24,090,424  $18,158,022          $    84,303 $    27,708  $   1,876

Long-Term Debt            372,156      353,917          433,068            -                    -           -          -

Divisional
Control/
 Equity                26,116,921   19,815,836       22,744,494   17,081,807              (48,941)   (578,335)  (359,551)



(a)Executone acquired Unistar on December 19, 1995. Accordingly, the pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                            National Indian Lottery
                         Summary Financial Information



      Under the NIL Agreement, UniStar Entertainment has agreed to provide, design, development, financial and management services to the NIL. In return for these services, the NIL will pay UniStar Entertainment a fee equal to 30% of net profit during the five-year term ending January 2003. While the NIL has yet to make any profit distributions to Unistar, the following information represents the summary operating results for the first four quarters of the NIL's operations. This summary data should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements of the NIL and the related notes thereto included on pages F-20 to F-29.


                           Summary Operating Results
                            National Indian Lottery
                                  (Unaudited)


                                                 Three Months Ended
                       ----------------------------------------------------------------------------
                      June 30, 1998     March 31, 1998    December 31, 1997    September 30, 1997


Revenues               $ 3,570,368       $ 2,922,666        $ 1,253,975        $   537,645

Cost of Revenues
 (prizes awarded)        3,267,346         2,487,331          1,158,839            455,915
Gross Profit               303,022           435,335             95,136             81,730
Net Profit (Loss)      $(1,965,262)      $(1,218,798)       $(1,238,233)       $  (772,270)


                               Unistar Operations
                      Summary of Pro Forma Financial Data
                                  (Unaudited)


      The following unaudited summary pro forma financial data make adjustments to the historical balance sheet as if the Offering had occurred on June 30, 1998. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of Unistar may not reflect the future results of operations or financial condition of Unistar or the results of operations had Unistar been a separate independent company during such period.

                                                           June 30, 1998
                                                          ---------------

Balance Sheet Data

   Cash................................................    $  5,500,000
   Current Assets......................................       5,501,625
   Total Assets........................................      35,724,477
   Current Liabilities.................................               -
   Long-term debt......................................         372,156
   Stockholders' equity................................      33,179,106

                                  RISK FACTORS



      Readers should be aware of the following risk factors to which Unistar has been subject in the past, is currently and may in the future be subject, and that could materially adversely affect the performance of Unistar. Unistar also cautions readers that, in addition to the historical information included herein, this Proxy Statement/Prospectus includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Proxy Statement/Prospectus, the words "anticipate," "intend," "plan," "believe," "estimate," "future," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including, but not limited to, the following factors that could cause Unistar's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of Unistar.


Rights Valueless if Amendments are Not Approved by Executone Shareholders


      The exercisability of the Rights is contingent upon the approval of the Amendments by the shareholders of Executone. If the Amendments are not approved by the Executone shareholders, then the Offering will be terminated and the Rights will be valueless.



No Prior Market for Unistar Common Stock



      There is no current public market for Unistar Common Stock. Although it is anticipated that Unistar Common Stock will be listed with the [Nasdaq National Market], there can be no assurance that an active trading market for Unistar Common Stock will develop or be sustained following the Offering nor can there be any assurance as to the prices at which Unistar Common Stock will trade following the Offering.


Risk of Delisting from Nasdaq


      There can be no assurance that the Unistar Common Stock will continue to be included on the [Nasdaq National Market]. Failure to meet the listing requirements for the [Nasdaq National Market] or the Nasdaq SmallCap Market could result in the Unistar Common Stock being delisted from the Nasdaq Stock Market. If the Unistar Common Stock is delisted from trading on Nasdaq, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. and consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, Unistar Common Stock.


Risk that the Unistar Common Stock May Become Subject to the Penny Stock Regulations


      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock regulations adopted by the Securities and Exchange Commission (the "Commission"). A penny stock generally is any equity security with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of such security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. The penny stock regulations require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. If the Unistar Common Stock becomes subject to the penny stock regulations, investors in the Offering may find it more difficult to sell their securities.

Potential Volatility of Unistar Stock Price



      Until the Unistar Common Stock is fully distributed and an orderly market develops, the prices at which the Unistar Common Stock trades may fluctuate significantly. The Executone Board has estimated that Unistar will have an aggregate market value of $15 million to $20 million based on the recommendation of the Special Committee of the Executone Board, consisting of directors Stanley
M. Blau, Thurston R. Moore and Richard Rosenbloom (the "Special Committee"). This estimate of the aggregate market value would result in a market value per share of Unistar Common Stock ranging from $1.28 to $1.70 based on 11,756,351 shares of Unistar Common Stock estimated to be outstanding after the Offering. In estimating the market value of Unistar's shares, the Special Committee took into account the value of Unistar's various assets, the potential market for its products, the prices of other publicly-traded companies having similarities with Unistar and general market conditions. All of such factors are subject to change. In addition, the share prices of publicly-traded companies in the lottery services business vary greatly as a function of their large capital base and the importance of major, long-term governmental procurements to the success of their operations. There can be no assurance that the estimated value will have any relationship to the prices at which Unistar Common Stock will trade following the Offering. Prices for Unistar Common Stock will be determined in the trading markets, to the extent that such markets exist, and may be influenced by many factors, including the depth and liquidity of the market for Unistar Common Stock and investor perceptions of Unistar. In addition, there is no assurance that the combined prices of Unistar Common Stock and the Executone Common Stock following the Offering will be equal to or greater than the trading price of Executone Common Stock prior to the Offering.


      Because Executone shareholders generally may be obligated to pay Federal income taxes on the Rights, it is possible that there may be a larger number of sellers of Unistar Common Stock than buyers following the Offering due to the needs of stockholders to generate the cash necessary to make tax payments. This circumstance could also tend to depress the market price of Unistar Common Stock. See "FEDERAL INCOME TAX CONSEQUENCES."


No Assurance That Value of Unistar Common Stock at June 30, 1998, Will Reflect Market Prices Following the Offering


      The range of values of Unistar Common Stock (the "Range") estimated by the Executone Board in connection with the Offering only reflects an estimate of the likely range of fair market values of Unistar Common Stock as of June 30, 1998. The Range does not take into account changes occurring since June 30, 1998. The Range is also based on a number of judgments and assumptions and therefore no assurance can be given that the Range reflects the prices at which Unistar Common Stock will be traded on or following the Offering Date. See "THE OFFERING."



Pending Litigation That Could Have a Material Adverse Effect on Unistar and the NIL


      On September 14, 1998, the CDA, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of their counsel, Hunton & Williams, that the operation of the NIL is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar. As in the case of other pending actions, a decision in this proposed proceeding against the CDA and Unistar could ultimately result in the shutting down of the NIL's telephone and Internet lotteries. While this is a possible outcome, Unistar does not believe it to be the probable outcome. However, in the event that the NIL's activities are suspended, Unistar would have to reevaluate the extent of impairment of its intangibles, along with the write off of its reimbursable advances to the NIL, which could have a material adverse effect on Unistar's current business, financial position and results of operations.

      On October 16, 1995, the CDA filed an action entitled Coeur d'Alene Tribe
v. AT&T Corp. in the Tribal Court, located in Plummer, Idaho (Case No. C195-097): (i) requesting a ruling that the NIL is legal under the federal Indian Gaming Regulatory Act of 1988 ("IGRA"), that IGRA preempts state laws on the subject of Indian gaming, that Section 1084 is inapplicable and that therefore the states lack authority to issue Section 1084 notification letters to any long-distance carrier; and (ii) seeking an injunction preventing AT&T from refusing to provide telephone service to the NIL. This action was necessary because several long-distance network carriers had been sent Section 1084 letters by states opposed to the NIL. These letters state that the NIL is illegal under state and federal laws and prohibit the interstate telephone carriers from carrying "800 number" network traffic for the NIL. Although in January 1998 the CDA began to offer a weekly draw NIL for which tickets could be purchased over the telephone, it has done so using a local telephone number, meaning that the NIL's customers must pay toll charges for each call. The use of an "800" number for lottery ticket sales may not begin until resolution of this proceeding and agreement of a telephone network carrier to carry the telephone traffic of the NIL.


      On February 28, 1996, the Tribal Court ruled: (i) that all requirements of IGRA have been satisfied; (ii) that Section 1084 is inapplicable and the states lack jurisdiction to interfere with the NIL; and (iii) that AT&T cannot refuse service to the NIL based upon Section 1084, an allegation that the NIL is in violation of IGRA or the federal anti-lottery statutes. This ruling and a related order dated May 1, 1996 were subsequently appealed to the Tribal Appellate Court, which on July 2, 1997 affirmed the lower Tribal Court's May 1, 1996 ruling and analysis upholding the CDA's right to conduct the NIL telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment against the CDA in the U.S. District Court for the District of Idaho, to obtain a federal court ruling on the validity and enforceability of the Tribal Court ruling. The CDA has answered the complaint and filed a motion for partial summary judgment, which currently is pending. AT&T then filed a cross-motion for summary judgment. The attorneys general of nineteen states have been granted leave to submit a brief as amicus curiae in the case with respect to the Tribal Court's interpretation of IGRA. These matters are still pending.


      On May 28, 1997, the Attorney General of the State of Missouri brought an action in the Circuit Court of Jackson County, Missouri, against the CDA and UniStar Entertainment seeking to enjoin the NIL games offered by the CDA over the Internet and managed by UniStar Entertainment. The complaint also sought civil penalties, attorneys fees and court costs. The complaint alleges that the NIL violates Missouri anti-gambling laws and that the marketing of the games violates the Missouri Merchandising Practices Act. UniStar Entertainment and the CDA removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand back to the state court. The court also subsequently granted a motion to dismiss the CDA from this case based on sovereign immunity. The court preliminarily denied a motion to dismiss UniStar Entertainment based on sovereign immunity, although the court indicated it might reconsider that decision. UniStar Entertainment filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the CDA to the Eighth Circuit Court of Appeals.


      On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing federal case against UniStar Entertainment and the next day filed a new action against Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court. The State obtained a temporary restraining order from a state judge against Executone, UniStar Entertainment and two tribal officials enjoining the marketing of the NIL Internet and telephone lotteries in the State of Missouri. On February 5, 1998, the U.S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Coeur d'Alene Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to state court or, in the alternative, to seek a preliminary injunction. Both the Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending federal legislation.

      On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the NIL offered by the CDA on the Internet. The complaint alleges that the offering of the NIL violates Wisconsin anti-gambling laws and that legality of the NIL has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the CDA from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. The State of Wisconsin has appealed the dismissal of the CDA to the Seventh Circuit Court of Appeals. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.


      Executone and Unistar have been advised by their outside counsel, Hunton & Williams, that based upon such firm's review of the applicable statutes, regulations and case law, the operation of the NIL is legal and the CDA and UniStar Entertainment will likely prevail in the pending litigation. However, such opinion of counsel is not binding upon any court, government agency or other tribunal and is based upon limited precedental case law and existing statutes and regulations.


      UniStar Entertainment and the CDA believe that the NIL is legal and intend to defend the right of the CDA to offer the NIL on the Internet and via the telephone. Based on the outcome of the pending legal actions that UniStar Entertainment anticipates will occur, UniStar Entertainment does not believe the outcome of this litigation will have a material adverse effect on UniStar Entertainment's consolidated financial position, results of operations or liquidity. However, if the ultimate outcome of the litigation, particularly the Idaho case, were unfavorable to Unistar, or adverse legislation is enacted, such outcomes could have a material adverse effect on Unistar's current business, financial position and results of operations. In addition, the pending litigation, as well as other litigation that could be brought by states or others opposed to the NIL, could delay or suspend certain NIL operations. It is impossible at this time to predict the nature or extent of any delays or suspension of operations that might occur.


No Arm's-Length Negotiation of Related Agreements


      Unistar and Executone have entered into a number of agreements for the purpose of effecting the Offering and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Master Services Agreement and Tax Sharing Agreement (the "Related Agreements") described under "ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone in connection with its strategy to cause Unistar Common Stock to be offered to Executone shareholders in the Offering. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


No Assurance of Future Profitability of Unistar


      Unistar has generated no revenues through June 30, 1998. Unistar is in the development stage and its activities to date have been primarily related to the organization of the company, negotiating the NIL Agreement, and developing the business and gaming systems necessary to operating a national telephone lottery and the on-line US Lottery Internet site. Unistar expects to derive the majority of its near-term revenues from the net profits of the NIL. Although the NIL became operational in January 1998, it has yet to generate any net profits. There is no assurance that enough future revenues will be generated by, or that alternative sources of funding will be available to, Unistar to support the furtherance of its business plan or to meet its operating expenses.


Unistar Has Never Operated as an Independent Entity


      Unistar has never operated as a separate, independent entity, and has never operated as a public company. Management's ability to operate Unistar as a public company on a standalone basis, including Unistar's ability to obtain additional financing, will impact the performance of Unistar and ultimately the return on each stockholder's investment in Unistar.

Unavailability of Executone's Financial and Other Resources


      Prior to the Offering, Executone has provided all of Unistar's financial support. Executone has agreed to continue to provide financial support to Unistar until the Closing Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Share Exchange Agreement, dated August 12, 1998 (the "Exchange Agreement"), between Executone and Unistar and Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis K. Adler and Resource Holdings Ltd., the holders of the Executone Preferred Stock (the "Executone Preferred Holders"). Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. Unistar will also receive the proceeds of the Offering, estimated to be approximately $2.5 million. Following the Closing Date, however, Unistar will no longer be a wholly-owned subsidiary of Executone and, other than as herein provided, will no longer be able to rely on Executone for financial support. Unistar also will not be able to benefit from its relationship with Executone to obtain credit for the purpose of supporting its operations.



Dependence upon Key Personnel


      Unistar is dependent upon the ability and experience of its executive officers. Although Unistar currently has employment contracts with three of Unistar's executive officers, it does not maintain key man life insurance on the lives of such executive officers. The loss of the services of any or all of its executive officers or Unistar's inability in the future to attract and retain management and other key personnel could have a material adverse effect on Unistar.



Certain Antitakeover Effects of Certain Provisions of Unistar's Certificate of Incorporation and Unistar's Bylaws


      Certain provisions of Unistar's Amended and Restated Certificate of Incorporation (the "Unistar Certificate") and Unistar's Bylaws (the "Unistar Bylaws") may have the effect of making more difficult an acquisition of control of Unistar in a transaction not approved by the Board of Directors of Unistar (the "Unistar Board"). See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE , THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE." The Unistar Certificate would, in some circumstances, eliminate certain liabilities of Unistar directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."



Substantial Percentage Ownership of Unistar By Executone Preferred Holders


      Holders of approximately two-thirds of the Executone Preferred Stock have entered into the Exchange Agreement with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry M. Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Preferred Stock for the Amendments at any meetings, including the Meeting. The holders of approximately one-third of the Executone Preferred Stock have been unwilling to enter into the Exchange Agreement, requiring submission of the Amendments to the Executone shareholders in order to proceed with the Offering. As a result, the requisite vote needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group. Upon approval of the Amendments and the closing of the Offering, all of the outstanding shares of Executone Preferred Stock will be converted automatically into (i) shares of Unistar Common Stock, which shares (exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering), as of the Closing Date, will represent 15% of the outstanding shares of Unistar Common Stock (the "Original Issuance"); and (ii) all shares of Unistar Preferred Stock. No fractional shares of Unistar Common Stock or Unistar Preferred Stock shall be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the Unistar Preferred Stock into that number of shares of Unistar Common Stock (the "Underlying Shares") such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the Unistar Common Stock, including only the Original Issuance and the Underlying Shares. Further, Unistar Buying Group, LLC, which is owned by certain Executone Preferred Holders, has agreed to purchase all unsubscribed shares of Unistar Common Stock pursuant to the Standby Agreement. Thus, depending upon the number of Executone shareholders that exercise their Rights and whether the Executone Preferred Holders convert their Unistar Preferred Stock, Executone Preferred Holders could own a substantial percentage of Unistar.



Competition



      The development, licensing and management of gaming technology and the provision of gaming entertainment are highly competitive. The gaming market is served by state and nationally sponsored lotteries and by many domestic and foreign gaming companies, including several large land-based casino companies. A number of large, mature lottery services companies serve both the domestic and international markets. All these competitors have substantially more capital, and therefore broader based technology and marketing resources, than Unistar. Unistar also competes with other forms of leisure and entertainment activities for the public's disposable income.



Government Regulation and Legislation



      The gaming market is highly regulated and the competition to secure new contracts is often intense. Awards of government contracts to companies in the industry may be challenged by competitors. Further, investigations of various types, including grand jury investigations, conducted by governmental authorities into possible improprieties and wrongdoing in connection with efforts to obtain or the awarding of lottery contracts and related matters may also result. Such incidents could have a material adverse effect on Unistar's ability to carry out its business plan.


      The NIL developed and managed by UniStar Entertainment for the CDA is authorized under IGRA. In managing the NIL, UniStar Entertainment must observe all laws and regulations applicable to the NIL. IGRA established the jurisdictional and regulatory control for each class and created the National Indian Gaming Commission (the "NIGC") to enforce the provisions of IGRA. IGRA defines three classes of Indian gaming. Lotteries are defined as Class III gaming. Class III gaming is governed by the terms of the compact between the CDA and the state of Idaho and the rules and regulations of the NIGC. The NIL is also governed by the rules and policies promulgated by the Coeur d'Alene Tribal Council.


       In July 1998, the Senate passed an appropriations bill to fund the departments of Commerce, Justice and State for fiscal 1999, which included as an amendment a ban on Internet gaming offered by Senators John Kyl from Arizona and Richard Bryan from Nevada. The measure would have criminalized certain Internet gaming activities, but would have allowed states to create their own "closed loop" intrastate computer gambling networks. A similar bill was proposed in the House of Representatives. Both bills were in direct conflict with IGRA and arguably could make the NIL unlawful. Congress adjourned without enacting any version of this Internet gaming ban into law.


      Unistar is supporting efforts to include exceptions in any Internet gaming bill for gaming conducted by an Indian tribe that is authorized by IGRA. If legislation is signed into law that prohibits Internet gaming without such an exception, it would have a material adverse effect on Unistar's business as it relates to the NIL. However, Unistar believes that if the final legislation includes exceptions for states to create their own computer gambling networks, it will create opportunities for Unistar to service this potential market with ELTs, which are components of Unistar's Intranet System. See "BUSINESS AND PROPERTIES OF UNISTAR--Products--Intranet System."


Market Development Risks


      In addition to the legal risks, there are market risks associated with the development of Unistar's business. Although much has been learned through its experience with the NIL, Unistar's existing products have not been the subjects of extensive market exposure. All of Unistar's products currently in development are also products that employ new technologies and may not find sufficient customer or consumer support to become economically viable. The only executed contract under which Unistar may be able to generate revenues is the NIL Agreement. As of June 30, 1998, the registered customer base of the NIL (including the instant and the weekly games) was approximately 22,000 established accounts with about 4,200 active accounts. Due to advertising, professional fees and other startup costs, the NIL has yet to generate a net profit. Because Unistar's revenues from the NIL Agreement are a percentage of NIL profits, Unistar has not recognized any revenue as of June 30, 1998. Unistar believes that there is a viable market for the NIL based upon initial results, research into the experience of other lotteries and conditions in the overall lottery market within the United States. However, there can be no assurance that there will be broad-based acceptance of any or all of its telephone or Internet lottery products. In the event that (i) the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or (ii) the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there could be a material adverse effect on NIL operations and, accordingly, on Unistar.



Concentration in Single Industry



      Unistar's current operating strategy is to focus on lottery technologies and services. Although Unistar will seek to develop other lines of business from the existing lottery business, Unistar is subject to risks associated with concentrating on a single industry. Therefore, the adverse effect on Unistar's operating revenue resulting from an economic downturn in the gaming industry would be more pronounced than if Unistar had diversified its line of business.



No Assurance of Additional Contracts



      Although Unistar believes it is well positioned in the event that the state and national lotteries decide to sell their tickets over the Internet, by telephone or through networked ELTs, there can be no assurance that the state and national lotteries will sell their tickets by these methods or, if sold by these methods, that such lotteries will enter into contracts with Unistar to utilize the applications of the Systems. Further, Unistar currently is relying exclusively on the NIL Agreement the term of which ends in January 2003 for the generation of revenues. There can be no assurance that the NIL Agreement will be renewed after the expiration of its term or that the NIL Agreement will not be terminated in accordance with its terms during the term of the NIL Agreement.


Year 2000 Risks

      Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the year 2000 from the year 1900 (commonly referred to as the "Year 2000 Problem"). Unistar has tested its systems and believes them to be Year 2000 compliant and has completed a review of potential Year 2000 issues with its key data suppliers who have confirmed that they will be able to process Year 2000 transactions on a timely basis. There can be no assurance, however, that the computer systems and operations of Unistar or its data suppliers, vendors or other service providers will be Year 2000 compliant. In addition, Unistar does not have a contingency plan in place should an unforeseen failure occur. Given Unistar's heavy reliance on computer systems, the failure of Unistar or those with whom it has relationship to have Year 2000 compliant systems could have a material adverse effect on the NIL and on Unistar and its operations. See "Management's Discussion and Analysis of Financial Condition--Years Ended December 31, 1997, 1996 and 1995--Year 2000 Compliance."

Approval of the CDA


     The NIL Agreement requires written consent of the CDA to a change of 5% or more of the ownership of UniStar Entertainment, which may not be withheld unreasonably. Failure to obtain the CDA's consent to the Offering, which will change the ownership of Unistar, UniStar Entertainment's parent company, may constitute a material breach of the NIL Agreement, triggering a right on the part of the CDA to terminate the NIL Agreement. Because Unistar currently is relying exclusively on the NIL for the generation of revenues, such termination could have a material adverse effect on Unistar and its operations.

Limited Legal Remedies Available Under the NIL Agreement


      Pursuant to the NIL Agreement, any disputes that arise between Unistar and the CDA concerning interpretation of the NIL Agreement are subject to binding arbitration. Any dispute with respect to any consent or approval required by either party, which consent or approval may not be unreasonably withheld, is also subject to binding arbitration. As a federally recognized Indian tribe, the CDA has sovereign immunity from civil suits in U.S. federal and state courts. In the NIL Agreement, the CDA has waived its sovereign immunity only for the purposes of enforcing binding arbitration to resolve disputes under the NIL Agreement. In addition, any claim for money damages against the CDA is limited to the CDA's share of the net revenue from NIL operations and Unistar's unrecovered capital investment. Therefore, Unistar's legal remedies in the event of a dispute under the NIL Agreement are limited, which could have a material adverse effect on Unistar in the event of any such dispute.


                           EXECUTONE SPECIAL MEETING


Date, Time and Place, Record Date


      The Meeting will be held on __________, 1998, at ______, at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut, 06901. Holders of Executone Common Stock and Executone Preferred Stock on the Record Date are entitled to notice of and to vote at the Meeting.


Purposes of and Reasons for Meeting


      The purposes of the Meeting are (i) to consider and vote upon a proposal to approve and adopt Amendments to provide for the automatic conversion of the shares of Executone Preferred Stock into shares of Unistar Common Stock and Unistar Preferred Stock upon the occurrence of certain events, one of which would be the Offering contemplated herein; and (ii) to transact such other business as may properly come before the Meeting and any continuation or adjournment thereof. The Executone Preferred Stock was created as part of the Acquisition to ensure that certain stockholders of Unistar would be able to participate in Unistar's growth, if any, following the Acquisition. Currently, the Articles of Incorporation provide for the automatic conversion of the Executone Preferred Stock into shares of Executone Common Stock upon the occurrence of certain events, including the Offering. Were the current Articles of Incorporation to be in effect upon occurrence of the Offering, each share of Executone Series A Preferred Stock would be converted into 19.17 shares of Executone Common Stock and each share of Executone Series B Preferred Stock would be converted into 83.75 shares of Executone Common Stock (which amounts cumulatively would represent approximately 21% of the issued and outstanding capital stock of Executone). Because Unistar will be an entity independent of Executone following the closing of the Offering, the Executone Board believes that the Amendments are in keeping with the intent of the Executone Preferred Stock and are in the best interests of the holders of the Executone Common Stock. There are no arrears in dividends with respect to the outstanding Executone Preferred Stock.


Description of Conversion of Securities Upon Approval of the Amendments


      Holders of approximately two-thirds of the Executone Preferred Stock have entered into the Exchange Agreement with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry M. Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Preferred Stock for the Amendments at any meetings, including the Meeting. The holders of approximately one-third of the Executone Preferred Stock have been unwilling to enter into the Exchange Agreement, requiring submission of the Amendments to the Executone shareholders in order to proceed with the Offering. As a result, the requisite vote needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group. Upon approval of the Amendments and the closing of the Offering, all of the outstanding shares of Executone Preferred Stock will be converted automatically into: (i) shares of Unistar Common Stock, which shares (exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering), as of the Closing Date, will represent 15% of the Original Issuance; and (ii) all shares of Unistar Preferred Stock. No fractional shares of Unistar Common Stock or Unistar Preferred Stock shall be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the Unistar Preferred Stock into the Underlying Shares such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the Unistar Common Stock, including only the Original Issuance and the Underlying Shares. Further, Unistar Buying Group, LLC, which is owned by certain Executone Preferred Holders, has agreed to purchase all unsubscribed shares of Unistar Common Stock pursuant to the Standby Agreement. Thus, depending upon the number of Executone shareholders that exercise their Rights and whether the Executone Preferred Holders convert their Unistar Preferred Stock, Executone Preferred Holders could own a substantial percentage of Unistar.


Voting Rights


      As of the Record Date, there were outstanding a total of _________ shares Executone Common Stock, ______ shares of Executone Series A Preferred Stock, and ______ shares of Executone Series B Stock. The Executone Common Stock, the Executone Series A Preferred Stock and the Executone Series B Preferred Stock are the only classes of securities of Executone entitled to vote at the Meeting and each outstanding share of each class has one vote. A majority of the total number of shares of Executone Common Stock and Executone Preferred Stock outstanding and entitled to vote as of ______, 1998, or ______ shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only holders of record of Executone Common Stock and Executone Preferred Stock as of the close of business on the Record Date will be entitled to vote at the Meeting. Approval of the Amendments requires the affirmative vote of (i) a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group (with each shareholder of record being entitled to one vote for each share of Executone Common Stock and Executone Preferred Stock held) and (ii) the holders of two-thirds of the shares of the Executone Series A Preferred Stock and the Executone Series B Preferred Stock, each voting as a separate group (with each shareholder of record being entitled to one vote for each share of Executone Preferred Stock held). Abstentions and shares held in street name that are not voted with respect to the Amendments will have the same effect as a negative vote. Holders of approximately two-thirds of the Executone Preferred Stock have entered into the Exchange Agreement with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Preferred Stock for the Amendments at any meetings, including the Meeting. The holders of approximately one-third of the Executone Preferred Stock have been unwilling to enter into the Exchange Agreement, requiring submission of the Amendments to the Executone shareholders in order to proceed with the Offering. As a result, the requisite vote still needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group.


Revocability of Proxies


      A proxy may be revoked at any time before it is exercised by: (i) written notice to such effect received by Executone; (ii) submitting a subsequently dated proxy; or (iii) attending the Meeting and voting in person.


Solicitation of Proxies


      The cost of solicitation of proxies will be borne by Executone. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Executone. _____________ has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. Executone will pay that firm $________ for its services and reimburse its out-of-pocket expenses.


Board of Directors Recommendation


      THE EXECUTONE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENTS.

                                  THE OFFERING


Purposes of and Reasons for the Offering


      Although the Offering is essentially an initial public offering directed to Executone shareholders, Executone and Unistar believe that the Offering provides several advantages over a traditional initial public offering. Executone and Unistar believe that the Offering gives Unistar the opportunity to offer Unistar Common Stock to investors who, as Executone shareholders, already have some knowledge of the business of Unistar, to distribute the securities to a broader shareholder base and to minimize costly underwriting discounts and commissions. In addition, Executone and Unistar prefer the Offering to a traditional initial public offering because it affords the Executone shareholders the opportunity to purchase shares of Unistar Common Stock at a nominal Subscription Price, while recognizing the current cash needs of Unistar as an independent company. The structure of the Offering will permit those Executone shareholders who choose to participate to invest in Unistar at a price that is estimated to represent a substantial discount from the estimated market value. Executone and Unistar believe, however, that the structure of the Offering also affords those Executone shareholders who do not choose to make a further investment in Unistar an opportunity to sell their Rights, at a price determined by the market to represent the value of the historical investment by the Executone shareholders in the Unistar business as a separate operating entity.


Conditions to the Offering


      The Offering is conditioned upon the approval by the Executone shareholders of the Amendments. The Offering also is subject to a number of conditions contained in the Reorganization Agreement, including (i) the Unistar Common Stock shall have been approved for listing on the [Nasdaq National Market] subject to official notice of issuance; (ii) the Unistar Board shall have adopted the Unistar Certificate and Unistar Bylaws and the Unistar Certificate and Unistar Bylaws shall be in effect; and (iii) the Registration Statement on Form S-1 (together with any amendments hereto, the "Registration Statement") shall have been declared by the Commission or become effective under the Securities Act. See "ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING--Reorganization Agreement." In addition, the Offering is conditioned upon the approval of the CDA. The NIL Agreement provides that any change or changes that separately or cumulatively result in a change of 5% or more of the ownership of UniStar Entertainment shall require the advance written approval of the CDA, which approval shall not be unreasonably withheld. Any of the conditions to the Offering may be waived, at any time prior to the Closing Date, for any reason, in the sole discretion of the Executone Board.


Determination of Subscription Price


      The structure of the Offering will permit those Executone shareholders who choose to participate in the Offering to invest in Unistar at the Subscription Price, which is estimated to represent a substantial discount from the estimated market value. Such structure affords the Executone shareholders the opportunity to purchase shares of Unistar Common Stock at a nominal Subscription Price, while recognizing the initial cash needs of Unistar as an independent company. The Executone Board has estimated, as of June 30, 1998, that, after the Unistar Common Stock is fully distributed and an orderly market develops, Unistar will have an aggregate market value of $15 million to $20 million, based on the recommendation of the Special Committee. This estimate of the aggregate market value would result in a market value per share of Unistar Common Stock ranging from $1.28 to $1.70 based on 11,756,351 shares of Unistar Common Stock estimated to be outstanding after the Offering. There can be no assurance that the estimated value will have any relationship to the prices at which Unistar Common Stock will trade following the Offering.



Exercise of the Rights



      Beneficial holders of Executone Common Stock or their nominees will receive Rights based upon the number of shares held by each Holder individually. Subject to the approval of the Amendments by the Executone shareholders at the Meeting, until ______________, 1998, each Holder may purchase one share of Unistar Common Stock at the Subscription Price for each five Rights, or the Holder may sell the Rights in the market. Unistar will not issue any fractional shares in the Offering. Each Holder should consult with an investment advisor.

      A Holder may exercise Rights at any time during the Exercise Period beginning on _________, 1998, and ending at 5:00 p.m., New York City time, on the Expiration Date. A Holder may exercise the Rights by completing and signing the election to purchase form that appears on the back of each Rights certificate (each, an "Election Form"). The Holder must send the completed and signed form, along with payment in full of the Subscription Price for all shares that such Holder wishes to purchase to American Stock Transfer and Trust Company (the "Rights Agent"). The Rights Agent must receive these documents and the payment by 5:00 p.m. on the Expiration Date. Unistar will not honor the exercise of Rights received by the Rights Agent after the Expiration Date.


      After the Expiration Date, a Holder will not be able to exercise or transfer the Rights and all unexercised Rights will be worthless. Unistar will not honor any Rights received for exercise by the Rights Agent after the Expiration Date, regardless of when such Rights were sent to the Holder for exercise.


      Unistar will, however, accept an exercise if the Rights Agent has received full payment of the Subscription Price for shares to be purchased through the exercise of Rights, and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange , the National Association of Securities Dealers, Inc. or the American Stock Exchange setting forth the Holder's name, address and taxpayer identification number, the number of shares the Holder wishes to purchase, and guaranteeing that a properly completed and signed Election Form will be delivered to the Rights Agent by 5:00 p.m. on _________________, 1998. If the properly executed documents are not received by 5:00 p.m. on _______________, 1998, the subscriptions will not be accepted.



      To ensure timely delivery, each Holder should deliver Rights to the Rights Agent by overnight or express mail courier or registered mail. To exercise the Rights, the Holder should mail or deliver the Rights and payment for the Subscription Price to the Rights Agent as follows:


By Mail:                    By Hand:                    By Overnight Courier:
--------------------------  -------------------------   ------------------------

American Stock Transfer &   American Stock Transfer &   American Stock Transfer
Trust Company               Trust Company               Trust Company
40 Wall Trust               40 Wall Street, 46th Floor  40 Wall Street, 46th Floor
New York, New York 10005    New York, New York 10005    New York, New York 10005


      The Subscription Price must be paid in U.S. dollars by cash, check or money order payable to the "Unistar Escrow Account." Until the Offering is closed, each Holder's payment will be held in escrow by __________________, who will serve as the escrow agent of the Unistar Escrow Account.



      The Rights Agent will issue certificates to each Holder representing the Unistar Common Stock purchased through the exercise of Rights by ____________, 1998, the Closing Date. Until such date, the Rights Agent will hold all funds received in payment of the Subscription Price in escrow and will not deliver any funds to Unistar until the shares of Unistar Common Stock have been issued.


      A broker or depository that holds Executone Common Stock for the account of others and that receives Rights certificates for the account of more than one beneficial owner should provide copies of this Proxy Statement/ Prospectus to the beneficial owners and carry out their intentions as to the exercise or transfer of their Rights.



      Executone will decide all questions as to the validity, form, eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions) and acceptance of Election Forms. Executone will not accept any alternative, conditional or contingent exercises and reserves the absolute right to reject any exercise not properly submitted. In addition, Executone may reject any exercise if the acceptance of the exercise would be unlawful. Executone also may waive any irregularities or conditions in the exercise of shares of Unistar Common Stock, and its interpretations of the terms and conditions of the Offering shall be final and binding.

      Each Holder given notice of a defect in its exercise will have five business days after the giving of notice to correct it. The Holder will not, however, be allowed to cure any defect later than _____________, 1998. Executone is not obligated to give a Holder notification of exercise defects and will not consider an exercise to be made until all defects have been cured or waived. If an exercise is rejected, the payment of the Subscription Price will be promptly returned by the Rights Agent.


Transfer of the Rights



      A Holder may transfer all or a portion of his, her or its Rights by endorsing and delivering to the Rights Agent its Rights certificate. The Holder must properly endorse the certificate for transfer, the signature must be guaranteed by a bank or securities broker and the certificate must be accompanied by instructions to reissue the Rights in the name of the person purchasing the Rights. The Rights Agent will reissue certificates for the transferred Rights to the purchaser, and will reissue a certificate for the balance, if any, to such Holder if it is able to do so before the Expiration Date. The Holder will be responsible for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of its Rights. Unistar believes that a market for the Rights may develop during the Exercise Period. To facilitate the market, Unistar has received approval from the [Nasdaq National Market] to have the Rights listed for the period _______, 1998 through ________, 1998. Unistar has reserved ____________ as the symbol under which the Rights will trade. Any questions regarding the transfer of Rights should be directed to ____________________ at American Stock Transfer and Trust Company, Attention:
_________________, telephone number _________________.



Additional Information



      If a Holder wishes to receive additional copies of this Proxy Statement/Prospectus or additional information concerning the Offering, the Holder should contact ___________________ at ______________________, telephone number _________________.



Unsubscribed Shares of Unistar Common Stock


      Pursuant to the Standby Agreement, Unistar Buying Group, LLC, will purchase any shares of Unistar Common Stock that are not subscribed for at the end of the Exercise Period at the Subscription Price.

                        FEDERAL INCOME TAX CONSEQUENCES



      The following is a summary of material federal income tax consequences of the proposed transactions to Executone shareholders. The legal conclusions set forth in this summary are based on the advice of Hunton & Williams, counsel to Executone and Unistar. This summary does not address all tax consequences that may apply to a shareholder, nor does it address tax consequences to (i) persons that do not hold shares of Executone Common Stock as capital assets, (ii) persons that may be subject to special treatment under United States federal income tax law, such as insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities, or (iii) persons that are not citizens or residents of the United States. This summary is based on current law, which is subject to change at any time. A change in law could be retroactive and could cause the federal income tax consequences to vary substantially from those described below.


      HOLDERS OF EXECUTONE STOCK ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.



Issuance of Rights to Holders of Executone Common Stock



      Based on a ruling of the Internal Revenue Service (the "IRS") regarding a substantially similar transaction, the issuance of the Rights should be treated for federal income tax purposes as if the Rights had been issued to Executone and then distributed to the holders of Executone Common Stock. Accordingly, each holder of Executone Common Stock should be treated as receiving from Executone a distribution in an amount equal to the fair market value, as of the "distribution date," of the Rights issued to the shareholder. An Executone shareholder's basis in such Rights will equal such fair market value.


      The distribution date of the Rights to holders of Executone Common Stock is not clear. Because exercisability of the Rights is contingent upon shareholder approval of the Amendments, it is likely that no distribution will be deemed to occur until (and unless) the shareholders approve the Amendments. It is possible, however, that the distribution will be deemed to occur on the date of issuance of the Rights.


      The amount deemed distributed to a holder of Executone Common Stock will be taxable as a dividend to the extent it is distributed from Executone's "earnings and profits," as computed for federal income tax purposes. Executone believes that it had no accumulated earnings and profits at the end of 1997. In that case, the distribution of Rights will be taxable as a dividend to the extent the distribution (plus any other distributions made by Executone to its shareholders in 1998) does not exceed Executone's earnings and profits for 1998, determined without regard to any deficit in earnings and profits existing at the end of 1997. To the extent the distribution of Rights is not from Executone's earnings and profits and therefore is not taxable as a dividend, the distribution will reduce (but not below zero) a shareholder's basis in the Executone Common Stock on which Rights are deemed distributed. If the non-dividend portion of the distribution exceeds the basis of such Executone Common Stock, the excess will be taxable as gain from the sale of the stock.


      The fair market value of the Rights on the distribution date (and therefore the amount deemed distributed by Executone) likely will not be known until the Amendments have been approved by the shareholders. In addition, the amount of Executone's earnings and profits will not be known until 1998 has ended. In early 1999, Executone is to report to the IRS and to each record holder of Executone Common Stock except those exempt from information reporting:
(i) the total amount distributed to the shareholder in 1998 and (ii) the portion of such amount that is taxable as a dividend. For such reporting purposes, Executone intends to treat the date of shareholder approval of the Amendments as the distribution date for the Rights.

Exercise of Rights

      A Holder will not recognize gain or loss upon the exercise of Rights. The basis in shares of Unistar Common Stock acquired through the exercise of Rights will equal the sum of the exercise price plus the Holder's basis in the Rights exercised. The holding period for shares of Unistar Common Stock acquired through the exercise of Rights will begin on the date the Rights are exercised.


Sale or Expiration of Rights



      Upon a sale of Rights by a holder of Executone Common Stock, the seller generally will recognize short-term capital gain or loss equal to the difference between the amount realized for the Rights and the Holder's basis in the Rights. If, however, a holder of Executone Common Stock sells Rights before the shareholders have approved the Amendments, the entire amount realized on the sale probably will be taxable as ordinary income. If Rights are never exercised and therefore expire, the Holder of such expired Rights will recognize short-term capital loss equal to the amount of the Holder's basis (if any) in the Rights on the Expiration Date.


Consequences to Holders of Executone Preferred Stock

      The exchange of Executone Preferred Stock for shares of Unistar Common Stock and Unistar Preferred Stock will be a taxable transaction. A holder of Executone Preferred Stock generally will recognize gain or loss equal to the difference between the holder's federal income tax basis in the Executone Preferred Stock and the fair market value of the shares of Unistar Common Stock and Unistar Preferred Stock received in exchange. If shares of Unistar Common Stock become purchasable by Unistar Buying Group, LLC pursuant to the Standby Agreement, holders of Executone Preferred Stock that are owners of Unistar Buying Group, LLC might recognize additional gain or other income. Holders of Executone Preferred Stock should consult their own tax advisors to determine the tax consequences of the proposed transactions to them.


Effect of Proposed Transactions on Use of Net Operating Losses


      Executone has net operating loss carryovers ("NOLs"), which totaled approximately $60.5 million at the end of 1997. If there were to be a change in the ownership of more than 50% in value of the Executone stock over any 36-month period, subsequent use of the NOLs could be limited under section 382 of the Internal Revenue Code. The proposed transactions, combined with changes in ownership of Executone stock within the preceding 36 months, is not expected to cause an ownership change that would limit Executone's future use of its NOLs. The proposed transactions, however, would produce a significant change in ownership of Executone stock and, therefore, would increase the possibility that subsequent changes in the ownership of Executone stock could result in a total ownership change of more than 50%.

      Unistar also has NOLs, which totaled approximately $2.3 million at the end of 1997. The proposed transactions might result in an ownership change that would limit Unistar's future use of its NOLs. For financial accounting purposes, Unistar's NOLs are not reflected as a net asset, because a valuation allowance has been provided for the entire, potential deferred tax asset relating to the NOLs.


                                USE OF PROCEEDS


      Unistar intends to use the net proceeds of this Offering to continue product development, for working capital and for general corporate purposes. Unistar believes that the net proceeds from the sale of the Unistar Common Stock offered hereby, together with its current cash balances and amounts received from Executone pursuant to the Exchange Agreement, will be sufficient to fund its development and operating requirements for at least one year from receipt of the proceeds. Pending such uses, the net proceeds of the Offering will be invested in short-term, investment-grade, interest-bearing securities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Years Ended December 31, 1997, 1996 and 1995--Liquidity and Capital Resources."



                                  THE COMPANY



      Unistar began operations in 1993 and was acquired by Executone on December 19, 1995. Unistar develops, provides and maintains telephone, Internet and enterprise communications, accounting, database and other applications and services for use by the governmental lottery market. Its principal objective has been to develop a new generation of lottery technology by anticipating the impact that recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them. Unistar is the first to develop a secure, integrated telephone and Internet lottery gaming system, which has been successfully placed in operation on behalf of a governmental unit. The Systems support both periodic draw lottery games, providing pari-mutuel outcomes based on the number of participants in the pool, and instant games, based on the random distribution of predetermined outcomes within a pool of certain size.

      Unistar has developed the Systems to provide secure electronic production, delivery, validation, billing and accounting for lottery games. The Systems are configurable, which allows the addition, deletion and substitution of games offered. Tickets may be purchased at the lottery operations center using a telephone connected through the public telephone network, a personal computer connected via the Internet or a customer designed ELT connected via an LAN. Unistar is pursuing the sale or license of the Systems and its related technologies worldwide primarily to domestic and international state and national lotteries and other potential customers.


      The NIL is the first client to install and operate a configuration of one of the Systems. The NIL is conducted by the CDA under a compact with the State of Idaho. UniStar Entertainment has entered into the NIL Agreement ending January 2003 to provide services and systems for the NIL, including development and management of the software, network design and call center applications for the NIL's operations. In return for providing these systems and services, the CDA has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the NIL. The NIL has been in operation since January 1998 and is expected to become profitable in 1999. In an attempt to block the NIL, certain states issued letters under Section 1084 to prevent the long-distance carriers from providing toll-free telephone service to the NIL and the States of Missouri and Wisconsin have filed suit against the NIL. See "RISK FACTORS-Pending Litigation That Could Have a Material Adverse Effect on Unistar and the NIL." Unistar has proposed to the CDA a renegotiation of the NIL Agreement. See "BUSINESS AND PROPERTIES OF UNISTAR--The National Indian Lottery--Renegotiation of the NIL Agreement."


      Unistar is also evaluating and, in certain instances, beginning the development of, additional applications of its technologies and services for the lottery and non-gaming market. These include the Intranet System, emergency ticket vending support systems, telephone and Internet based product promotions, tournament games and other applications. See "BUSINESS AND PROPERTIES OF UNISTAR-Products."


      Unistar's principal executive offices are currently located at Executone's headquarters at 478 Wheelers Farms Road, Milford, Connecticut 06460 and its telephone number is 203-876-7600.



                              DISTRIBUTION POLICY


      Unistar currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on Unistar's results of operations and financial condition and on such other factors as the Unistar may, in its discretion, consider relevant.

                                 CAPITALIZATION


      The following table sets forth the unaudited historical and pro forma capitalization of Unistar as of June 30, 1998, assuming the closing of the Offering at that date.


      The table should be read in conjunction with Unistar's financial statements and the notes thereto and the unaudited pro forma consolidated financial information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of Unistar in the future.

                                                   June 30, 1998
                                                    (Unaudited)
                                   ---------------------------------------------
                                    Historical     Adjustments       Pro Forma
                                   -------------  ---------------  -------------

Stockholders' Equity:
Investment in Unistar            $ 28,095,688    $ (28,095,688)    $         -
Common Stock of $.01
par value
   Authorized 25,000,000
    shares;
   Issued and Outstanding
    11,700,000 shares                       -          117,000         117,000
Preferred Stock of $.01
par value
   Authorized 1,000,000
    shares;
   Issued and Outstanding
    75,000 shares                           -              750             750
Additional Paid-in Capital                  -       35,040,123      35,040,123
Accumulated Deficit                (1,978,767)               -      (1,978,767)
                            -----------------     -------------    -----------

   Total Stockholders' Equity      26,116,921        7,062,185      33,179,106
                                --------------    -------------    -----------
   Total Capitalization          $ 26,116,921    $   7,062,185     $33,179,106
                               ===============   ==============    ===========

                               UNISTAR OPERATIONS
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



      The following unaudited Pro Forma Consolidated Balance Sheet of Unistar as of June 30, 1998 has been prepared pursuant to the Reorganization Agreement as if the Offering had closed as of the period indicated. The accounting for this transfer of assets and liabilities will be reflected at their historical carrying value. The basis for using such accounting is that the transaction substantially represents a pro rata distribution of Unistar Common Stock to the holders Executone Common Stock.



      The unaudited Pro Forma Consolidated Balance Sheet has been prepared as if the transactions had occurred on June 30, 1998. A pro forma income statement has not been presented, since the transaction would not materially change the historical cost basis income statement. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of June 30, 1998 or results that may be obtained in the future.


      The pro forma adjustments, as described in the Notes to the Pro Forma Consolidated Balance Sheet, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Information should be read in conjunction with Unistar's financial statements and the notes thereto. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the other financial information included elsewhere herein.

                      Unistar Gaming Corp. and Subsidiary
                      Consolidated Pro Forma Balance Sheet
                                  (Unaudited)


                                                              Pro Forma         Pro Forma
                                               June 30, 1998  Adjustments     June 30, 1998
                                               -----------   ------------     -------------

ASSETS

Current Assets                                $      1,625   $  5,500,000 (a)  $ 5,501,625
Property & Equipment, net                        3,915,000              -        3,915,000
Intangible Assets                               13,002,580              -       13,002,580
Advances to NIL                                 10,995,187              -       10,995,187
Investment in IGT                                  700,000              -          700,000
Other Assets                                     1,610,085              -        1,610,085
                                               -----------   ------------     ------------
            TOTAL ASSETS                      $ 30,224,477   $  5,500,000      $35,724,477

LIABILITIES AND DIVISIONAL
CONTROL/STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
    Current portion of capital lease
     obligations                              $    115,336   $   (115,336)(a)            -
    Accounts payable and accrued
liabilities                                      1,446,849     (1,446,849)(a)            -
                                               -----------   ------------     ------------
                                                 1,562,185     (1,562,185)               -



Deferred Income                                  2,173,215              -        2,173,215
Capital Lease Obligations                          372,156              -          372,156
                                               -----------   ------------     ------------

           TOTAL LIABILITIES                     4,107,556     (1,562,185)       2,545,371

DIVISIONAL CONTROL/STOCKHOLDERS' EQUITY                                                                           )
Investment in UniStar                           28,095,688    (28,095,688)(b)            -
Common Stock                                             -        117,000 (b)      117,000
Preferred Stock                                          -            750 (b)          750

Additional Paid in Capital                               -     35,040,123 (a,b) 35,040,123
Accumulated Deficit                             (1,978,767)             -       (1,978,767)
                                               -----------  -------------     ------------
         TOTAL DIVISIONAL
           CONTROL/STOCKHOLDERS' EQUITY         26,116,921      7,062,185       33,179,106
                                               -----------  -------------     ------------

         TOTAL LIABILITIES AND DIVISIONAL
           CONTROL/STOCKHOLDERS' EQUITY       $ 30,224,477   $  5,500,000      $35,724,477
                                               ===========  =============     ============

                      Unistar Gaming Corp. and Subsidiary
                        Notes to Pro Forma Balance Sheet
                                 June 30, 1998
                                  (Unaudited)


(a)Pursuant to the terms of the Exchange Agreement, Executone will provide to Unistar, at the Closing Date, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, up to a maximum of $500,000. The pro forma cash adjustment also includes approximately $2.5 million in anticipated proceeds from the Offering. The estimated proceeds are based upon the issuance of rights equal to Executone's outstanding common shares of 49,964,492 as of September 30, 1998, a conversion ratio of five Rights to purchase one share of Unistar Common Stock, and a $.25 exercise price for each share.


   Executone has also agreed to continue to provide financial support to Unistar until the Closing Date, which will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Such amounts have not been reflected in the pro forma balance sheet since had the transaction been consummated as of June 30, 1998, these expenses would not have been incurred.

(b)Unistar has historically operated as a division of Executone. As a result of the transactions, Unistar will be a separate corporate entity. This entry reflects Unistar's new equity accounts.

                               UNISTAR OPERATIONS
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION



      The following selected financial data of Unistar should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-19.


      Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL (See Notes 3 and 4 on pages F-8 and F-10, and Note 6 on page F-19), all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition.


      In addition, the Statement of Cash Flows ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a non-cash transaction, there was no Unistar activity from December 19, 1995 through December 31, 1995. The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.



      The capital structure that has existed prior to the Closing Date when Unistar's business operated as part of Executone is not relevant because it does not reflect Unistar's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.


      The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if Unistar had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of Unistar's future performance as an independent company.


                            Selected Financial Data
                      Unistar Gaming Corp. and Subsidiary
                                  (Unaudited)





                                           Post-acquisition                                  Pre-acquisition
                             -----------------------------------------------        --------------------------------

                             Six months ended         Year ended December 31,              Year ended December 31,
                             ----------------         -----------------------              -----------------------
                      June 30, 1998  June 30, 1997       1997       1996            1995 (a)       1994         1993
                      -------------  -------------       ----       ----            --------       ----         ----



Summary of Operations

Revenues               $        -     $       -    $         - $         -         $    -         $         -  $       -

Net Loss                 (413,000)     (474,138)      (810,187)   (755,582)         (2,607,495)    (1,162,560)  (359,551)

Balance Sheet

Total Assets          $30,224,477   $21,079,226    $24,090,424 $18,158,022              84,303    $    27,708  $   1,876

Long-Term Debt            372,156       353,917        433,068           -                   -              -          -

Divisional
Control/
  Equity               26,116,921    19,815,836     22,744,494  17,081,807             (48,941)      (578,335)  (359,551)


(a)Executone acquired Unistar on December 19, 1995. Accordingly, the pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



      The following Management's Discussion and Analysis should be read in conjunction with the financial statements on pages F-1 to F-29 and the Forward-Looking Statements on page 35. The audited financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Unistar in the future or had it operated as a separate independent company during the periods presented. The audited financial statements included herein do not reflect any changes that may occur in the financing and operations of Unistar as a result of the Offering. All references to Unistar throughout this section include Unistar Gaming Corp. and its wholly-owned subsidiary, UniStar Entertainment, Inc.


Introduction

      On December 19, 1995, Executone acquired 100% of the Unistar Common Stock for Executone Common Stock and Executone Preferred Stock with a combined value of $12.7 million. Under the NIL Agreement, UniStar Entertainment provides design, development, financial and management services to the NIL. The NIL Agreement was approved in January 1995 by the NIGC and is authorized by federal law and a compact between the State of Idaho and the CDA. The NIL encompasses a telephone lottery and an on-line US Lottery Internet site. In return for these services, the NIL will pay UniStar Entertainment a fee equal to 30% of net profits during the five-year term ending January 2003. Net profits are defined as gross revenues of the NIL, less amounts paid for prizes and total gaming related operating expenses. The remaining 70% of net profits will be paid to the CDA. As of September 30, 1998, the NIL is not yet profitable. Unistar believes that the Lottery will become profitable in the first half of 1999 and that at such time Unistar will begin collecting its cash advances. Unistar estimates the advance will be fully repaid and it will start collecting its fee in early 2000.

      In accordance with the NIL Agreement, Unistar was responsible for providing certain operating capital to fund the development of the NIL, including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures, which have already been made, are not reimbursable to Unistar. Any sums advanced above the $8.5 million requirement are recorded as advances to the NIL from Unistar and will be reimbursed to Unistar from NIL net profits. In addition, Unistar is required to make a guaranteed monthly advance of $25,000 to the CDA, which began in 1995 under the previous owners, and will be reimbursed when the NIL is making profit distributions to Unistar. This advance is not included in the total expenditures used to calculate expenditures in excess of the $8.5 million expenditure threshold. There is no time limit in the NIL Agreement on the reimbursement of expenses or the CDA advances and such reimbursement will be paid out of the first net profits generated by the NIL. There will not be reimbursement, however, if and to the extent that there are not sufficient net profits of the NIL to effect such reimbursement.



Years Ended December 31, 1997, 1996 and 1995



      Results of Operations. Unistar did not generate any revenues during 1997, 1996 or 1995 because the NIL was not profitable. Although the NIL became fully operational in January 1998, it has yet to generate quarterly net profits and therefore Unistar, which receives revenues only from the net profits of the NIL, has generated no revenues through June 30, 1998.


      Operating expenses for 1997 and 1996 were far lower than the 1995 levels. As previously noted, the 1995 operating expenses include legal, consulting and other fees and expenses that, in 1997 and 1996, were charged to the NIL and reflected on the balance sheet as Advances to NIL. These expenditures will be reimbursed to Unistar from NIL net profits. Operating expenses for 1997 and 1996 consist primarily of payroll and related costs, recruiting expenses and other miscellaneous professional fees. The increase in payroll and related costs is primarily due to increased headcount. Selling, general and administrative expenses decreased primarily due to a reduction in recruiting charges and other professional fees. Unistar was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997, which are included in other selling, general and administrative expenses. Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. Shared activity expenses are chargeable to the NIL for future reimbursement to Unistar, in accordance with the NIL Agreement. During 1997, $366,677 of such charges were recorded as Advances to NIL, which are to be reimbursed to Unistar out of future NIL profits. These expenses were charged as Unistar expenses during the same period in 1996.

      Unistar has not recorded a tax benefit for its losses for the years ended December 31, 1997, 1996 and 1995. Based upon a lack of historical earnings and given that Unistar has only generated taxable losses since its inception, it is more likely than not that Unistar will not be able to utilize such tax benefits.



      Liquidity and Capital Resources. The discussion below details Unistar's cash flows from operating, investing and financing activities. To date, Unistar has not generated cash from its operating activities. As previously noted, it has not generated revenue and has used cash to fund its current expenses and liabilities. The remainder of Unistar's cash usage relates to the investment activities, detailed below, which primarily comprise expenditures for Unistar's capital requirements, along with the operating and capital requirements of the NIL. Since Unistar has not generated cash to date, its financing activities consist of funding from Executone.



                             1997          1996
                          -----------   -----------
Unistar Operating
  Activities              $  807,679     $1,256,015
Unistar Investing
Activities
Gaming and Business
Systems                    2,326,612        501,098
Distributions to the CDA     300,000        325,000
Investment in IGT                 --        700,000
Pre-Acquisition
  Liabilities                260,245      1,639,330
NIL - Operations           1,811,708        342,587
NIL - Building Cost          848,928        223,726
Other                         47,128             --

                           5,594,621      3,731,741


Capital Lease Obligations     70,574
Cash Distributed by
  Executone                       --        (73,946)
                          ----------      ---------
Funding from Executone    $6,472,874     $4,913,810



      The previous owners of Unistar advanced $4.2 million to fund Unistar operating activities and for capital and other contributions.



      Funding of Unistar operations decreased $448,336 in 1997 compared to 1996 primarily due to the 1996 repayment of current liabilities accrued with the purchase of Unistar at the end of 1995.


      The development of the gaming and business software systems for the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, resulted in funding of $2.3 million during 1997. This was an increase of $1.8 million over the 1996 spending level. No expenditures on these systems were made prior to the acquisition. Expenditures increased in 1997 as the NIL launched the test-marketing of its Internet System games in May 1997 and the draw lottery game in January 1998. As of December 31, 1997, these systems are all assets of Unistar and are classified in "Other Assets" on the Consolidated Balance Sheets. On January 1, 1998, these expenditures were reclassified to "Property & Equipment" and are being depreciated over the term of the NIL Agreement.


      As part of the NIL Agreement with the CDA, Unistar is required to make a guaranteed monthly payment of $25,000 to the CDA. This payment is an advance against future profit distributions and will be reimbursed when the NIL is operational and making profit distributions to Unistar. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.


      In February 1997, UniStar Entertainment signed an agreement with CasinoWorld Holdings, Ltd. ("CWH") under which CWH provides project management services overseeing the development of the software for the NIL, with UniStar Entertainment contracting independently for system software development.

      In September 1996, UniStar Entertainment entered into a Securities Purchase Agreement (the "Purchase Agreement") with Virtual Gaming Technologies, Inc. ("VGTI," and formerly Internet Gaming Technologies, Inc. ("IGT")). Pursuant to the Purchase Agreement, UniStar Entertainment invested $700,000 in IGT common stock (the "IGT Investment"). The Purchase Agreement was terminated in March 1997 and, as part of the release, UniStar Entertainment was granted a 200,000-share, five-year option at $3.45 per share, a price 15% more than the price per share of the IGT Investment. The IGT Investment is being accounted for under the cost method.



      Unistar incurred $611,126 in capital lease obligations during 1997 for computer hardware as part of the development costs of the gaming and business systems. During 1997, Unistar paid $70,574 in lease payments.



      With the acquisition of Unistar in December 1995, Executone acquired $2.4 million in liabilities related to the NIL, primarily relating to legal and other professional fees. The payment of these liabilities is considered part of the NIL funding. In 1997, such payments decreased by $1.4 million compared to 1996.


      The funding of NIL operating activities in 1997 increased $1.5 million over the 1996 level as the launch of the Internet lottery in 1997 and the ramp up of the telephone lottery increased NIL operating expenses. This was primarily due to increases in payroll and related costs, advertising and promotional fees, and professional fees. As these amounts will be reimbursed to Unistar from NIL net profits, these expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.


      The 1997 funding of the building that houses the NIL operations center increased $625,202 over 1996. The building is owned by the NIL. These expenditures, considered start-up costs related to the NIL, have been capitalized and are included in "Other Assets" on the Consolidated Balance Sheets. See "--New Accounting Pronouncements."


      Unistar's financing activities consist solely of funding from Executone. See "--Six Months Ended June 30, 1998 and 1997--Liquidity and Capital Resources" for a discussion of Unistar's cash requirements and availability subsequent to the Closing Date.


      The National Indian Lottery. The initial goal of the investment in Unistar was to establish and manage a telephone lottery that could be played by any individual of majority age, residing in one of the 36 states or the District of Columbia that currently operates a state-run lottery. In the original telephone-based lottery, it was contemplated that calls via an "800" number would be processed with interactive voice response equipment or live agents located on the CDA's reservation in Idaho using automated call distribution ("ACD") software to process nationwide lottery sales. The NIL business plan has evolved in response to legal challenges to encompass Internet-based instant lottery games, and as of January 1998, a local, non-toll-free telephone and Internet-accessible weekly draw lottery.


      The NIL currently conducts business under the US Lottery trade name. The US Lottery began test marketing its original instant ticket games on the Internet in May 1997 and, in April 1998, announced five new instant games on the Internet. On January 20, 1998, the US Lottery launched its first Draw game, the "Super6," a national weekly draw lottery. Tickets for the Super6 can be purchased either over the Internet or by telephone. As of June 30, 1998, the registered base of the US Lottery was approximately 22,000 people, including approximately 4,200 active players. Through June 30, 1998, the US Lottery has generated cumulative revenues of $8.3 million. Due to advertising, professional fees and other startup costs, the NIL has yet to generate a profit. As a result, Unistar has not recognized any revenue under the terms of the NIL Agreement as of June 30, 1998.



      New Accounting Pronouncements. In April, 1998, the American Institute of Certified Pubic Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. Unistar anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.

      Year 2000 Compliance. Unistar relies on software and related technologies in the operation of its business. In its review of its computer systems for Year 2000 compliance, Unistar has reviewed its applications software, operating systems software and firmware used on its hardware and other devices with the suppliers of the systems. Unistar tested these systems by processing Year 2000 events and transactions. All systems were found to be Year 2000 compliant.


      Failure by data suppliers with whom Unistar associates to successfully address the Year 2000 issue on a timely basis could result in delays in data becoming available to Unistar for use in its products. Unistar has completed a review of potential Year 2000 issues with its key data suppliers who have confirmed that they will be able to process Year 2000 transactions on a timely basis. However, there can be no assurance that the systems of other companies on which Unistar's systems rely will not encounter Year 2000 problems. A failure by another company to deal successfully with the Year 2000 Problem could have an adverse effect on Unistar's systems, including the inability of Unistar to process transactions on the Systems. Unistar does not have a contingency plan in place should an unforeseen failure occur. Such a plan, if necessary, will be developed dependent upon the nature and extent of the problem.



Six Months Ended June 30, 1998 and 1997



      Results of Operations. Unistar did not generate any revenues during the six-month periods ended June 30, 1998 and 1997 because the NIL did not generate any net profits. Although the NIL became operational in January 1998, it has yet to generate any net profits and therefore Unistar, which receives revenues only from the net profits of the NIL, has generated no revenues through June 30, 1998.


      Operating expenses for the six-month period ended June 30, 1998 were $412,542, comparable to the same period last year. Depreciation expense increased $410,949 compared to the same period last year. The system hardware and software assets, along with other gaming equipment, began their service lives as of the commencement of the term of the NIL Agreement in January 1998 when the NIL became fully operational. Such assets are being depreciated over the five-year term of the NIL Agreement. This increase was more than offset by shared activity expenses for the six-month period ended June 30, 1998. Shared activity expenses are chargeable to the NIL for future reimbursement to Unistar, in accordance with the NIL Agreement. During the six-month period ended June 30, 1998, $500,770 of such charges were recorded as Advances to NIL, which are to be reimbursed to Unistar out of future NIL profits. These expenses were charged as Unistar expenses during the same period in 1997.

      Liquidity and Capital Resources. The funding of Unistar for the six-month periods ended June 30, 1998 and 1997 is summarized as follows:


                                 1998          1997
                            -----------    -----------
Unistar Operating
  Activities                  $  278,098   $  552,379

Unistar Investing
  Activities
Gaming and Business Systems    1,131,052    1,138,418
Distributions to the CDA         150,000      150,000
Pre-Acquisition Liabilities      389,553      154,421
NIL - Operations               1,594,580      428,679
NIL - Building Cost                4,959      741,260
State Business Development
  Costs                          161,060            -
Other                             23,065       23,062
                              ----------   ----------
                               3,454,269    2,635,840
                              ----------   ----------

Capital Lease Obligations         53,060       19,948
Funding from Executone        $3,785,427   $3,208,167
                              ==========   ==========


      Funding of Unistar operations decreased $274,281 during the six-month period ended June 30, 1998 compared to the same period last year primarily due to Unistar shared activity expenses.



      Expenditures to develop the gaming and business systems were comparable during the six-month periods ended June 30, 1998 and 1997. The 1998 expenditures were incurred in the development of nine new Internet lottery games that were launched in April 1998. In 1997, these expenditures were incurred in developing the software systems for the launch of the Internet lottery.



      Payments relating to pre-acquisition liabilities increased by $235,132 during the six-month period ended June 30, 1998 compared to the same period last year. This increase is due to the increase in legal fees incurred to litigate the Missouri and Wisconsin actions brought during 1997, along with the continuing AT&T litigation.


      The funding of NIL operating activities during the six-month period ended June 30, 1998 increased by $1.2 million versus the same period last year. The increase reflects the operational status of both the Internet and draw lotteries in 1998 and includes payroll and related costs, advertising and promotional fees, and professional fees. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets. Funding for the NIL building costs declined $736,301 for the six-month period ended June 30, 1998 compared to the same period in 1997. As of June 30, 1998, future expenditures for building construction are expected to be minimal.


      Beginning in 1998, Unistar began to incur costs to explore opportunities to provide Unistar's unique systems and services to state lotteries interested in providing ticket purchases either through the Internet or through terminals at various remote locations. For the six-month period ended June 30, 1998, Unistar incurred $161,060 for the startup of this business. This line of business is not related to the NIL and such costs are not chargeable to the NIL. As of June 30, 1998, Unistar had no material commitments for capital expenditures.


      Executone has agreed to continue to provide financial support to Unistar until the Closing Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Based upon cash consumed over the last 18 months, it is estimated that Unistar will require approximately $6 million to fund its operations for 1999. To provide the necessary funding for Unistar to operate until it is generating a sufficient amount of cash to fund its own operations, Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid; provided, however, that the maximum of such expenses shall not exceed $500,000. Unistar will also receive the proceeds of the Offering, estimated to be approximately $2.5 million. The $5.5 million in cash that Unistar will have on hand as of the Closing Date, in addition to the maximum of $500,000 in liabilities that Executone will pay is expected to adequately fund Unistar's cash flow requirements through the end of 1999, at which time it is expected to be able to fund it operations on a break-even cash basis.

      Capital investments required to launch the ELT business, planned to begin in 1999, are expected to be funded using debt financing. Unistar is currently seeking commitments for such longer-term financing arrangements.



Forward-Looking Statements



      All forward-looking statements regarding Unistar and the NIL are based on the assumptions that the US Lottery will not be forced to delay, suspend or cease operations due to any legal challenge or the enactment of legislation adversely affecting its business. Forward-looking statements are also based on management assumptions regarding potential player acceptance of the NIL games, NIL advertising and marketing costs, the feasibility, timing and effectiveness of planned marketing and advertising, and estimates of other operating and capital expenses. If actual events differ materially from the Unistar's assumptions, projections and estimates, Unistar's actual results could vary significantly from the performance projected in the forward-looking statements. Investors should also be aware that Unistar has never operated as a separate, independent entity and, as a result, future performance may be impacted significantly by its management's ability to operate the business on a standalone basis and, if necessary, obtain additional financing.

                   ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR
                            RELATING TO THE OFFERING



      For the purpose of structuring the Offering and certain of the relationships between Executone and Unistar after the Offering, Executone and Unistar have entered into the Reorganization Agreement, a Master Services Agreement (the "Services Agreement") and a Tax Sharing Agreement (the "Tax Sharing Agreement" and, together with the Exchange Agreement, the Reorganization Agreement, the Services Agreement and the Standby Agreement, the "Ancillary Agreements"). All of the Ancillary Agreements are described below or elsewhere herein and are included as exhibits to the Registration Statement filed with the Commission, of which this Proxy Statement/ Prospectus is a part. The following summaries are qualified in their entirety by reference to the agreements as filed. None of these agreements are the result of arm's-length negotiation. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



Reorganization Agreement



      The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Offering and certain other matters governing the relationship between Executone and Unistar with respect to or in consequence of the Offering, including but not limited to the following: (i) the exchange by Executone of shares of Unistar Common Stock held by Executone for newly-issued shares of Unistar Common Stock and Unistar Preferred Stock to be transferred to the Executone Preferred Holders pursuant to the Exchange Agreement; (ii) the transfer by Executone to Unistar of various assets; (iii) the issuance by Unistar to the common shareholders of Executone of the Rights pursuant to the Offering; (iv) the division between Executone and Unistar of certain liabilities; (v) the elimination of intercompany accounts; and (vi) the execution of certain other agreements governing the relationship between Executone and Unistar following the Offering. Pursuant to the Reorganization Agreement, Executone will be liable for: (i) the liabilities of Executone under the Ancillary Agreements to which Executone is or becomes a party; (ii) the liabilities relating to any of Executone's businesses accrued or unaccrued, whenever arising; (iii) providing Unistar with $3.0 million in cash at the Closing Date; (iv) the liabilities relating to any of Unistar's businesses that arise and are accrued before the Closing Date; provided, however, that the maximum of such liabilities shall not exceed $500,000 based on Executone's undertaking to keep current on expenses incurred by Unistar before the Closing Date (the "Executone Liability Limitation"); and (v) all expenses arising in connection with the Offering (collectively, the "Executone Liabilities"). Unistar will be liable for: (i) the liabilities of Unistar under the Ancillary Agreements to which Unistar is or becomes a party; (ii) the liabilities relating to any of Unistar's businesses that arise and are accrued after the Closing Date; (iii) the liabilities relating to Unistar's businesses over and above the Executone Liability Limitation; and (iv) liabilities arising out of litigation to which Unistar or a subsidiary is or becomes a party, including any claims of patent infringement or contract claims, regardless of the date as of which such claims arise; provided that all expenses and costs incurred on prior to the Closing Date in connection with currently pending litigation to which Unistar or a subsidiary is a party shall be Executone Liabilities (collectively, the "Unistar Liabilities"). See "THE OFFERING." In addition, Executone and Unistar have agreed to share the costs associated with the Transition and Retention Plans described below. See "EXECUTIVE COMPENSATION--Employment Agreements and Transition Retention Plans."


      Conditions. The Reorganization Agreement provides that the Offering is subject to a number of conditions, including: (i) the Unistar Common Stock shall have been approved for listing on the [Nasdaq National Market subject to official notice of issuance; (ii) the Unistar Board shall have adopted the Unistar Certificate and Unistar Bylaws and the Unistar Certificate and Unistar Bylaws shall be in effect; and (iii) the Registration Statement shall have been declared by the Commission or become effective under the Securities Act.



      Benefit Plans. The Reorganization Agreement contains a number of provisions relating to current and former employees. The provisions generally contemplate that Unistar will assume no obligations or liabilities with respect to employee plans or benefits prior to the Closing Date and that after the Closing Date, Unistar will be responsible for providing employee benefits for Unistar personnel. The Reorganization Agreement also contemplates that Unistar will contract with Executone for executive and administrative services as described under the Services Agreement described below.

      Indemnification. The Reorganization Agreement provides that: (i) Executone will indemnify Unistar against all costs arising in connection with the Executone Liabilities; and (ii) Unistar will indemnify Executone against all costs arising in connection with the Unistar Liabilities.


Services Agreement


      The Services Agreement provides for Unistar to continue to receive certain executive and administrative services of Executone for varying periods of time after the Offering. Such services include legal services, payroll services, benefits administration, provision of office space, computer services, accounting and tax services and other miscellaneous services. Executone will make these services available to Unistar in substantially the same manner as it makes the same services available for its own operations in exchange for fees intended to compensate Executone at least for its costs. Executone or Unistar may discontinue one or more of the services upon the provision of prior written notice as specified in the Services Agreement.


Tax Sharing Agreement


      In connection with the Offering, Unistar and Executone will enter into a Tax Sharing Agreement that provides, among other things, for the allocation among the parties thereto of Federal, state, local and foreign income tax liabilities for all periods through the Closing Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the joint and several liability of Executone and its subsidiaries to the IRS for all Federal income taxes owed to the IRS by such corporations.

                             BUSINESS AND PROPERTIES OF UNISTAR



General Development of the Business of Unistar


      Unistar was incorporated on January 24, 1995 in the state of Delaware as a wholly-owned subsidiary of Cooper Life Sciences, Inc. for the purpose of acquiring all of the outstanding common stock of UniStar Entertainment. Unistar completed the acquisition of UniStar Entertainment on February 29, 1995. UniStar Entertainment was incorporated on July 29, 1993 in the state of Colorado under the name Cahill-Caldwell, JAMS, Inc. for the purpose of developing and managing the NIL throughout the United States. In June 1994, the name of UniStar Entertainment was changed from "Cahill-Caldwell, JAMS, Inc." to "UniStar Entertainment, Inc." Executone acquired Unistar on December 19, 1995.

      Unistar and UniStar Entertainment have been engaged exclusively in the business of developing client/server-based gaming systems since their formation. In 1995, UniStar signed its first contract with the CDA to provide a telephone lottery using toll free interstate long distance services, which was subsequently blocked by litigation. See "RISK FACTORS--Pending Litigation That Could Have a Material Adverse Effect on Unistar and the NIL." On June 27,1996, the CDA and Unistar amended the NIL Agreement with the approval of the NIGC to include an Internet based lottery. Unistar began development of this system in 1996 and completed a prototype by March 1997. In July 1997, the NIL began marketing its Internet games to the public. In June 1997, Unistar began development of a telephone interface to the Internet system and Super6 draw game. In January 1998, the NIL began marketing this product using local telephone numbers where the customer pays the long distance charge. In March 1998, Unistar began development of its Intranet System and completed a prototype by September 1998. Unistar is currently marketing the Intranet System to state lotteries.

      Unistar expects the proceeds of the Offering and the contribution of capital by Executone to be sufficient to cover the costs of systems development, distributions to the CDA and projected operating costs for at least the next 12 months. Unistar expects the working capital required for the installation of a customer order, when received, will be financed through bank debt. Unistar will continue enhancing its product line adding features and customizing the Systems for customer orders.

Products


      Unistar develops, provides and maintains telephone, Internet and enterprise communications, accounting, database and other applications and services for use by the governmental lottery market. Its principal objective has been to develop a new generation of lottery technology by anticipating the impact that recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them.


      Unistar has developed the Systems to provide secure electronic production, delivery, validation, billing and accounting for lottery games. The Systems are configurable, which allows the addition, deletion and substitution of games offered. Tickets may be purchased at the lottery operations center using a telephone connected through the public telephone network, a personal computer connected via the Internet or a custom designed ELT connected via a LAN. Development has initially focused on the production, delivery and billing of lottery games via the NIL's Internet System, and, with modifications, over the NIL's Intranet System. The Systems support both periodic draw lottery games, providing pari-mutuel outcomes based on the number of participants in the pool, and instant games, based on the random distribution of predetermined outcomes within a pool of certain size. The Internet System has been installed and has been in continuous operation since January 1998. See "--The National Indian Lottery." The Intranet System is still in development and not yet operational.


      Both Systems contain significant features and procedures to prevent abusive play. Unistar believes that the Internet System contains processes and procedures to protect against play by minors and to control problem gaming and that the Intranet System as implemented will provide protections against such play at least equal to that provided by existing state-run lottery systems.






Internet System Components. The key functions and components of the Internet System are as follows:

o Basic Operation. A customer registers, opens an account and receives a user identification number and password. Registration can be through the Internet, by telephone or in person. The customer deposits funds into the account primarily by credit card, although deposits may also be made in cash or by check with proof of age. Once the account is funded, the customer may use the available balance to play the games or for other merchandise. Any prizes also are credited to the account. As with deposits, customer withdrawals can be requested through the Internet, but can also be initiated by telephone or in person. Withdrawals are paid by check.


o Client Server Architecture. The Internet System is designed such that customers can access the Internet System in various ways using several different devices connected to the centralized gaming server. For example, customers can use personal computers connected over the Internet, ELTs connected via a LAN or over the Internet, or a voice response unit connected by telephone. Administrative terminals can be connected via the Internet thus allowing the operation and administration of the Internet System to be conducted from separate locations.


o Gaming Server. The gaming server is a centralized network of computers controlling the essential operations of the games including the game play, issuing of the tickets or generation of a random event, determination of a winner and the awarding of the prize.

o Business System. This system accounts for and controls transactions with customers including registration, deposits, withdrawals, purchases of tickets or other merchandise and the awarding of prizes.

o Banking System. This system validates the credit card information received from the customer with the national Visanet network. The banking system is currently capable of processing 10,000 transactions per hour in approximately 10 seconds each and is expandable to handle a larger volume of transactions.



      The components of the Internet System can be used together or on a standalone basis depending upon the specific application.



      Intranet System. The Intranet System is based on the same architecture as the Internet System. Connections are made locally instead of over a wide area network.


o Basic Operations. In order to participate in the Intranet System, a player must visit a cashier to open an account and receive a player's card and a PIN number. The information required in opening an account will be simple or detailed, depending upon the facility and the needs of the customers. The cashier is responsible for obtaining from each customer such required information, including name, address, telephone number and e-mail address for electronic forms of marketing. Once an account is opened, the player deposits funds into the account.

o ELTs. To log onto the Intranet System in order to play the games, the player must insert the card into the magnetic strip reader on the game ELT and enter his personal identification number (PIN). The player may select any game that is offered by the gaming server, which can be resident of hundreds of games. Currently, these games fall into two categories: Instant Draw Games and Instant "Scratchers."

          o In an Instant Draw Game, the player selects a series of numbers or symbols and submits them for a drawing. The centralized drawing server produces a drawing and returns the results to the gaming server. The gaming server determines whether the player's submission was a winning ticket, and if so, computes the prize and returns the result to the ELT.

          o In the Instant "Scratchers," the player selects a game, the gaming server selects the ticket from the virtual ticket roll and returns the ticket to the ELT. While the results of the ticket are predetermined, the ELT makes the game entertaining to play. In the simplest case, the player will touch sections of the ticket display to unveil ("scratch") the ticket and reveal the underlying patterns.

o Centralized Accounting Server. A centralized accounting server keeps track of all of the transactions on the Intranet System. The centralized accounting server contains the database of the player and records all of the player's transactions including deposits to his account, withdrawals, purchases of games and the awarding of prizes. The centralized accounting server produces reports both to monitor the player's activities as well as performance of the games according to his individual working papers.

o Cashier Terminal. The cashier will receive the player's information either orally at the window or through the completion of application cards. In order to gain access to the games, the player must enter his PIN number through a numerical keypad, providing additional protection against lost cards, much like bank ATM machines. With proper identification and the adherence to the proper control procedures, the player can obtain a new card at a customer service desk. Customer service functions and cashier functions will always be segregated.

o Automatic Cash Machines. Funds can also be added through automated cash machines. The player inserts the player's card into a reader and inserts the amount of money he wishes to add. The automatic cash machine then prints a receipt and returns the card.



      Games. The architecture of both Systems allow the addition, deletion and substitution of games offered. The games have been designed to fall within generally accepted definitions of a "lottery" game. While the definition of a "lottery" varies state by state, such state statutes tend to outline certain common characteristics for lottery games, including the following:


o The game involves the exchange of consideration, the element of chance and the awarding of a prize;
o     No skill is involved in the game;
o     The game is not played against a single machine; and
o     The game involves either a centralized drawing or a predetermined outcome.



      Lottery games generally fall into two broad classifications: (i) instant games or "Scratchers" in which the outcome is predetermined and known instantly and (ii) draw games in which the outcome depends upon a random event in the future. Unistar currently has four families of games that are available on both the Internet System and Intranet System, Bingo, Lotto, Classics and Draw games, and each family of games is described in further detail below.


o Bingo. In Bingo, a player selects 24 numbers out of a total of 75 and wins if the numbers selected match a pattern randomly drawn by a computer. Unistar has three games in this category: Bingo, Super Bingo and Ultra Bingo. These games offer several features, including the ability for the player to create their own card, to select the number of balls to be drawn and to select the dollar amount of the ticket. Bingo Cards also can be saved and played at a later time.

o Lotto Games. In Lotto games, a player selects from one to ten numbers from a possible 34 to 100 numbers and drawings range from five to 20 numbers. Unistar offers four games in this category including Lotto 6/49 instant game, Super Lotto, Super Lotto 100 and Box Lotto 49.

o Classics. The third family of instant games represents variations of other Scratchers games offered by state lotteries. These games are produced in "virtual" ticket rolls then "dispensed" electronically to the player when purchased. Unistar offers two games in this category, Lucky 21 and the Big Spin.

o Draw Games. In Draw games, players select a pattern of numbers that are stored in a database until a drawing is conducted. Once the drawing is conducted, the numbers are matched with the database to identify the winning patterns and players. Unistar has developed three variations in this category, including Super6, Pick 3 and Power 6.

      Product Development. Unistar's product development efforts are devoted to continual improvement in all aspects of the Systems. Unistar is also focused on development of new products in the following areas:


o Browser-Based Games. These are games that would play within the players' web browser thereby facilitating the download of the software.

o Tournaments. Unistar is investigating the development of tournament games. Players would enter the tournament and pay a membership fee to play a game of skill and win prizes according to the outcome of the tournament.


o Traditional Casino Games. Unistar has investigated a suite of casino games including black jack, video poker, slots, roulette and craps that can be integrated into the Systems. To date the Company has not engaged in further development of these games because it has not had any agreements with entities legally authorized to market such games.

o Intranet System. The Intranet System is nearing completion of development. The prototypes are functioning, but additional development is necessary prior to deployment of the Intranet System to customer sites. Further development of the Intranet System will involve customization to a specific customer's specifications and only will be undertaken at such time as such customer enters into a contract to purchase the Intranet System. Unistar can complete such customization in less than six months and for less than $500,000. Although Unistar has done no formal research regarding the possible acceptance of the Intranet System, it has presented the Intranet System to six state lotteries.


      Unistar has spent $4.3 million on research and product development to date, primarily related to the development of the Systems, and has plans to spend an additional $1.5 to $2.0 million over the next year.


      Sales and Marketing. Unistar is pursuing the sale of its technology and the Systems worldwide. Unistar is marketing (i) directly to state agencies and other licensed entities, (ii) individually through authorized providers and
(iii) through strategic alliances with other providers of games and gaming technology. Such marketing includes demonstrations of the Systems and visits to Unistar's premises.


      Lottery Market and Targeted Customers. Unistar believes that the lottery market will continue to grow and is targeting primarily state lotteries and other licensed domestic entities for the sale of its technology.

o Lottery Market. Worldwide lottery ticket sales in 1997 were approximately $116.6 billion dollars. No revenues from sales outside of North America have been included in Unistar's business plan and the projections included herein. Revenues from international lotteries are viewed as incremental to Unistar's business plan and Unistar has not pursued sales in such international markets. Unistar plans to assess regulatory and trade risks in connection with such international lotteries on a case-by-case basis prior to pursuit of international sales. Worldwide lottery sales have grown at an annual compounded rate of approximately 6% over the past five years. In 1997, lottery sales in the United States were $35.5 billion and have averaged approximately 6% annual growth over the last five years. The games offered by Unistar generally are analogous to the Instant, Video Lottery and Keno segments. The table below details lottery revenue in the United States for 1996 and 1997 by type of game and shows annual growth.


                      Lottery Sales in the United States (in millions)


                                                        Annual Growth
                              1996         1997            Rate

                           ------------  -----------    ---------------
     Instants and Pull      $ 14,201      $14,217             0.1%
     Tab Games                17,730       17,744             0.1%
     Draw Lotteries            1,161        1,605            38.2%
     Video Lottery             1,979        1,920            (3.0)%
     Keno and other
                           ------------  -----------    --------------

                             $35,071     $ 35,486             1.2%
                             =======     ========             ===

o State and Other Governmental Lotteries. Unistar believes that the Systems represent the next generation of instant lottery technology. During the last 30 years instant lotteries have evolved from lottery tickets sold by clerks in stores, to being dispensed through automated ticket machines designed to increase the accessibility of lottery tickets. Unistar believes the Systems further increase the accessibility of lottery tickets by providing lottery tickets that are available electronically. These tickets can be obtained through client ELTs connected to the Systems either by a LAN or by telephone lines if the Systems are remote. Unistar believes it is well positioned in the event that the state and international lotteries decide to sell their tickets over the Internet. Unistar has made presentations to several states discussing utilization of the Systems, but has not yet entered into any additional contracts.



 Competition

      The lottery business is highly competitive, and Unistar faces competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors.


      In particular, there are currently three primary lottery services competitors in the U.S.: G-Tech Corporation ("G-Tech"), AWI International ("AWI"), a subsidiary of Powerhouse Technologies, Inc., and Scientific Games Holdings Corp. ("Sci-Games"). Unistar believes that these companies engage in vigorous competition with respect to existing lottery technologies and services and have experienced a decline in the growth of existing lottery operations. The objective of Unistar is to provide, either alone or through partnerships with existing lottery services companies, value added lottery systems and services for the domestic market. It is believed that these products can support new methods and styles of lottery participation, providing new growth opportunities for established state lotteries and higher margin returns for the providers of related technologies and services.


      Internationally, there are many lottery services and product suppliers that provide competition to Unistar, as well as the companies listed above. Unistar believes that it has the ability to provide technologies that support new methods and styles of lottery participation in foreign counties. In addition, Unistar believes that applications of its Systems, which are based on the use of standardized components that support a variety of hardware and software interfaces, can provide cost-effective solutions to improve lottery operations in remote and developing nations. Unistar anticipates that a considerable length of time will be needed to develop an independent market presence in foreign countries other than Canada and Mexico, and there will be substantially higher costs in pursuing these markets. Therefore, Unistar anticipates that the marketing of its products and services internationally, if commenced within the next few years, will be conducted primarily through ventures with existing providers of lottery services. No assurance can be given that Unistar will develop such relationships to the point of having a significant impact on its financial results or operations in the near future.


      Both in the domestic market and internationally, factors that influence the award of lottery contracts in addition to price, are believed to include, among others, the ability to optimize lottery revenues through game design and technical capability, quality of the product, dependability, production capacity, marketing experience, financial condition and reputation of the bidder, the security and integrity of the bidder's production operations, products and services and the satisfaction of various other requirements and qualifications imposed by specific jurisdictions.


      Management believes that it has no current competitor in the market for the specific lottery products it has developed. Competitors have typically either manufactured only instant tickets or provided only certain on-line services to support conventional sales of paper lottery tickets, including software for the management systems, marketing assistance and various other specific duties. However, certain competitors have announced plans to market Internet based lottery systems. Unistar has two primary domestic and international competitors in this regard: Powerhouse Technologies, Inc., which changed its name from Video Lottery Technologies, Inc. in 1997, and GTech.


      Unistar is a relatively recent arrival among the developers of state-of-the-art technology and marketing concepts for lottery operators. In addition, Unistar's limited experience in the industry and the potential for some state lottery operators to view the NIL as a direct competitor, are expected to negatively impact Unistar's competitive position. However, in the delivery of market tested, secure, integrated telephone, Internet and Intranet technologies that support new forms of lottery participation and methods of administration, Unistar believes that its experience level is superior. As the only market tested provider of products that have the unique capabilities of the Systems, Unistar can be seen as the only experienced provider in its particular market niche. Unistar believes that other lottery services and product suppliers have for several years made capital investments intended to position themselves to participate in this market niche. However, none has yet demonstrated the unique focus or devoted the extensive time necessary to develop, customize and install an operational integrated telephone and Internet lottery system similar to that provided by Unistar and operated by the NIL. In addition, to some extent, the technological developments inherent in the Systems have the potential to materially reduce the capital investment required to finance secure lottery operations, which could affect the perception that the experience and resources of competing companies are as valuable as they have been in the past. Thus, Unistar believes that the fact that all states in the U.S. that have lotteries have typically required potential suppliers to have prior lottery experience can be a factor that also limits the ability of Unistar's competitors to compete with Unistar in the development of this market niche.


Government Regulation


      Lotteries are not permitted in various states/jurisdictions of the United States unless expressly authorized by law. The ongoing operations of authorized lotteries in the United States typically are extensively regulated. Applicable legislation varies from jurisdiction to jurisdiction but, in addition to authorizing the lottery and creating the applicable regulatory authority, the lottery statutes generally dictate certain broad parameters of lottery operation, including the percentage of lottery revenues that must be paid out in prizes. Lottery authorities typically exercise significant control as to the selection of vendors and award of lottery contracts, ticket prices, types of games played and marketing strategy, all of which can affect Unistar's operating results.


      Prior to and after granting a lottery contract, governmental authorities generally conduct an investigation of the company and its employees and such authorities may require removal of an employee deemed to be unsuitable. Certain states also require extensive personal and financial disclosure (including, among other things, submission of fingerprints, personal financial statements and federal and state income tax returns) and background checks of control persons and entities beneficially owning a specified percentage (typically 5% or more) of the company's securities. The failure of such beneficial owners to submit to such background checks and provide such disclosure could jeopardize the award of a lottery contract to Unistar or provide the basis for cancellation of any existing lottery contract.


      The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are extensively regulated, although this regulation usually varies from that prevailing in the United States. Restrictions are frequently imposed on foreign corporations seeking to do business in such jurisdictions. Laws and regulations applicable to lotteries in the United States and foreign jurisdictions are subject to change and the effect of such changes on Unistar's ongoing and potential operations cannot be predicted with certainty.



Patents, Trademarks and Copyrights



      Management believes that the success of Unistar is in part dependent upon the ability to design, develop and market new products and new or enhanced applications. The patentability of such new products or applications is evaluated and patent applications are filed in those jurisdictions where necessary to protect unique developments. Unistar currently has two U.S. patent applications pending regarding the connection of key proprietary technology elements.


      Unistar has registered or applied to register its trademarks when it believes registration to be important to its ongoing business operations. Unistar also generally claims copyright protection for its software used in connection with the NIL and relies upon trade secret, contract and copyright laws to protect its proprietary rights in its software, designs and documentation.

      Certain of the NIL products incorporate technology and software licensed by Unistar from independent third parties. Generally, these licenses have required payment of a license fee for the licensed technology.


Employees


      Unistar operates primarily through the use of independent software development contracts to improve its access to software development talent and keep its fixed overhead to a minimum. As of June 30, 1998, Unistar employed four general and administrative management employees, not including the customer service and technical employees employed by the NIL, none of whom are represented by unions. Unistar believes that relations with its employees are good.



Unistar Properties


      Unistar's headquarters occupy approximately 1,500 square feet of leased space in Executone's headquarters building at 478 Wheelers Farms Road, Milford, Connecticut 06460. Unistar's right to occupy this space expires 120 days after the Closing Date.


      Unistar intends to locate alternative office space for its operation prior to expiration of this arrangement with Executone. Due to the type and small amount of space required by Unistar, the management of Unistar does not anticipate that it will have any difficulty in finding suitable space at a reasonable cost.


The National Indian Lottery



      Overview. Under the NIL Agreement ending January 2003, UniStar Entertainment provides design, development, financial and management services for the NIL. UniStar Entertainment provides development and management of the software, network design and call center applications for the NIL's operations. In return for providing these management services, the CDA has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the NIL. In accordance with the NIL Agreement, Unistar is responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures, which have already been made, are not reimbursable to Unistar. Any sums advanced above the $8.5 million requirement are recorded as advances to the NIL from Unistar and will be reimbursed to Unistar from NIL net profits. Unistar and the CDA have limited their remedies in the event that a dispute arises between the parties with respect to the NIL Agreement. See "RISK FACTORS--Limited Legal Remedies Available Under the NIL Agreement."


      The NIL has commenced operations but is not yet profitable. In an attempt to block the NIL, certain states issued letters under Section 1084 to prevent the long-distance carriers from providing toll-free telephone service to the NIL and the States of Missouri and Wisconsin have filed suit against the NIL. See "RISK FACTORS--Pending Litigation That Could Have a Material Adverse Effect on Unistar and the NIL."


      On September 14, 1998, the CDA, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Unistar believes that it will prevail in its case with the Department of Justice. A wide range of outcomes that could be economically acceptable to Unistar and the NIL are also possible. Nevertheless, there is a risk that the NIL and/or Unistar could be found to be in violation of such statutes and be forced to shut down related operations. In this event, Unistar would devote its entire efforts toward the sales of its Intranet systems primarily to state lotteries. Unistar expects to derive revenue from such sales in the later half of 1999. Unistar estimates that the impact of an adverse decision in its case with the Department of Justice forcing a shutdown of related operations would be: (i) a one-time charge for costs of shutdown and moving of the assets of approximately $1,000,000; (ii) a reduction of cash outflow, which was $_______ for the quarter ending September 30, 1998 as a result of a net loss of approximately $1.2 million of the NIL, to approximately $200,000 and a redirection of such cash toward the Intranet product sales; and
(iii) a delay from 1999 until

2000 until the Company would achieve profitable operations from the sale of its Intranet product line. The Company believes it would have sufficient financial resources to sustain operations for at least the ensuing 12 months. In such event, however, Unistar would have to reevaluate the extent of impairment of its intangibles, along with the write off of its reimbursable advances to the NIL, which could have a material adverse effect on Unistar's current business, financial position and results of operations.


      In addition to the legal risks, there are market risks associated with the development of the NIL. Unistar believes that there is a national market for the NIL based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. See "RISK FACTORS--Market Development Risks."


      The CDA's initial plan was to establish a telephone lottery that could be played by any individual of majority age residing in one of the 36 states or the District of Columbia that currently operates a state-run lottery. It was originally contemplated that customers would call an "800" number and ticket purchases would be processed with interactive voice response equipment or live agents in a call center located on the CDA's reservation in Idaho. The call center would use ACD software to process nationwide lottery sales. In response to legal challenges, the NIL business plan evolved to encompass Internet-based instant lottery games, and, as of January 1998, a local, non-toll-free telephone and Internet-accessible weekly draw lottery.


      System. The System installed on the reservation has been operating since July 1997, and includes the business system, gaming server and banking system accessible both through the Internet and by telephone . The Internet System is fully redundant with dual homed web sites supported by battery and generator power backup systems.


      Sales and Marketing. The NIL began test marketing its Instant Ticket games on the Internet in May 1997. On January 20, 1998, the NIL launched its first draw game, the "Super6." Tickets for the Super6 can be purchased either over the Internet or by telephone. As of June 30, 1998, the registered customer base of the NIL (including the instant and the weekly games) was approximately 22,000 established accounts, including approximately 4,200 active players. Test marketing efforts for the NIL include Internet links and advertising on gaming-related Internet sites and on general search engines, direct mail advertising, and print, radio and television advertising in a few small markets. NIL revenues were approximately $538,000, $1,254,000, $2,923,000 and $3,570,000
for the quarters ending September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, respectively.


      Financial Results. Due to advertising, professional fees and other startup costs, the NIL has yet to generate a profit. As a result, Unistar has not recognized any revenue as of June 30, 1998. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."


      Products. The NIL product portfolio consists of two product lines -- instant lottery games and draw lottery games. The instant game product line includes Lotto, Bingo and Classic "scratch-off" lottery games. The NIL currently offers nine instant games . A facility is provided that allows potential customers to practice these games without financial risk.



      The draw product line consists of three games for which lottery tickets are available both by telephone and over the Internet:


o The Super6 offers a jackpot prize of $1,000,000, which the NIL plans to increase as the prize pool increases. Drawings are held Tuesdays at 1:00 P.M. Pacific Time.

o The NIL launched a "Pick3" game in October 1998. Drawings will be held daily Monday through Friday at 12:00 P.M. Pacific Time.

o The NIL expects to commence the "Power6" game in 1999. This game involves the drawing of five unique numbers from the numbers 1 to 49, plus a sixth number that is independently drawn from the numbers 1 to 49 and may duplicate one of the first five numbers. The Power6 will have a guaranteed minimum jackpot of $20,000,000 payable over 25 years or $10,000,000 paid in a lump sum.

      Customer Service. The NIL provides a customer service center staffed with customer service representatives trained in the games and technology deployed. The NIL offers all Instant games in a "demo" mode, providing customers the opportunity to learn and practice various strategies in connection with the games without cost. From time to time, the NIL offers special promotions in the form of "bonus dollars" whereby customers play using credits provided by the NIL. The NIL also provides a "bank by phone" option whereby customers can deposit funds using the telephone instead of the Internet. This option is provided for those customers who may feel insecure about transmitting credit card information over the Internet.


      Competition. The NIL competes primarily with the various state-sponsored lotteries that have substantially more capital and marketing resources than the NIL.


      Government Regulation and Legislation. The NIL developed and managed by Unistar for the CDA is authorized under IGRA. In managing the NIL, Unistar must observe all laws and regulations applicable to the NIL. IGRA established the jurisdictional and regulatory control for each class and created the NIGC to enforce the provisions of IGRA. IGRA defines three classes of Indian gaming. Lotteries are defined as Class III gaming. Class III gaming is governed by the terms of the CDA/State compact and the rules and regulations of the NIGC. The NIL is also governed by the rules and policies promulgated by the Coeur d'Alene Tribal Council.


      In 1992, the CDA signed the compact with the State of Idaho (the "Compact"). The Compact specifically provides for the conduct of the NIL games. The Compact was approved by the Secretary of the Interior on February 5, 1993 and notice thereof was published in the Federal Register. The CDA entered into the NIL Agreement for the conduct of the NIL. The Chairman of the NIGC approved the NIL Agreement and the amendments thereto as required by law. By resolution, the CDA has authorized the NIL to be conducted under the NIL Agreement. The CDA has complied with IGRA and all other applicable rules, regulations and laws.


      It is the opinion of the CDA and Unistar that state anti-gambling laws and regulations are not applicable to the NIL because the entire subject of Indian gaming is governed by federal law and therefore state laws and regulations are preempted by IGRA. See "RISK FACTORS--Pending Litigation That Could Have a Material Adverse Effect on Unistar and the NIL."


      The employees of the NIL undergo extensive background checks including fingerprinting, which is sent to the Federal Bureau of Investigation. The NIL also has made and will continue to make reasonable efforts to address the issue of problem gambling and to prevent participation by minors. The Internet System requires each user to have a credit card. To prevent access by minors, the NIL matches the address provided on the application to the credit card before allowing access. When verification of the account is sent to the lawful credit card holder, any unlawful access by a minor should be detected. The NIL mails all correspondence to the person and address associated with the credit card to ensure that an adult is the person receiving any correspondence in connection with the NIL. Winnings are paid only by a check issued and mailed directly to the person and mailing address on the account.


      Renegotiation of the NIL Agreement. Unistar recently proposed to the CDA that the parties revise the NIL Agreement. Unistar's proposal provides for the CDA to make royalty payments for the Internet System to Unistar for a term of 15 years in lieu of a management fee paid on 30% of the net profits. Active management and funding of the NIL would be transitioned to the CDA. Repayment of the advances made by Unistar would be made through a cash-flow based note payable to Unistar. While the CDA's initial reaction to the proposal has been favorable, discussions are in the preliminary stages and there is no assurance that a revised agreement will be negotiated.

                              MANAGEMENT OF UNISTAR


Advisory Board



      In anticipation of the Offering, Executone has formed a board consisting of Robert A. Berman, Jerry M. Seslowe, Stanley M. Blau, Alan Kessman, Stanley J. Kabala and Michael W. Yacenda (the "Unistar Advisory Board"), to serve as an advisory board to the Executone Board, providing recommendations to the Executone Board regarding the current and future structure and business operations of Unistar, including, without limitation: up to two additional members of the Unistar Advisory Board, executive compensation, interaction with the NIL, banking and credit matters and general strategic planning.



Directors and Officers


      The directors of Unistar will be divided into three substantially equal classes and will serve staggered terms of three years each. Each director in Class I will hold office initially for a term expiring at the first annual meeting of stockholders of Unistar, each director in Class II will hold office initially for a term expiring at the second annual meeting of stockholders of Unistar and each director in Class III will hold office for an initial term expiring at the third annual meeting of stockholders of Unistar. The following persons will serve Unistar in the capacities indicated, effective on or before the date of the Offering:

Name                        Age      Position                          Class

                                     Director and Chairman of the
Robert A. Berman            38       Board                              III
Stanley M. Blau             60       Director                           II
Alan Kessman                51       Director and Vice Chairman          I
Jerry M. Seslowe            52       Director                           II
                                     Director, President and
Michael W. Yacenda          46       Treasurer                          III
                                     Vice President, Sales and
                                     Marketing - Government
Charles A. Degliomini       40       Lotteries
                                     Vice President, Sales and
                                     Marketing - National Indian
Howard Goldfrach            49       Lottery
                                     Vice President, Operations
Robert W. Hopwood           54       and Customer Service



      Robert A. Berman has been the Chairman of the Board and Chief Executive Officer of Hospitality Worldwide Services, Inc. (hospitality maintenance services) since November 1997, and currently serves as a director of such corporation. Since 1993, Mr. Berman also has served as a Managing Director of Watertone Holdings L.P. (real estate holding company) and Watermark Investments Limited, LLC (venture capital and asset management). From March 1997 to November 1997, Mr. Berman was President of Hospitality Worldwide. Mr. Berman has an extensive background in the financial development of a variety of commercial ventures including commercial real estate and construction.



      Stanley M. Blau is President of The Blau Group Ltd., (an investment firm). He has been a director of Executone since 1983 and was formerly Vice Chairman of Executone from 1988 until 1996. Mr. Blau was also Chief Executive Officer of one of Executone's predecessor corporations from 1987 until July 1988.


      Alan Kessman served as Chairman of the Board and Chief Executive Officer of Executone from 1988 until June 1998, and currently serves as a director of Castelle Corporation. Prior to that time, he had served as President and Chief Executive Officer of ISOETEC Communications, Inc. (telephone and information systems), a predecessor of Executone ("ISOETEC"), since 1983. From 1978 to 1983, Mr. Kessman served as President of three operating subsidiaries of Rolm Corporation (telecommunications equipment sales), and from 1981 to 1983, he served as a Corporate Vice President of Rolm Corporation, responsible for sales and service in the eastern United States.

      Jerry M. Seslowe has been a Managing Director of Resource Holdings Ltd., an investment and financial consulting firm ("Resource Holdings"), since 1983. Prior to 1983, Mr. Seslowe was a partner at KPMG Peat Marwick (an investment and financial firm). Mr. Seslowe has served as a director of Executone since February 1996 and prior to Executone's acquisition of Unistar was a director of Unistar. Mr. Seslowe is a certified public accountant and an attorney.



      Michael W. Yacenda has served as Executive Vice President of Executone since January 1990, and additionally as President of Unistar since 1996. Prior to that time, he was Vice President, Finance and Chief Financial Officer of Executone from July 1988 to January 1990. He served as a Vice President of ISOETEC from 1983 to 1988. From 1974 to 1983, Mr. Yacenda was employed by Arthur Andersen & Co. (a public accounting firm). Mr. Yacenda is a certified public accountant.



      Charles A. Degliomini has been Vice President, Sales and Marketing - Government Lotteries of Unistar since September 1, 1998. From 1988 to 1998, he was President and founder of Atlantic Communications, a New York based corporate and government affairs management company. From 1985 to 1988, Mr. Degliomini also served as Chief-of-Staff with the General Services Administration ("GSA"), the 30,000 employee business arm of the Federal government. Mr. Degliomini has held positions as Special Assistant to United States Senator Alfonse M. D'Amato; Director of Communications in New York in 1984 for the Reagan-Bush presidential campaign; Director of Government Affairs for the Eaton Corporation (global manufacturer of engineered industrial products); and Assistant Director of Communications for Rite-Aide founder, Lewis E. Lehrman.


      Howard Goldfrach has been Vice President, Sales and Marketing - National Indian Lottery of Unistar since January 1997. Prior to joining Unistar, Mr. Goldfrach was Senior Vice President, Account Management, and Senior Vice President and Director of Database Management of Clarion Marketing and Communications, Inc. (marketing consultant firm) for a total of nine years. Prior thereto, Mr. Goldfrach was employed in various marketing management positions at Philip Morris (multinational consumer products manufacturer) for twelve years.



      Robert W. Hopwood has been Vice President of Executone and Vice President-Operations and Customer Service of UniStar Entertainment since May 1996, and prior thereto served as Vice President, Customer Care of Executone from January 1990. From 1983 until 1990, Mr. Hopwood was the Director of Technical Operations of Executone and ISOETEC.


      Two additional persons will be recommended to the Executone Board by the Unistar Advisory Board for election to the Unistar Board. Such candidates will be appointed to the Unistar Board prior to the Closing Date; provided that, in the business judgment of the Executone Board reasonably exercised, such persons are suitable candidates. If the Executone Board determines that such persons are not so suitable, the Executone Board will consider other nominees. One such director will be in Class I and one will be in Class III.


Certain Board Committees


      The Unistar Board has two standing committees, an Audit Committee and a Compensation Committee.


      The function of the Audit Committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The members of the Audit Committee will be Mr. Kessman and one of the additional directors to be named.


      The Compensation Committee recommends to the full Unistar Board the compensation arrangements, stock option grants and other benefits for executive management of Unistar as well as the incentive plans to be adopted by Unistar. The members of the Compensation Committee will be Messrs. Blau and Seslowe.


Compensation Committee Interlocks and Insider Participation




      Mr. Seslowe, a member of the Compensation Committee, is a Managing Director of and owns more than 10% of Resource Holdings, a former stockholder of Unistar. Unistar has entered into a financial advisory agreement with Resource Holdings pursuant to which Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Holders of approximately two-thirds of the Executone Preferred Stock have entered into the Exchange Agreement with Executone and Unistar, pursuant to which they appointed Robert Berman and Jerry M. Seslowe, directors of Unistar, to vote as each shareholder's proxy all of his or its shares of Executone Preferred Stock for the Amendments at any meetings, including the Meeting. The holders of approximately one-third of the Executone Preferred Stock have been unwilling to enter into the Exchange Agreement, requiring submission of the Amendments to the Executone shareholders in order to proceed with the Offering. As a result, the requisite vote needed to approve the Amendments is the affirmative vote of a majority of the votes cast of the Executone Common Stock and the Executone Preferred Stock, voting as a single group. Upon approval of the Amendments and the closing of the Offering, all of the outstanding shares of Executone Preferred Stock will be converted automatically into: (i) shares of Unistar Common Stock, which shares (exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering), as of the Closing Date, will represent 15% of the Original Issuance; and (ii) all shares of Unistar Preferred Stock. No fractional shares of Unistar Common Stock or Unistar Preferred Stock shall be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the Unistar Preferred Stock into the Underlying Shares such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the Unistar Common Stock, including only the Original Issuance and the Underlying Shares. Further, Unistar Buying Group, LLC, which is owned by certain Executone Preferred Holders, has agreed to purchase all unsubscribed shares of Unistar Common Stock pursuant to the Standby Agreement. Thus, depending upon the number of Executone shareholders that exercise their Rights and whether the Executone Preferred Holders convert their Unistar Preferred Stock, Executone Preferred Holders could own a substantial percentage of Unistar.


      Executone has entered into a retention and incentive program with Messrs. Yacenda and Hopwood pursuant to which Executone has agreed to extend stock loans made under the EXECUTONE 1994 Incentive Stock Plan. See "EXECUTIVE COMPENSATION-Employment Agreements and Transition Retention Plans."


      Unistar and Executone have entered into a number of agreements for the purpose of effecting the Offering and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Services Agreement, Standby Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone, as Unistar's sole stockholder, in connection with its strategy to cause Unistar's stock to be distributed to Executone shareholders in the Offering. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties.



      In the event that not all of the Rights are exercised during the Exercise Period, Unistar Buyer Group, LLC, a limited liability company owned by certain of the Executone Preferred Holders, will purchase the remaining unsold shares of Unistar Common Stock at the Subscription Price pursuant to the Standby Agreement.


      Mr. Kessman, Director and Vice Chairman of the Board of Unistar, has entered into a consulting agreement with Unistar pursuant to which Mr. Kessman will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options to acquire shares of Unistar Common Stock priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar.


      Unistar has entered into an agreement with Resource Holdings pursuant to which Resource Holdings will act as Unistar's financial advisor. Mr. Seslowe, a Director of Unistar, is a Managing Director of and owns more than 10% of Resource Holdings. Under this agreement, Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar.

      Certain software development services have been provided to Unistar by a firm, one of whose principals is related to an officer of Unistar. As of December 31, 1997, Unistar had incurred $193,000 in fees from this firm.



                             EXECUTIVE COMPENSATION


Compensation of Directors



      Non-employee directors of Unistar will receive compensation consisting of:
(i) an award of 5,000 stock options when the director first joins the Unistar Board; (ii) an award of 5,000 stock options for each year of service on the Unistar Board, including the first year; and (iii) $1,000 for each Board meeting attended plus out-of pocket expenses incurred in attending meetings of the Unistar Board. The stock option awards described in (i) and (ii) above shall be priced at 110% of the market price for the Unistar Common Stock at the time of the grant, equaling the average closing price for the prior 20 trading days on the [Nasdaq National Market] or other national exchange on which the Unistar Common Stock is traded or, if the Unistar Common Stock is not traded on a national exchange, at a price determined in the sole discretion of the Unistar Board. For those options granted prior to the Closing Date, the relevant 20 trading days shall be the first 20 trading days after the Unistar Common Stock commences trading on the [Nasdaq National Market].



      Directors who are employees of Unistar will not be paid any additional remuneration for services as members of the Unistar Board or any committee thereof.

Compensation of Executive Officers



      The following table summarizes compensation paid to all of Unistar's Executive Officers for services rendered to Unistar.


                           SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                                               Compensation
                                                                 Awards
                                                                 ------
                                                                Securities
       Name and                          Annual Compensation    Underlying        All Other
  Principal Position          Year      Salary($)   Bonus($)    Options(#)      Compensation($)(3)
  ------------------          ----      ---------   --------    ----------      ------------------

Michael W.Yacenda             1997      $256,000         0           0             $5,997
Executive Vice President      1996       256,000    49,900           0              5,935
and President, UniStar        1995       256,000         0           0              6,353
Entertainment (1).....

Howard Goldfrach,Vice         1997      $145,769         0        75,000              660
President, Sales
and Marketing
-Government Lotteries,
Unistar ..............

Robert W. Hopwood             1997       130,000    10,000           0              2,707
Vice President, Operations    1996       130,000    19,250           0              2,605
and Customer Service,         1995       130,000         0           0              2,529
Unistar ..............

Charles A.
DegliominiVice
President, Sales and
Marketing-National
IndianLottery, Unistar (2)


(1) President, Chief Executive Officer and Treasurer of Unistar as of the Closing Date.
(2) Mr. Degliomini was hired during 1998.
(3) The amounts in this category include for each individual a matching contribution by

    Executone under its 401(k) plan in the amount of $660 each for each year. This column also includes premiums paid by Executone for long-term disability and life insurance for Mr. Yacenda ($5,337, $5,275 and $5,693) and Mr. Hopwood ($2,047, $1,945 and $1,869) in 1997, 1996 and 1995,
    respectively.


Option Grants


      Each of the following option grants relates to grants of options to acquire shares of Unistar Common Stock as of the Closing Date.

                     OPTION GRANTS AS OF THE CLOSING DATE
                       Individual Grants
--------------------------------------------------------------------------------

                                                                Potential
                                                                Realizable Value
                                                                at Assumed
                               Percent of                       Annuals
                                 Total                          Rates of
                   Number of    Options                         Stock Price
                   Securities  Granted to                         Appreciation
                   Underlying  Employees   Exercise             ----------------
                   Option      as of the   Price     Expiration   ($)5% ($)10%
       Name        Grants (#) Closing Date ($/Share)    Date
--------------------------------------------------------------------------------
Michael A. Yacenda 200,000(1)     66.7%     $ 1.28      (3)   $160,997  $407,998
Howard Goldfrach       --          --           --      --       --       --
Robert W. Hopwood   50,000(2)     16.7%       1.28      (3)   $ 40,249  $102,000
Charles A.
Degliomini          50,000(2)     16.7%       1.28      (3)   $ 40,259  $102,000



(1)One hundred fifty thousand (150,000) of these options will vest as follows:
   (i) one-third of such options will vest on September 1, 1999 and (ii) 8.33% of such options will vest at the end of each calendar quarter after September 1, 1999. Twenty-five thousand (25,000) of these options will vest if and only if Unistar attains $5 million in gross revenue during the calendar year 1999. Twenty-five thousand (25,000) of these option will vest if and only if Unistar attains $10 million in gross revenue during the calendar year 1999.

(2)One-third of these options will vest on September 1, 1999 and 8.33% of these options will vest at the end of each calendar quarter after September 1, 1999.

(3)Such options shall expire on the tenth anniversary of the Closing Date.


Employment Agreements and Transition Retention Plans


      Employment Agreements. Unistar has entered into employment agreements (the "Employment Agreements") with Messrs. Yacenda, Hopwood and Degliomini, respectively (the "Executives"). The Employment Agreements with Messrs. Yacenda, Hopwood and Degliomini each have a three-year term. Each of the Employment Agreements may be renewed for such one-year periods as the parties to each of the Employment Agreements mutually agree. The Employment Agreements outline each Executive's compensation, including salary, the grant of options, insurance benefits and, in the instance of Messrs. Yacenda and Hopwood, the payment by Unistar on behalf of the Executive of the Subscription Price for all Rights received by the Executives in connection with the shares of Executone Common Stock held by the Executive under his EXECUTONE 1994 Executive Stock Incentive Plan (the "Stock Plan") stock loan (the "Stock Loan"). Each Executive agreed in his Employment Agreement not to engage in the lottery or casino business for the term of his Employment Agreement and for a period of 18 months thereafter. Finally, upon occurrence of certain events relating to the terms of each Executive's employment with Unistar, the Executives will receive liquidated damages in the amount of the Factor (as hereinafter defined) times the Executive's yearly salary. The "Factor" is 2.99 for the first 12 months of each Employment Agreement, 2.00 for the second 12 months of each Employment Agreement and 1.00 thereafter.


      Transition and Retention Plans. In order to facilitate Executone's business plan in connection with the Offering, Executone has offered to Messrs. Yacenda and Hopwood, participants in the Stock Plan, a retention and incentive program effective as of ___________, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with Unistar terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. Unistar has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Closing Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with Unistar and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, Unistar and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from Unistar, Unistar will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If Unistar terminates the employment of Messrs. Yacenda or Hopwood, Unistar will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.


The Option Plan


      The existing Unistar Board has adopted, and Executone, as the sole stockholder of Unistar, has approved, the Unistar Corporation Stock Option Plan (the "Option Plan") for the purpose of attracting and retaining executive officers and employees. The Option Plan will be administered by the Compensation Committee of the Unistar Board (the "Committee").

      Officers and other employees of Unistar and "parent" and "subsidiary" corporations (within the meaning of Code section 424) of Unistar are eligible to participate in the Option Plan. Under Code section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of stock of a company (or of any other "parent corporation"), and a "subsidiary" corporation generally is a corporation of which such company (or any other "subsidiary" of such company) owns at least 50 percent of the total combined voting power of all classes of stock. The Committee selects the individuals who will participate in the Option Plan ("Participants").


      The Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of Unistar Common Stock. The Plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), and (ii) options not intended to so qualify ("nonqualified options"). Code Section 422 imposes various requirements in order for an option to qualify as an ISO-e.g., a maximum ten-year term and an option price that is not less than the fair market value of the underlying shares on the date of grant. In the case of an ISO granted to a Participant who is a Ten Percent Stockholder (defined below), the ISO must expire within five years of the date of grant, and the option price may not be less than 110% of the fair market value of the underlying shares on the date of grant. A Participant is a Ten Percent Stockholder if he owns, or is deemed to own, more than ten percent of the total combined voting power of all classes of stock of Unistar or a parent or subsidiary of Unistar. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, brothers, sisters, ancestors and lineal descendants. A Participant and such persons are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a stockholder, partner or beneficiary.

      In addition, under Code Section 422, no Participant may receive ISOs (under all incentive stock option plans of Unistar and its parent or subsidiary corporations) that are first exercisable in any calendar year for Unistar Common Stock having an aggregate fair market value (determined as of the date the ISO is granted) that exceeds $100,000 (the "$100,000 Limit"). To the extent options first become exercisable by a Participant in any calendar year for a number of shares of Unistar Common Stock in excess of the $100,000 Limit, they will be treated as nonqualified options.



      The principal difference between options qualifying as ISOs under Code
Section 422 and nonqualified options is that a Participant generally will not recognize ordinary income at the time an ISO is granted or exercised, but rather at the time the Participant disposes of shares acquired under the ISO. In contrast, the exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the Participant. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an ISO.



      The Committee will determine the option exercise period and any conditions on exercisability of options granted under the Option Plan. The exercise price will be determined by the Committee at the time of grant, but will not be less than the fair market value of the Unistar Common Stock on the date of grant if the option is intended to be an ISO (or less than 110% of such fair market value in the case of an ISO granted to a Ten Percent Stockholder). No Participant may be granted, in any calendar year, options for more than 200,000 shares of Unistar Common Stock.


      An option may be exercised for any number of shares of Unistar Common Stock up to the full number for which the option could be exercised. A Participant will have no rights as a stockholder with respect to shares of Unistar Common Stock subject to an option until the option is exercised. Any shares of Unistar Common Stock subject to options that are forfeited (or expire without exercise) pursuant to the terms established at the time of grant will again be available for grant under the Option Plan. Payment of the exercise price of an option granted under the Option Plan may be made in cash, cash equivalents acceptable to the Committee or, if permitted by the option agreement, by surrendering to Unistar shares of Unistar Common Stock having a fair market value equal to the option exercise price.

      No option award may be granted under the Option Plan more than 10 years after the earlier of the date that the Unistar Board adopted, or the stockholder of Unistar approved, the Plan. The Unistar Board may amend or terminate the Option Plan at any time, but an amendment will not become effective without stockholder approval if the amendment increases the number of shares that may be issued under the Option Plan (other than equitable adjustments upon certain corporate transactions), or changes the class of individuals eligible to become Participants. No amendment will affect a Participant's outstanding award without the Participant's consent.

                          SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS OF UNISTAR COMMON STOCK
                           AND UNISTAR PREFERRED STOCK


By Management



      The following table sets forth the number of shares of Unistar Common Stock and Unistar Preferred Stock expected to be beneficially owned following the Offering, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon certain assumptions. These assumptions are (i) the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of September 30, 1998 is the same as such ownership on the Record Date, (ii) each person listed below exercises all Rights received by him in the Offering, (iii) none of the persons listed below acquire beneficial ownership of unexercised Rights as a result of their interest in the Unistar Buying Group, LLC pursuant to the Standby Agreement with Unistar and (iv) the Executone Preferred Holders have received 15% of the Original Issuance pursuant to the Exchange Agreement. A list of the individuals who are expected to be executive officers of Unistar immediately following the Offering is set forth under "MANAGEMENT OF UNISTAR." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.


                                     Estimated Amount        Estimated     Estimated Amount and    Estimated
                                      and Nature of          Percentage     Nature of Preferred  Percentage of
    Name of                           Common Stock          of Common        Stock Beneficial      Preferred
 Beneficial Owner                    Beneficial Ownership      Stock            Ownership             Stock
 ----------------                    --------------------   ----------      ------------------    -------------


Robert A. Berman(1)........           1,089,950              9.3%             46,356               61.8%
Stanley M. Blau....                     107,638              *                    -                 -
Alan Kessman.......                     347,467              3.0%                 -                 -
Jerry M. Seslowe (2)...............      75,020              *                 1,408                1.9%
Michael W. Yacenda.                     171,372              1.5%                 -                 -
Charles A. Degliomini.........                -              -                    -                 -
Howard Goldfrach...                           -              -                    -                 -
Robert W. Hopwood..                      21,743              *                    -                 -
All Directors and
Officers as a group                   1,813,190             15.4%             47,764               63.7%



 * Denotes less than 1% beneficial ownership.

(1)To be owned by Watertone Holdings L.P./Watermark Investments Limited, L.L.C., an entity controlled by Mr. Berman, which is located at 730 Fifth Avenue, New York, New York 10038.
(2) Includes shares owned by Resource Holdings.



By Others



      The following table sets forth each person or entity (other than persons set forth in the preceding table) that is expected to beneficially own more than 5% of Unistar Common Stock and Preferred Stock outstanding immediately following the Offering, based upon certain assumptions. These assumptions are: (i) the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of September 30, 1998 is the same as such ownership on the Record Date; (ii) each person listed below exercises all Rights received by him in the Offering; and (iii) none of the persons listed below acquire beneficial ownership of unexercised Rights as a result of their interest in the Unistar Buying Group, LLC. pursuant to the Standby Agreement with Unistar.


                                    Estimated Amount        Estimated     Estimated Amount and    Estimated
                                     and Nature of          Percentage     Nature of Preferred  Percentage of
   Name of                           Common Stock          of Common        Stock Beneficial      Preferred
Beneficial Owner                    Beneficial Ownership      Stock            Ownership             Stock
----------------                    --------------------   ----------      ------------------    -------------

Heartland Advisors,Inc.              1,812,971                 15.4%                 -                  -
790 North Milwaukee Street
Milwaukee, WI 53202

Entities Associated with               649,015                  5.5%                  -                  -
Edmund H., Shea, Jr.
655 Brea Canyon Road
Walnut Creek, CA  91789

Lawndale Capital                       685,120                  5.8%                  -                  -
Management LLC One
Sansome Street, Suite 3900
San Francisco, CA
94104

Cooper Life Sciences                555,976                  4.7%              23,646               31.5%
160 Broadway
New York, NY 10038

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
              EXECUTONE COMMON STOCK AND EXECUTONE PREFERRED STOCK


By Management


      The following table sets forth as of September 30, 1998, except as otherwise provided in footnote (1) to this table, the beneficial ownership of Executone's voting shares by all current directors and nominees of Executone, the Chief Executive Officer, the former Chief Executive Officer and the four next most highly compensated executive officers in 1997 and all current directors and executive officers of Executone as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.



                                             Amount and Nature of
  Title of Class   Name of Beneficial Owner   Beneficial Ownership   Percent of Class(1)
  --------------   ------------------------   --------------------   -------------------

Common Stock       Louis K. Adler                   138,123(2)              *
                   Stanley M. Blau                  538,193                1.05
                   Stanley J. Kabala                400,000                 *
                   Alan Kessman                   1,737,337                3.35
                   Andrew Kontomerkos               407,083                 *
                   John P. Hectus                       -0-                 *
                   Thurston R. Moore               132,235(3)               *
                   Vic Northrup                    127,537(4)               *
                   Richard S. Rosenbloom            73,900(5)
                   Jerry M. Seslowe                209,615(6)               *
                   Shlomo Shur                     626,456                 1.43
                   Michael W. Yacenda              856,860(7)              1.72
                   All Current Directors
                   and Officers as a
                   Group (13 Persons)            3,562,480(8)              6.99


Series A Stock     Louis K. Adler                    1,436                  *
                   Stanley M. Blau                     -0-                  *
                   Stanley J. Kabala                   -0-                  *
                   Alan Kessman                        -0-                  *
                   Andrew Kontomerkos                  -0-                  *
                   John P. Hectus                      -0-                  *
                   Thurston R. Moore                   -0-                  *
                   Vic Northrup                        -0-                  *
                   Richard S. Rosenbloom               -0-                  *
                   Jerry M. Seslowe                  4,692(9)              1.8
                   Shlomo Shur                         -0-                  *
                   Michael W. Yacenda                  -0-                  *
                   All Current Directors
                   and Officers as a
                   Group (13 Persons)                6,128                 2.45

Series B Stock     Louis K. Adler                      575                  *
                   Stanley M. Blau                     -0-
                   Stanley J. Kabala                   -0-
                   Alan Kessman                        -0-
                   Andrew Kontomerkos                  -0-
                   Thurston R. Moore                   -0-
                   Vic Northrup                        -0-
                   Richard S. Rosenbloom               -0-
                   Jerry M. Seslowe                 1,877(10)              1.87
                   Shlomo Shur                         -0-
                   Michael W. Yacenda                  -0-
                   All Current Directors
                   and Officers as a
                   Group (13 Persons)                2,452                 2.45



(1) Information is provided as reported to the Company as of September 30, 1998 for all owners except Andrew Kontomerkos and Shlomo Shur, as to whom the information is provided as of May 15, 1998, when their employment by Executone terminated. With respect to the Executone Common Stock, percentages shown are based upon 49,964,492 shares of Executone Common Stock actually outstanding as of September 30, 1998. In cases where the beneficial ownership of the individual or group includes options, warrants or convertible securities, the percentage is based on 49,964,492 shares of Executone Common Stock actually outstanding, plus the number of shares issuable upon exercise or conversion of any such options, warrants or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question.

     In the case of the Series A Preferred Stock and the Series B Preferred Stock, percentages shown are based on 250,000 and 100,000 shares, respectively, actually outstanding as of September 30, 1998.
(2) Includes 83,615 shares issuable upon exercise of options and 25,000 shares issuable upon exercise of warrants, 91,918 of which are exercisable within 60 days of September 30, 1998. Does not include 76,445 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Mr. Adler.
(3) Includes 45,900 shares subject to options exercisable within 60 days of September 30, 1998.
(4) Includes 56,494 shares subject to options, of which 34,108 are exercisable within 60 days of September 30, 1998.
(5) Includes 45,900 shares subject to options, all of which are exercisable within 60 days of September 30, 1998.
(6) Includes 51,612 shares subject to options, all of which are exercisable, and 25,000 shares subject to warrants, 16,666 of which are exercisable within 60 days of September 30, 1998. Also, includes 12,755 shares of Common Stock owned and 63,559 shares of Common Stock subject to exercisable options held by Resource Holdings, of which Mr. Seslowe is a managing director and in which he holds a greater than 10% ownership interest. Does not include 203,756 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Mr. Seslowe or the 45,875 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Resource Holdings.
(7)  Includes 3,576 shares issuable upon conversion of the Company's
     Debentures, of which Mr. Yacenda beneficially owns $38,000 in principal amount or less than 1% of the outstanding principal amount.
(8) Includes 773,921 shares subject to options, and 50,000 shares subject to warrants, of which 351,593 and 16,666, respectively, are exercisable within 60 days of September 30, 1998, and 35,765 shares issuable upon conversion of the Company's Debentures.
(9)  Includes 862 shares held by Resource Holdings.
(10) Includes 345 shares held by Resource Holdings.

By Others


      The following table lists any person (including any "group" as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, to the knowledge of Executone, was the beneficial owner as of September 30, 1998, of more than 5% of the outstanding voting shares of any class or series of Executone stock. Unless otherwise noted, the owner has sole voting and dispositive power with respect to the securities.

                                                    Amount and
                                                    Nature of
                    Name and Address of             Beneficial        Percent of
 Title of Class       Beneficial Owner              Ownership         Class(1)
 --------------       ----------------              ---------         --------

                 Heartland Advisors,Inc.
Executone        790 North Milwaukee
Common Stock     Street Milwaukee, WI 53202          9,064,855(2)         18.14%

                 Lawndale Capital Management LLC
                 One Sansome Street, Suite 3900
                 San Francisco, CA  94104           3,425,604             6.86%

                 Entities Associated with
                 Edmund H. Shea, Jr.
                 655 Brea Canyon Road
                 Walnut Creek, CA  91789            3,245,078(3)          6.52%

Executone        Watertone Holdings, L.P./
Series A         Watermark  Investments
Preferred Stock  Limited, L.L.C.
                 730 Fifth Avenue
                 New York, NY  10038                  154,520            61.81%

                 Cooper Life Sciences
                 160 Broadway
                 New York, NY 10038                    78,819            31.53%

Executone        Watertone Holdings,                   61,807            61.81%
Series B         L.P./Watermark
Preferred Stock  Investments Limited, L.L.C.
                 730 Fifth Avenue
                 New York, NY  10038

                 Cooper Life Sciences                  31,528            31.53%
                 160 Broadway
                 New York, NY 10038






(1) With respect to the Executone Common Stock, percentages shown are based upon 49,964,492 shares of Executone Common Stock actually outstanding as of September 30, 1998. In cases where the beneficial ownership of the individual or group includes options, warrants or convertible securities, the percentage is based on 49,964,492 shares actually outstanding, plus the number of shares issuable upon exercise or conversion of any such options, warrants or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question. In the case of the Executone Series A Preferred Stock and the Executone Series B Preferred Stock, percentages shown are based on 250,000 and 100,000 shares, respectively, actually outstanding as of September 30, 1998.

(2) Heartland Advisors shares power to vote 625,000 of such shares.


(3) Includes 11,935 shares of Executone Common Stock issuable upon conversion of Executone's Debentures, of which entities associated with Mr. Shea own $148,800 in principal amount, representing less than 1% of the outstanding principal amount. The Shea entities share the power to vote and dispose of all such shares.

                      DESCRIPTION OF UNISTAR CAPITAL STOCK



      Under the Unistar Certificate, the total number of shares of all classes of stock that Unistar has authority to issue is 26,000,000 consisting of 1,000,000 shares of Unistar Preferred Stock, and 25,000,000 shares of Unistar Common Stock. An aggregate of up to approximately 9,992,000 shares of Unistar Common Stock is expected to be sold in the Offering, based on the number of shares of Executone Common Stock outstanding on September 30, 1998. The actual number of shares sold will depend upon the number of shares of Executone Common Stock outstanding as of the Record Date.



Unistar Preferred Stock



      The Unistar Board is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE--Preferred Stock."



      As of the Closing Date, Unistar will have one series of preferred stock, the Unistar Preferred Stock, issued and outstanding, of which 75,000 shares will be issued and outstanding.


      Each share of the Unistar Preferred Stock has voting rights equal to one share of Unistar Common Stock. Until conversion by the holder or redemption by Unistar, the Unistar Preferred Stock will earn dividends equal to 50% of the consolidated Retained Earnings (as defined in the Unistar Certificate) of Unistar since the date of issuance of the Unistar Preferred Stock, as of the end of a fiscal period, less any dividends paid to the holders of the Unistar Preferred Stock prior to such date (the "Preferred Dividends"). All dividends on Unistar Preferred Stock are payable only (i) when and as declared by the Unistar Board, (ii) upon conversion or redemption of the Unistar Preferred Stock or
(iii) upon liquidation, and only if at the time of a proposed payment (A) the cumulative Retained Earnings of Unistar is positive, and (B) the net income of Unistar in the preceding fiscal year exceeded $1,000,000.



      The Unistar Preferred Stock is convertible under certain conditions described below during the Conversion Period for up to a maximum of the number of shares of Unistar Common Stock necessary, when added to the Unistar Common Stock issued to the Executone Preferred Holders in the Original Issuance, to total 34% of the outstanding Unistar Common Stock including only the Original Issuance and the Underlying Shares. Based on the number of shares of Executone Common Stock outstanding as of September 30, 1998, this formula would result in the Unistar Preferred Stock being convertible into a maximum of 3,384,404 shares of Unistar Common Stock if Unistar meets certain revenue and profit parameters. The actual number of shares of Unistar Common Stock into which the Unistar Preferred Stock will be convertible will depend on the number of shares of Executone Common Stock outstanding on the Record Date. The Conversion Period is defined as the period commencing on the date of issuance of the Unistar Preferred Stock and ending on January 20, 2002.


      Each share of the Unistar Preferred Stock is convertible, provided Unistar had net income for the immediately preceding fiscal year of at least $1,000,000, into the product of the excess of such net income over $1,000,000, divided by 12 million, times the estimated maximum number of shares of Unistar Common Stock per share of Unistar Preferred Stock, which is estimated to be 44.95 based on the number of outstanding shares of Executone Common Stock on June 30, 1998. The Unistar Preferred Stock is also convertible during the Conversion Period for the estimated maximum of 3,384,404 shares of Unistar Common Stock (or an estimated
44.95 shares of Unistar Common Stock per share of Unistar Preferred Stock), at any time the cumulative net revenues of Unistar exceed $50 million. The Unistar Preferred Stock is also convertible during the Conversion Period for the same maximum number of shares of Unistar Common Stock if a controlling interest in Unistar is sold, transferred or assigned to a third party who is not a wholly-owned subsidiary of Unistar.


      The Unistar Preferred Stock is redeemable by Unistar for the maximum number of shares into which it might be converted, or an estimated total of 3,384,404 shares of Unistar Common Stock, at Unistar's option; provided, however, that such redemption right may not be exercised by Unistar if, on the date that Unistar elects to exercise its redemption right, the market price of the Unistar Common Stock is less than $1.00 per share as appropriately adjusted with respect to any subdivisions, stock dividends or combinations of the Unistar Common Stock, except with the consent of the holders of two-thirds of the outstanding shares of Unistar Preferred Stock.

      The Unistar Preferred Stock is entitled to a preference on any voluntary or involuntary dissolution, liquidation or winding up of Unistar, equal to $3,500,000 plus any accrued and unpaid Preferred Dividends.


      While any of the Unistar Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director (as hereinafter defined ), the holders of a majority of the outstanding Unistar Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of Unistar ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the Unistar Preferred Stock, shall have the right to nominate one director for election to the Unistar Board (the "Series A Director"). Unistar shall use its best efforts to cause each such nominee to be elected as a member of the Unistar Board. The designee of the holders of the Unistar Preferred Stock on the Unistar Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of Unistar Preferred Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the Unistar Preferred Stock voting as a separate class.


Unistar Common Stock


      The holders of Unistar Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors, and, except as otherwise required by law, the holders of such shares exclusively possess all voting power. The Unistar Certificate does not provide for cumulative voting in the election of directors. The holders of Unistar Common Stock are entitled to such dividends as may be declared from time to time by Unistar Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Unistar available for Offering to such holders. No dividends can be paid to the holders of Unistar Common Stock as long as there are arrearages in Preferred Dividends. All shares of Unistar Common Stock received in the Offering will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE."


Stockholder Rights Plan



      On ___________, 1998, the Unistar Board approved a Stockholder Rights Agreement, dated as of and to be effective on _____________, 1998 (the "Stockholder Rights Agreement") between Unistar and ________________, as Stockholder Rights Agent, having the principal terms summarized below. In accordance with the Stockholder Rights Agreement, the Unistar Board also declared a dividend distribution of one right (each, a "Stockholder Right") for each outstanding share of Unistar Common Stock to stockholders at the close of business on the Closing Date.



      Each Stockholder Right entitles the registered holder to purchase from Unistar one share of the Unistar Common Stock. Stockholders will receive one Stockholder Right per share of Unistar Common Stock held of record at the close of business on the Closing Date. The exercise price of each Stockholder Right will be $_____, subject to adjustment (the "Purchase Price").


      Stockholder Rights will also attach to shares of Common Stock issued after the Closing but prior to the Distribution Date (as hereinafter defined) unless the Unistar Board determines otherwise at the time of issuance. The description and terms of the Stockholder Rights are set forth in the Stockholder Rights Agreement.



      The Stockholder Rights will be appurtenant to the Unistar Common Stock and will be evidenced by Unistar Common Stock certificates (the "Stockholder Rights Certificates"), and no separate certificates evidencing the Stockholder Rights will be distributed initially. The Stockholder Rights will separate from the Unistar Common Stock and a distribution of the Stockholder Rights Certificates will occur (the "Distribution Date") upon the earlier of: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Unistar Common Stock (the "Stock Acquisition Date"); or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Distribution Date,
(i) the Stockholder Rights will be evidenced by the Stockholder Rights Certificates and will be transferred with and only with Stockholder Rights Certificates, (ii) any Stockholder Rights Certificates issued will contain a notation incorporating the Stockholder Rights Agreement by reference and (iii) the surrender for transfer of any Stockholder Rights Certificates outstanding will also constitute the transfer of the Stockholder Rights associated with the Unistar Common Stock represented by such Stockholder Rights Certificates.

      The Stockholder Rights are not exercisable until the Distribution Date and will expire at the close of business on ________________, 1999, unless earlier redeemed or exchanged by Unistar as described below. As soon as practicable after the Distribution Date, Stockholder Rights Certificates will be mailed to holders of record of the Unistar Common Stock as of the close of business on the Distribution Date, and thereafter such separate Stockholder Rights Certificates alone will represent the Stockholder Rights.



      While each Stockholder Right will initially provide for the acquisition of one share of Unistar Common Stock at the Purchase Price, the Stockholder Rights Agreement provides that if any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Stockholder Right (except as set forth below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Unistar Common Stock (or, in certain circumstances, cash, property or other securities of Unistar) having a value equal to twice the amount of the Purchase Price.


      In the event that, at any time following the Stock Acquisition Date, (i) Unistar is acquired in a merger, statutory share exchange or other business combination in which Unistar is not the surviving corporation, or (ii) 50% or more of Unistar's assets or earning power is sold or transferred, each holder of a Stockholder Right (except as set forth below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."


      Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase securities or assets of Unistar, Stockholder Rights that are or were owned by the Acquiring Person, or any affiliate or associate of such Acquiring Person, on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees). Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase common stock of a third party, or upon the authorization of an Exchange (as hereafter defined), Stockholder Rights that are or were owned by any Acquiring Person or any affiliate or associate of any Acquiring Person on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).


      The Purchase Price payable, and the number of shares of Unistar Common Stock or other securities or property issuable upon exercise of the Stockholder Rights are subject to adjustment from time to time to prevent dilution.


      At any time (including a time after any person becomes an Acquiring Person), the Unistar may exchange all or part of the Stockholder Rights (except as set forth below) for shares of Unistar Common Stock (an "Exchange") at an exchange ratio of one share per Stockholder Right, as appropriately adjusted to reflect any stock split or similar transaction.


      At any time until ten days following the Stock Acquisition Date, Unistar may redeem the Stockholder Rights in whole, but not in part, at a price of $.01 per Stockholder Right (the "Redemption Price"). Unistar may thereafter but prior to the occurrence of a Triggering Event redeem the Stockholder Rights in whole, but not in part, at the Redemption Price provided that such redemption is incidental to a merger or other business combination transaction involving Unistar that is approved by a majority of the Unistar Board, does not involve an Acquiring Person, and in which all holders of Unistar Common Stock are treated alike.

 After the redemption period has expired, Unistar's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Unistar Common Stock in a transaction or series of transactions not involving Unistar. Immediately upon the action of the Unistar Board ordering redemption of the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Redemption Price.


      Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Unistar, including, without limitation, the right to vote or to receive dividends. While the distribution of the Stockholder Rights will not be taxable to stockholders or to Unistar, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Stockholder Rights become exercisable for Unistar Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.


      Other than certain provisions relating to the principal economic terms of the Stockholder Rights, any of the provisions of the Stockholder Rights Agreement may be amended by the Unistar Board prior to the Distribution Date. After the Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the Unistar Board in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of Stockholder Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Stockholder Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made at such time as the Stockholder Rights are not redeemable.



                            DESCRIPTION OF THE RIGHTS

      Holders of shares of Executone Common Stock are receiving one Right for every share of Executone Common Stock owned, or a total of 49,964,492 Rights. Until __________, 1998, each Holder may purchase one share of Unistar Common Stock at the Subscription Price for each five Rights, or the Holder may sell the Rights in the market. A Holder may exercise Rights at any time during the Exercise Period beginning on _______, 1998 and ending at 5:00 p.m., New York City time, on the Expiration Date. See "THE OFFERING" for detailed information regarding the mechanics of the Offering.



  CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR
      CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN
           AND THE GENERAL CORPORATION LAW OF DELAWARE


General



      The Unistar Certificate and the Unistar Bylaws contain provisions that will make more difficult the acquisition of control of Unistar by means of a tender offer, a proxy contest, open market purchases, or otherwise. In addition, Unistar has adopted the Unistar Rights Plan pursuant to which there will be outstanding one Right for each share of Unistar Common Stock outstanding on the Closing Date, or (unless otherwise specified by the Unistar Board at the time of any such issuance) each share of Unistar Common Stock issued thereafter and prior to the date the Rights become exercisable. See "DESCRIPTION OF UNISTAR CAPITAL STOCK--Stockholder Rights Plan." The purpose of the Unistar Rights Plan and the relevant provisions of the Unistar Certificate and the Unistar Bylaws is to discourage certain types of transactions, described below, that may involve an actual or threatened change of control of Unistar and to encourage persons seeking to acquire control of Unistar to consult first with the Unistar Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of Unistar to an unsolicited proposal for a takeover of Unistar that does not have the effect of maximizing long-term stockholder value or is otherwise unfair to stockholders of Unistar, or an unsolicited proposal for the restructuring or sale of all or part of Unistar that could have such effects.


      Unistar believes that stocks issued in initial public offerings are often volatile and misunderstood by the market until the spun-off company has a chance to establish its own record and disseminate sufficient financial information to support proper financial analysis. Management believes that these anti-takeover provisions have special value during this early period of potential vulnerability.

      Also, although federal securities laws and regulations applicable to certain business combinations govern the disclosure required to be made to minority stockholders in order to consummate such a transaction, they do not assure stockholders that the terms of the business combination (i.e., what stockholders will receive for their shares of stock) will be fair from a financial standpoint. Although certain provisions of the federal regulations applicable to tender offers impose certain procedural requirements for the conduct of a tender offer those provisions are not intended to, and do not, maximize stockholder value.


      The Unistar Rights Plan and certain provisions of the Unistar Certificate and the Unistar Bylaws, in the view of Executone and Unistar, will help ensure that the Unistar Board, if confronted by a surprise proposal from a third party that has acquired a block of Unistar's stock, will have sufficient time to review the proposal as well as appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the Unistar Certificate and the Unistar Bylaws are designed to prevent a purchaser from utilizing "two-tier pricing" and similar inequitable tactics in the event of an attempt to take over Unistar.


      These provisions, individually and collectively, will make more difficult, and may discourage certain types of potential acquirors from proposing a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interest of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Unistar stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and the temporary fluctuations in the market price of the shares that often result from actual or considered takeover attempts.


      Set forth below is a description of certain provisions in the Unistar Certificate, the Unistar Bylaws and the Unistar Rights Plan. The description is intended as a summary only and is qualified in its entirety by reference to the Unistar Certificate, the Unistar Bylaws and the Unistar Rights Plan, copies of which are available upon request. Capitalized terms used and not defined herein are defined in the Unistar Certificate, the Unistar Bylaws or the Unistar Rights Plan.


Classified Board of Directors



      The Unistar Certificate provides for the Unistar Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 and 2001 annual meeting of stockholders. Starting with the 1999 annual meeting of stockholders, one class of directors will be elected each year for a three-year term.See "MANAGEMENT OF UNISTAR-- Officers and Directors."



      The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Unistar Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Unistar Board.


      Executone and Unistar believe that a classified board of directors will help to ensure the continuity and stability of the Unistar Board and Unistar's business strategies and policies as determined by the Unistar Board, because generally a majority of the directors at any given time will have had prior experience as directors of Unistar. The classified board provision will also help assure that the Unistar Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Unistar, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.


      While any of the Unistar Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director, the holders of a majority of the outstanding Unistar Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of Unistar ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the Unistar Preferred Stock, shall have the right to nominate the Series A Director. Unistar shall use its best efforts to cause each such nominee to be elected as a member of the Unistar Board. The designee of the holders of the Unistar Preferred Stock on the Unistar Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of Unistar Preferred Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the Unistar Preferred Stock voting as a separate class.

Removal of Directors; Filling Vacancies


      The Unistar Certificate provides that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the shares entitled to vote at a meeting of stockholders at which a quorum is present. This provision, when coupled with the provision in the Unistar Bylaws authorizing only the Unistar Board to fill vacant directorships until the next annual meeting of stockholders, will preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. Additionally, even if a director is removed for cause, the directors will fill the vacancy.


Special Meetings


      The Unistar Bylaws provide that special meetings of stockholders can be called only by the Chairman, President or a majority of the Unistar Board. Stockholders are not permitted to call a special meeting or to require that the Unistar Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business stated in the notice of meeting.


      This provision prevents a stockholder from forcing stockholder consideration of a proposal over the opposition of the Unistar Board by calling a special meeting of stockholders or calling for a vote on any proposal at a special meeting other than such proposals stated in the notice of meeting.


      This provision prevents a stockholder from forcing stockholder consideration of a proposal over the opposition of the Unistar Board prior to the time the Unistar Board believes such consideration to be appropriate.


Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors


      The Unistar Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Unistar Board, of candidates for election as directors ("the Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of Unistar (the "Business Procedure").


      The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Unistar Board or by a stockholder who has given timely written notice to the secretary of Unistar prior to the meeting at which directors are to be elected, will be eligible for election as directors of Unistar. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Unistar Board or by a stockholder who has given timely prior written notice to the secretary of Unistar of such stockholder's intention to bring such business before the meeting. Except for the election of directors at a special meeting, to be timely, notice under both the Nomination Procedure and the Business Procedure must be received by Unistar not less than 90 days prior to the meeting. In the case of an election of directors at a special meeting, notice must be received by the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders.


      Under the Nomination Procedure, notice to Unistar from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about the nominee, including age, business and residence addresses, principal occupation, the class and number of shares of Unistar stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing the nominee. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.


      Under the Business Procedure, notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting (including the specific proposal to be presented) and the reasons for conducting such business at the meeting, the name and record address of the stockholder, the class and number of shares of Unistar that are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If the chairman or other officer presiding at a meeting determines that a proposal was not properly brought before the meeting in accordance with the Business Procedure, it will not be considered at the meeting.

      The Nomination Procedure requires advance notice of nominations by stockholders in order to afford the Unistar Board a meaningful opportunity to consider the qualifications of the proposed nominees, and to the extent deemed necessary or desirable by the Unistar Board, to inform stockholders about such qualifications. The Business Procedure requires advance notice of a proposal in order to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Unistar Board, to provide the Unistar Board with a meaningful opportunity to inform stockholders, prior to the meeting, of the proposal, together with any recommendation as to the Unistar Board's position or belief as to action to be taken with respect to the proposal, so as to enable stockholders better to determine whether they desire to attend the meeting or grant a proxy to the Unistar Board as to the disposition of the proposal.


Preferred Stock



      The Unistar Preferred Stock to be outstanding as of the Closing Date is convertible under certain conditions into Unistar Common Stock, potentially making it more difficult for a potential acquiror to acquire control of Unistar. See "DESCRIPTION OF UNISTAR CAPITAL STOCK--Unistar Preferred Stock."


      As discussed in "DESCRIPTION OF UNISTAR CAPITAL STOCK--Unistar Preferred Stock," the Unistar Certificate authorizes Unistar Board to issue additional shares of preferred stock, in one or more classes or series. Executone and Unistar believe that the availability of the preferred stock will provide Unistar with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Unistar Common Stock, will be available for issuance without further action by Unistar's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which Unistar securities may be listed, although the preferred stock could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that could be in the best interests of the stockholders of Unistar.



Certain Voting Requirements


      The Unistar Certificate requires the affirmative vote of more than two-thirds of the outstanding shares of Unistar Common Stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions.


Stockholder Rights Plan



      For a discussion of the Unistar Rights Plan, see "DESCRIPTION OF UNISTAR CAPITAL STOCK--Stockholder Rights Plan."



Delaware General Corporation Law


      Section 203 of the Delaware General Corporation Law ("DGCL") regulates business combinations with interested stockholders. Under Section 203 of the DGCL, a Delaware corporation is prohibited from entering into a business combination with the beneficial owner of 15% or more of more of the corporation's outstanding voting stock (an "interested stockholder"), or its affiliates, for three years from the date such stockholder became an interested stockholder unless (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person or entity becoming an interested stockholder, (ii) the interested stockholder acquired at least 85% of such corporation's outstanding voting stock (excluding shares owned by persons who are directors, officers and by certain employee stock plans) in the same transaction in which such stockholder became an interested stockholder or (iii) on or subsequent to the date of the transaction by which the stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the corporation's outstanding voting stock (not including shares owned by the interested stockholder). In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. Unistar has not made such an election and, therefore, is currently subject to these provisions of the DGCL.

             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS


Limitation of Liability of Directors.

      The Unistar Certificate eliminates the liability of directors of Unistar to Unistar or its stockholders to the extent permitted by Delaware law.


Indemnification of Directors and Officers.

      The Unistar Certificate requires indemnification of officers and directors of Unistar to the extent permitted by Delaware law.



                              PLAN OF DISTRIBUTION


      Unistar is distributing herewith to each holder of shares of Executone Common Stock on the Record Date one Right for every share of Executone Common Stock owned. If the Amendments are approved by the Executone Shareholders at the Meeting, each five Rights will entitle the Holder to purchase one share of Unistar Common Stock at the Subscription Price. In the event that (i) not all of the Rights are exercised during the Exercise Period and (ii) the Offering is not terminated, Unistar Buying Group, LLC, a limited liability company owned by certain holders of Executone Preferred Stock, will purchase the remaining unsold shares of Unistar Common Stock at the Subscription Price pursuant to the Standby Agreement. For a description of the purposes of and reasons for the Offering, see "THE OFFERING-Purposes of and Reasons for the Offering." As of the Closing of the Offering, Unistar will be an independently-traded public company. Executone will bear the cost of the expenses of the Offering in the amount of $____________.


                                  LEGAL MATTERS


      The validity of the shares of Unistar Common Stock offered hereby will be passed upon for Unistar by Hunton & Williams, Richmond, Virginia. Thurston R. Moore, a member of Hunton & Williams, is a director of Executone. As of the Record Date, Mr. Moore beneficially owned [132,235] shares of Executone Common Stock, entitling him to receive [132,235] Rights in the Offering.


                                     EXPERTS

      The audited financial statements and schedules included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.




                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


      The following documents filed with the Commission by Executone pursuant to the Exchange Act are hereby incorporated by reference herein: (i) Executone's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as filed by Executone with the Commission on August 14, 1998; (ii) Executone's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed by Executone with the Commission on May 14, 1998; and (iii) Executone's Annual Report on Form 10-K for the year ended December 31, 1997, as filed by Executone with the Commission on April 15, 1998 (including those portions of Executone's Annual Report to Shareholders and definitive Proxy Statement as are incorporated therein by reference). In addition, all reports and other documents filed subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

      Executone will provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to EXECUTONE Information Systems, Inc., 478 Wheelers Farms Road, Milford, Connecticut 06460, Attention: Barbara C. Anderson, Esquire, Telephone No. (203) 876-7600.


      Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

                              SHAREHOLDER PROPOSALS

      Shareholders are entitled to present proposals for action at the Meeting if they comply with the applicable requirements of Executone's Bylaws then in effect and with the requirements of the proxy rules as promulgated by the Commission. Any proposals intended to be presented at the Meeting must be received in Executone's offices on or before _________, 1998, in order to be considered for inclusion in this Proxy Statement/Prospectus and form of proxy relating to such Meeting.

                                   PROXY CARD
                       EXECUTONE INFORMATION SYSTEMS, INC.
               478 WHEELERS FARMS ROAD, MILFORD, CONNECTICUT 06460


      This Proxy is Solicited on Behalf of the Board of Directors.


      The undersigned hereby appoints Stanley J. Kabala, Michael W. Yacenda and Barbara C. Anderson, or any of them, with full power of substitution in each, Proxies, to vote all the shares of Common Stock and Preferred Stock of EXECUTONE Information Systems, Inc. held of record by the undersigned at the close of business on ________, 1998, at a Special Meeting of Shareholders (the "Meeting") to be held on _________, 1998, at ______, or any continuation or adjournment thereof.


         1. Proposal to approve amendments to the Executone Articles of Incorporation, as amended


                       FOR                  WITHHOLD              ABSTAIN

                       ( )                     ( )                  ( )


      2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



                       FOR                  WITHHOLD              ABSTAIN

                       ( )                     ( )                  ( )




      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


      THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.


      IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


      Signature:                                      Date:


      Signature if held jointly:                            Date

      Note: Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          INDEX TO FINANCIAL STATEMENTS

                                                                     Page
                                                                   Reference
Unistar Gaming Corp. and Subsidiary
   Report of Independent Public Accountants                           F-2
   Consolidated Balance Sheets - December 31, 1997 and 1996           F-3
   Consolidated Statements of Operations -
      Years ended December 31, 1997, 1996 and 1995                    F-4
   Consolidated Statements of Cash Flows -
      Years ended December 31, 1997, 1996 and 1995                    F-5
   Consolidated Statements of Divisional Control -
      Years ended December 31, 1997, 1996 and 1995                    F-6
   Notes to Consolidated Financial Statements                         F-7

Unistar Gaming Corp. and Subsidiary

   Consolidated Balance Sheets - June 30, 1998 and 1997               F-15
   Consolidated Statements of Operations -
      Six months ended June 30, 1998 and 1997                         F-16
   Consolidated Statements of Cash Flows -
      Six months ended June 30, 1998 and 1997                         F-17
   Notes to Consolidated Financial Statements                         F-18


National Indian Lottery

   Report of Independent Public Accountants                           F-20
   Balance Sheets - June 30, 1998 and September 30, 1997              F-21
   Statements of Operations and Accumulated Deficit -
   Nine months ended June 30, 1998 and period from
   inception (January 16, 1995) to September 30, 1997                 F-22
   Statements of Cash Flows -
   Nine months ended June 30, 1998 and period from
   inception (January 16, 1995) to September 30, 1997                 F-23
   Notes to Financial Statements                                      F-24



All other financial statements and schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the above listed financial statements or the notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Unistar Gaming Corp.:


We have audited the accompanying consolidated balance sheets of Unistar Gaming Corp. and Subsidiary (a development stage company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and divisional control for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unistar Gaming Corp. and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP

Stamford, Connecticut
August 28, 1998, except with
respect to certain matters
described in Note 9, as to
which the date is September 14, 1998.

                       Unistar Gaming Corp. and Subsidiary
                           Consolidated Balance Sheets
                          (A Development Stage Company)





                                                             December 31,
                                                          1997          1996
ASSETS                                                ----------     ----------
Current Assets
    Notes receivable
                                                    $       -           $
9,000                                                 ----------     -----------
      Total Current Assets
                                                               -          9,000
Property & Equipment, net
Intangible Assets, net                                    24,000         17,000
Advances to NIL                                       15,841,000     15,841,000
Investment in IGT                                      2,779,295        667,587
Other Assets                                             700,000        700,000
      System Hardware and Software
      Other                                            3,413,768        487,130
                                                       1,332,361        436,305
                                                      -----------    -----------
                                                       4,746,129        923,435
                                                       ----------    -----------

            TOTAL ASSETS                             $24,090,424    $18,158,022
                                                     ===========    ===========

LIABILITIES AND DIVISIONAL CONTROL

LIABILITIES
Current Liabilities
  Current portion of capital lease obligations       $   107,484    $        -
  Accounts payable and accrued liabilities               805,378      1,076,215
                                                         -------      ---------
                                                         912,862      1,076,215

Long-Term Capital Lease Obligations                      433,068             -
                                                         -------      ---------
                                                        1,345,930     1,076,215

DIVISIONAL CONTROL

Investment in Unistar                                  24,310,263    17,837,389
Deficit Accumulated  During the Development Stage      (1,565,769)     (755,582)
                                                       ----------      --------

                                                       22,744,494    17,081,807
                                                       ----------    ----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL                    $24,090,424   $18,158,022
                                                      ===========   ===========


The accompanying notes are an integral part of these consolidated balance sheets.

                       Unistar Gaming Corp. and Subsidiary
                      Consolidated Statements of Operations
                          (A Development Stage Company)


                                                                                         Cumulative
                                                                                       from Inception
                                                 Pre-acquisition     Post-acquisition    (July 29, 1993)
                                                ---------------------------------------------------------
                                                  Year-Ended          Year-Ended            through
                                                  December 31,        December 31,        December 31,
                                                                      ------------        ------------
                                                     1995            1996       1997           1997
                                                     ----            ----       ----           ----

Revenues                                          $      -           $    -    $  -          $   -



Cost of Revenues                                         -                -       -              -
                                                    -------         --------    --------      --------
      Gross Profit                                $      -           $    -    $  -          $   -

Operating Expenses:
  Payroll and related                              409,043           460,499     629,287      1,840,925
  Other selling, general and administrative      2,036,137           288,331     227,416      3,695,988
  Depreciation and amortization                      5,767             2,226       4,100         12,093
  Allocation of corporate expenses                       -                 -     313,044        313,044

  Expenses charged to NIL                                -                 -    (366,677)      (366,677)
                                                  --------------------------------------------------------
Operating Loss                                  (2,450,947)         (751,056)   (807,170)    (5,495,373
Other Expenses                                    (156,548)           (4,526)     (3,017)      (200,002)
                                               -------------- -------------------------------------------
Net Loss                                       $(2,607,495)        $(755,582)  $(810,187)   $(5,695,375)



The accompanying notes are an integral part of these consolidated financial statements.

                       Unistar Gaming Corp. and Subsidiary
                      Consolidated Statements of Cash Flows
                          (A Development Stage Company)


                                                                                                            Cumulative
                                                                                                           from Inception
                                                       Pre-acquisition            Post-acquisition        (July 29, 1993)
                                                        Year-Ended                 Year-Ended                 through
                                                        December 31,               December 31,             December 31,
                                                           1995                 1996         1997               1997
                                                           ----                 ----         ----               ----
Cash Flows from Operating Activities:
    Net Loss                                           $  (2,607,495)          $(755,582)  $(810,187)       $ (5,695,375)
    Adjustment to reconcile net loss to net
      cash used by operating activities:
      Depreciation and amortization                            5,767               2,226       4,100              14,323
         Other                                                13,700                   -           -             121,507
      Changes in working capital items:
        Accounts payable and accruals                       (472,799)           (503,319)    (10,592)           (655,667)
         Other working capital items, net                     (9,750)                660       9,000                 (90)
                                                              ------                 ---       -----                 ---
Net Cash Used by Operating Activities                     (3,070,577)         (1,256,015)   (807,679)         (6,215,302)
                                                          ==========          ==========    ========          ==========


Cash Flows from Investing Activities:
   Capital Expenditures                                            -            (501,098) (2,326,612)         (2,827,710)
   Distributions to CDA                                            -            (325,000)   (300,000)           (625,000)
    Funding of NIL operations                                      -            (342,587) (1,811,708)         (2,154,295)
    Funding for NIL building and pre-acquisition
     legal expenses                                                -          (1,863,056) (1,109,173)         (2,972,229)
   Investment in IGT                                               -            (700,000)          -            (700,000)
   Other                                                           -                  -      (47,128)            (69,432)
                                                             --------           --------     -------             -------
Net Cash Used by Investing Activities                              -          (3,731,741) (5,594,621)         (9,348,666)

Cash Flows from Financing Activities:
   Repayment of Capital Lease Obligations                          -                  -      (70,574)            (70,574)
    Funding from Executone                                 3,136,889           4,913,810   6,472,874          15,634,542

Net Cash Provided by Financing Activities                  3,136,889           4,913,810   6,402,300          15,563,968
                                                           ---------           ---------   ---------          ----------

Net (Decrease) Increase in Cash                               66,312             (73,946)         -                   -
Cash, beginning of period                                      7,634              73,946          -                   -
                                                               -----              ------
Cash, end of period                                    $      73,946           $      -    $      -          $        -
                                                        =============            =======     =======           =========
=======



The accompanying notes are an integral part of these consolidated statements.

                       Unistar Gaming Corp. and Subsidiary
                  Consolidated Statements of Divisional Control
                          (A Development Stage Company)



                                                                    Deficit
                                                                Accumulated
                                                                 During the
                                                  Investment    Development
                                                  in Unistar      Stage             Total
                                                 ----------      -----             -----
Pre-Acquisition

Balances at  Inception (July 29, 1993            $       -      $      -         $        -

 Funding from Predecessor Owner                  4,080,665             -           4,080,665
 Net Loss                                                -     (4,129,606)        (4,129,606)
Balances at December 18, 1995                 $  4,080,665    $(4,129,606)       $   (48,941)


Post-Acquisition
Balances at December 31, 1995 (*)             $ 12,711,000    $         -        $12,711,000


 Funding from Executone                          5,126,389              -          5,126,389
Net Loss                                                 -       (755,582)          (755,582)
                                            -------------------------------------------------
Balances at December 31, 1996                   17,837,389       (755,582)        17,081,807
 Funding from Executone                          6,472,874              -          6,472,874
Net Loss                                                 -       (810,187)          (810,187)
                                            -------------------------------------------------
Balances at December 31, 1997                  $24,310,263    $(1,565,769)       $22,744,494
                     === ====                  ===========    ===========        ===========



(*) There was no activity from the acquisition date, December 19, 1995, through December 31, 1995.

The accompanying notes are an integral part of these consolidated financial statements.

                       Unistar Gaming Corp. and Subsidiary
                   Notes to Consolidated Financial Statements
                          (A Development Stage Company)


Note 1 - The Company


Nature of the Business. On December 19, 1995, Executone Information Systems, Inc. (Executone) acquired 100% of the common stock of Unistar Gaming Corp. ("Unistar") for common and preferred stock with a combined value of $12.7 million. Unistar's wholly-owned subsidiary, UniStar Entertainment, Inc. ("UniStar Entertainment") has an exclusive five-year management agreement (the "NIL Agreement") with the Coeur d'Alene Tribe of Idaho (the "CDA") to provide design, development, financial and management services to the National Indian Lottery (the "NIL"). The NIL Agreement was approved in January 1995 by the National Indian Gaming Commission (the "NIGC") and is authorized by federal law and a compact between the State of Idaho and the CDA (the "Compact". The NIL encompasses a national telephone lottery and an on-line US Lottery Internet site. In return for these services, the NIL will pay UniStar Entertainment a fee equal to 30% of net profits as defined in the NIL Agreement. Since December 19, 1995, Unistar has operated as a division of Executone.

Development Stage Risks. Unistar is in the development stage and its activities to date have been primarily related to the organization of the company, negotiating the NIL Agreement, and developing the business and gaming systems necessary to operating a national telephone lottery and the on-line US Lottery Internet site. Unistar expects to derive the majority of its near-term revenues from the net profits of the NIL. Although the NIL is operational, it has yet to generate any net profits. Therefore, Unistar has yet to record any revenue.

Since this is the first venture of its kind, there are currently several legal challenges in process, along with potential federal legislation addressing Internet commerce (See Note 9). There can be no assurance that the legal challenges will be resolved in Unistar's favor, potentially resulting in the delay or suspension of NIL operations. Additionally, changes in federal law could make the NIL unlawful. Finally, as a new venture, there is no assurance of market acceptance of either the telephone or Internet lotteries, or of any of Unistar's products currently in development to the degree necessary for economic viability. Any of these events could have a material adverse effect on the financial condition or results of operation of the business. If these issues were not resolved in the manner anticipated by Unistar, it would have to evaluate the extent of impairment of its intangibles (See Intangible Assets in Note 3) and the collectibility of the receivable from the NIL (See Note 4).


Note 2 - Spin-off of Unistar


On August 12, 1998, the Board of Directors of Executone approved the following transactions; (a) a Share Exchange Agreement (the "Exchange Agreement") between the Executone preferred shareholders, Executone and Unistar which will result after the Offering in the Executone preferred shareholders owning 15% of Unistar's common stock (the "Unistar Common Stock") and 100% of Unistar's preferred stock (the "Unistar Preferred Stock") (which will be contingently convertible into additional shares of Unistar Common Stock up to a total, including the original issuance to the Executone preferred shareholders of 15% of the Unistar Common Stock, of 34% of the outstanding shares of Unistar Common Stock after the original issuance, the conversion and the rights offering), and
(b) a rights offering in which each Executone common shareholder receives one right for each share of Executone common stock outstanding. Each five rights will entitle the holder to purchase one share of Unistar Common Stock upon payment of the exercise price of a total of $.25 per share of Unistar Common Stock. As a result of these transactions, Unistar will become an independent, publicly-traded company. These transactions represent a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying values.

Prior to the transactions described above, Unistar has operated as a division of Executone since it was acquired by Executone on December 19, 1995. During the period of ownership, Executone has provided all funding for Unistar's operations. Executone has agreed to continue to provide financial support to Unistar until the date of closing of the Offering (the "Closing Date"), which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of Exchange Agreement. Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. The purpose of this contribution from Executone is to provide Unistar with sufficient funds to continue as a going concern until Unistar achieves a break-even cash position. In addition, Unistar will receive an estimated $2.5 million in proceeds from the Offering.

The Consolidated Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Unistar in the future or had it operated as a separate independent company during the periods presented. The Consolidated Financial Statements included herein do not reflect any changes that may occur in the financing and operations of Unistar as a result of the spin-off.

Note 3 - Summary of Significant Accounting Policies


Basis of Presentation. The accompanying consolidated financial statements include the accounts of Unistar and UniStar Entertainment. In consolidating the accompanying financial statements, all significant intercompany transactions have been eliminated. Unistar was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997 and are included in operating expenses in the Consolidated Statements of Operations (see Note 8). Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. The expenses allocated to Unistar for these services are not necessarily indicative of the expenses that would have been incurred if Unistar had been a separate, independent entity and had otherwise managed these functions. Subsequent to the spinoff, Unistar will be required to manage these functions and will be responsible for the expenses associated with the management of a public corporation.

In July 1997, Unistar began charging the NIL for shared activity expenses. Shared activity expenses represent all expenses incurred by Unistar which are direct expenses on behalf of the NIL, and consist primarily of payroll, fringe benefit and travel-related costs for three employees whose time is devoted 100% to the NIL. Such charges reduce Unistar operating expenses on the statement of operations and increase the advance to NIL on the balance sheet. These expenses will be Unistar expenses when Unistar becomes a standalone entity.


Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Pre-acquisition Financial Data. Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL, all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition. See below for a discussion of the accounting treatment for each category of these costs.


In addition, the Consolidated Statement of Cash Flows for the year ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a noncash transaction, there was no Unistar activity from December 19, 1995 through December 31, 1995.

The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.

Computer Hardware and Software. The costs of developing of the gaming and business software systems for the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, are all assets of Unistar and are classified in Other Assets on the Consolidated Balance Sheets. On January 1, 1998, these expenditures were reclassified to Property & Equipment and are being depreciated over the term of the NIL Agreement.

Intangible Assets. Intangible assets represent the excess of the purchase price of Unistar over the fair value of the net liabilities assumed. Intangibles amortization began January 1, 1998 with the commencement of the NIL Agreement and will continue over a five-year period. The amortization rate is the percentage derived by dividing current quarterly NIL revenue by management's estimate of total NIL revenue during the term of the NIL Agreement.

The carrying value of intangibles is evaluated periodically in accordance with the provisions of FAS No. 121 Accounting for the Impairment of Long-Lived Assets, by projecting future undiscounted net cash flows of the underlying business. If the sum of such cash flows is less than the book value of the long-lived assets, including intangibles, projected future cash flows are discounted and intangibles are adjusted accordingly. As of December 31, 1997, management believes no impairment of the carrying value of intangible assets exists. This analysis assumes that the issues of legality will be resolved in favor of Unistar (See Note 9). It also assumes that Unistar's expectation of future growth of the NIL will occur and that its efforts to market its technology and systems to state and international lotteries will prove successful. However, there is no assurance that any of these outcomes will occur.

Advances to NIL. In accordance with the NIL Agreement, Unistar is responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses, Unistar shared activity expenses and other operational costs. The first $8.5 million of such expenditures are not reimbursable to Unistar. Such costs consist of Unistar assets, including computer hardware and software costs, the investment in IGT, NIL startup costs and amounts expended by Unistar on behalf of the NIL. Computer hardware and software costs will be depreciated beginning January 1, 1998, while the NIL start-up costs will be amortized during the fourth quarter of 1998 and ultimately written off, effective January 1, 1999, in accordance with SOP 98-5. Any sums advanced above the $8.5 million requirement are recorded as advances from Unistar and will be reimbursed to Unistar from NIL net profits. Such reimbursement will be paid out of the first net profits generated by the NIL. In addition, Unistar is required to make a guaranteed monthly advance of $25,000 to the CDA, which began in 1995 under the previous owners, and will be reimbursed when the NIL is making profit distributions to Unistar. This advance is not included in the total expenditures used to calculate expenditures in excess of the $8.5 million expenditure threshold.

Unistar faces several legal issues relating to the legality of the NIL (See Note
9) and, to date, has not generated any revenue from its investment in the NIL. Unistar believes these advances will be collectible based upon a favorable resolution of the issues of legality and upon its projections for future growth of Unistar revenue. However, there is no assurance that any of these outcomes will occur.

Investment in IGT. Unistar owns 233,333 shares (a 2.2% ownership interest) of IGT (subsequently renamed Virtual Gaming Technologies and referred to herein as "IGT"). The investment in IGT is recorded at cost. The fair value of this investment is in excess of its carrying value as of August 28, 1998 and is approximately $1.3 million.


Other Assets. Unistar expenditures relating to the development of the gaming and business software systems for the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems have been included in Other Assets on the Consolidated Balance Sheets as of December 31, 1997 and 1996 (see Note 5).

Divisional Control. Historically, Unistar operated as a division of Executone. Accordingly, all operating, financing and investing activities of Unistar were funded through interdivisional transactions with Executone. The accompanying financial statements reflect this activity in the divisional control account. There has been no direct interest income or expense allocated to Unistar by Executone with respect to net liabilities or receivables. Prior to 1996, Unistar was funded by its previous owners.

Income Taxes. The taxable income of Unistar is included in the consolidated federal and state income tax returns of Executone. As a result, Unistar did not record a provision for income taxes in its historical financial statements. Due to the lack of any historical earnings and given that Unistar has only generated taxable losses since its inception, the accompanying Consolidated Statements of Operations reflect no current or deferred tax benefit for these losses (see Note
7).

Earnings Per Share. Earnings per share have been omitted from the Consolidated Statements of Operations since such information is not meaningful and Unistar is not an entity with its own capital structure.

Noncash Investing and Financing Activities. The following noncash investing and financing activities took place during the three years ended December 31, 1997:
                                            1997         1996         1995
                                          -------      --------     --------
   Net assets acquired for Executone
       common and preferred stock       $    ---       $   ---      $12,711,000
   Capital leases for equipment
       acquisitions611,126                   ---           ---              ---

Refer to the Consolidated Statements of Cash Flows for information on cash-related operating, investing and financing activities.


New Accounting Pronouncements. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. Unistar anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.


Note 4 - Advances to NIL


Certain Unistar expenditures to fund the NIL are reimbursable in accordance with the NIL Agreement. These expenditures for the years ended December 31, 1997 and 1996 are summarized as follows:


                                                        1997            1996
                                                     ---------      ------------

      NIL operating activities                      $2,154,295      $342,587
      Guaranteed distributions to the CDA              625,000       325,000
                                                       -------       -------
                Advances to NIL                     $2,779,295      $667,587
                                                    ==========      ========

Included in NIL operating activities are payroll and related costs, lobbying and legal fees, advertising and promotional expenses, Unistar shared activity expenses and other operational costs. Unistar shared activity expenses are direct NIL-related expenses incurred by Unistar which, effective July 1, 1997, are charged to the NIL. These costs include payroll and related costs for Unistar management personnel, as well as certain professional and other miscellaneous fees. Prior to July 1, 1997, such costs were included in Unistar's consolidated financial results. Startup costs relating to the development of additional applications for its technologies and services are not chargeable to the NIL and are not shared activity expenses.


Note 5 - Other Assets

Other assets consists of the following for the years ended December 31, 1997 and 1996:

                                                       1997             1996
                                                     ---------      ------------
      System Hardware and Software                  $3,413,768      $487,130
      NIL Building Costs                             1,072,654       223,726
      Executive Life Insurance & Other                 259,707       212,579
                                                       -------       -------

                Advances to NIL                     $4,746,129      $923,435
                                                    ==========      ========

With the commencement of the NIL Agreement in January 1998, Systems Hardware and Software expenditures were reclassified to Property and Equipment and are being depreciated over a five-year period.

Note 6 - Capital Lease Obligations

In 1997, Unistar has entered into capital lease arrangements for computer equipment with a net book value of approximately $540,000 at December 31, 1997. These leases have been capitalized using implicit interest rates which range from 8.4% to 9.5%.

The future maturities of long-term debt at December 31, 1997 are as follows:
$107,484 in 1998; $117,674 in 1999; $128,831 in 2000; $141,048 in 2001; $45,515
in 2002.

For the year ended December 31, 1997, cash payments for interest expense on indebtedness were not material.

Note 7 - Income Taxes

Since Unistar has yet to generate any current revenue and has no historical earnings to support the realization of any current or deferred tax benefits, no current or deferred tax benefit has been recorded on the Statements of Operations for income taxes applicable to the net loss. Unistar does have certain deferred tax assets which represent future tax deductions, but they can only be utilized if Unistar generates sufficient future taxable income. As of December 31, 1997, a valuation allowance has been provided for the entire deferred tax asset.

The components of and changes in the net deferred tax asset are as follows:

                                              Deferred
                                   Dec. 31,  (Expense)      Dec. 31
                                    1996       Benefit        1997
                                    ----      ---------       ----
Net operating losses            $  134,848  $  794,138  $  928,986
Deferred startup costs           2,895,833     324,075   3,219,908
                              ------------ ----------- -----------
                                 3,030,681   1,118,213   4,148,894

Valuation allowance             (3,030,681) (1,118,213) (4,148,894)
                              -------------------------------------
Deferred tax asset             $       -    $       -    $      -
                               ========     ========     =======



As of December 31, 1997, Unistar has net operating loss carryforwards (NOLs), subject to review by the Internal Revenue Service, available to offset future income for tax return purposes of approximately $2.3 million. The NOLs expire as follows: $337,000 in 2011; $1,985,000 in 2012.


For the years ended December 31, 1997 and 1996, Unistar's startup costs are being deferred for tax purposes and will be amortized in the future, as taxable income generated. The amounts included in Executone's NOLs primarily represent the deductibility of software development costs for tax purposes, which were capitalized for financial reporting purposes.


Note 8 - Related Party Transactions

Certain services are provided to Unistar by Executone including corporate management, legal, accounting, treasury, payroll, benefit administration, insurance, usage of computer systems, and office space at Executone's corporate office. During 1997, based upon a specific review of the corporate expenses incurred by Executone, $313,044 of such administrative costs were allocated to Unistar.


Certain software development services have been provided to Unistar by a firm, one of whose principals is related to an officer of Unistar. As of December 31, 1997, Unistar had incurred $193,000 in fees from this firm.


Subsequent to the Offering, certain services will be provided to Unistar by Executone under the terms of the Master Services Agreement. The services will include legal, payroll and benefit administration, office space at Executone's corporate office in Milford, CT, computer and various financial, accounting and tax services. Unistar will compensate Executone for these services at rates established in the Master Services Agreement, with such rate being equal to Executone's cost of providing each service, plus allocable overhead. Executone will provide these services for a period of 120 days after the separation of Unistar from Executone. Services can be extended beyond 120 days on a monthly basis by written agreement between the parties.


Note 9 - Commitments and Contingencies


Unistar, in its attempts to fulfill its responsibilities in accordance with the NIL Agreement, faces certain risks. In attempting to conduct both the telephone and Internet lotteries, the NIL, which Unistar is managing, will be directly competing against lotteries operated by various states. Accordingly, the NIL is facing anticipated legal attempts to restrict or prohibit these activities.

On September 14, 1998, the CDA, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of its counsel, Hunton & Williams, that the operation of the NIL is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the NIL and Unistar could have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

In an attempt to block the NIL, certain states issued letters under 18 U.S.C.
Section 1084 ("Section 1084") to prevent the long-distance carriers from providing telephone service to the NIL. In 1995, the CDA initiated legal action against AT&T Corporation (AT&T) to compel the long-distance carriers to provide telephone service to the NIL. The CDA's position is that the NIL is authorized by of the Indian Gaming Regulatory Act of 1988 ("IGRA"), that IGRA preempts state law, and that Section 1084 is inapplicable and, therefore, the states lack authority to issue the Section 1084 notification letters to any long distance carrier. On February 28, 1996, and in a related ruling on May 1, 1996, the Tribal Court ruled that the CDA had satisfied all requirements of IGRA and that the Section 1084 letters issued by certain state attorneys general in an effort to interfere with the lawful operation of the NIL are invalid. In addition, the Tribal Court ruled that AT&T cannot refuse to provide telephone service based upon Section 1084. On July 2, 1997, the Tribal Appellate Court affirmed the lower Tribal Court's rulings and analysis, upholding the CDA's right to conduct the telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment in the U.S. District Court in Idaho against the CDA, seeking a federal court ruling as to the enforceability of the Tribal Court's May 1, 1996 order affirming the CDA's right to conduct the telephone lottery. The CDA has answered that complaint and filed a motion for partial summary judgment. AT&T has filed a cross-motion for summary judgment. Nineteen state attorneys general have been granted leave to file a brief as amicus curiae in respect to the interpretation of IGRA. These matters are still pending.

On May 28, 1997, the State of Missouri brought an action in the Missouri Circuit Court in Kansas City against UniStar Entertainment and the CDA to enjoin the NIL's US Lottery Internet instant games offered by the CDA and managed by UniStar Entertainment. The complaint sought civil penalties, attorneys' fees and court costs. The complaint alleged that the US Lottery violates Missouri anti-gaming laws and that the marketing and promotion of the US Lottery violate the Missouri Merchandising Practices Act. The CDA and UniStar Entertainment removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand the case back to the state court. The Court subsequently granted a motion to dismiss the CDA from the case based on sovereign immunity. The Court preliminarily denied the motion to dismiss UniStar Entertainment based on sovereign immunity, although the Court indicated it might reconsider that decision. Unistar filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the CDA to the Eighth Circuit Court of Appeals.

On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing case against Unistar and filed the next day, a new action against the Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court in a different district. The State obtained a temporary restraining order from a state judge enjoining the marketing of the Internet and telephone lottery in the State of Missouri. On February 5, 1998, the U. S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to State Court or, in the alternative, to seek a preliminary injunction. Both Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending Federal legislation.


On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the US Lottery offered by the CDA on the Internet and managed by UniStar Entertainment. The complaint alleges that the offering of the US Lottery violates Wisconsin anti-gambling laws and that legality of the US Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the CDA from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.

Executone and Unistar have been advised by their outside counsel, Hunton & Williams, that based upon such firm's review of the applicable statutes, regulations and case law, the operation of the NIL is legal and the CDA and UniStar Entertainment will likely prevail in the pending litigation. However, such opinion of counsel is not binding upon any court, government agency or other tribunal and is based upon limited precedental case law and existing statutes and regulations. In July, 1998, the Senate passed an appropriations bill to fund the departments of Commerce, Justice and State for fiscal 1999, which included as an amendment a ban on Internet gaming offered by Senators John Kyl from Arizona and Richard Bryan from Nevada. The measure would have criminalized certain Internet gaming activities, but would have allowed states to create their own "closed loop" intrastate computer gambling networks. A similar bill was proposed in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the NIL unlawful. Congress adjourned without enacting any version of this Internet gaming ban into law.

Unistar is supporting efforts to include exceptions in any Internet gaming bill for gaming conducted by an Indian tribe that is authorized by IGRA. If legislation is signed into law that prohibits Internet gaming without such an exception, it would have a material adverse effect on Unistar's business as it relates to the NIL However, Unistar believes that if the final legislation includes exceptions for states to create their own computer gambling networks, it will create opportunities for Unistar to service this potential market with its electronic lottery terminals system.

UniStar Entertainment and the CDA believe that the NIL is legal and intend to defend the right of the CDA to offer the NIL on the Internet and via the telephone. Based on the outcome of the pending legal actions that UniStar Entertainment anticipates will occur, UniStar Entertainment does not believe the outcome of this litigation will have a material adverse effect on UniStar Entertainment's consolidated financial position, results of operations or liquidity. However, if the ultimate outcome of the litigation, particularly the Idaho case, were unfavorable to Unistar, or adverse legislation is enacted, such outcomes could have a material adverse effect on Unistar's current business, financial position and results of operations. In addition, the pending litigation, as well as other litigation that could be brought by states or others opposed to the NIL, could delay or suspend certain NIL operations. It is impossible at this time to predict the nature or extent of any delays or suspension of operations that might occur.


There are also market risks associated with the development of the NIL. Unistar believes there is a national market for the NIL based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. In the event that the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or if the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there could be a material adverse effect on NIL operations and, accordingly, on Unistar.

                       Unistar Gaming Corp and Subsidiary
                           Consolidated Balance Sheets
                          (A Development Stage Company)
                                   (Unaudited)

                                                              June 30,
                                                              --------
                                                        1998             1997
                                                     ---------        ---------
ASSETS
Current Assets
      Prepaids and other current assets             $   1,625        $       -
                                                    ----------      -----------
            Total Current Assets                        1,625                -

Property & Equipment, net                           3,915,000            14,000
Intangible Assets                                  13,002,580        15,841,000
Advances to NIL                                    10,995,187         1,246,266
Investment in IGT                                     700,000           700,000
Other Assets                                        1,610,085         3,277,960
                                                  ------------      -----------
            TOTAL ASSETS                          $30,224,477       $21,079,226
                                                  ===========       ===========


LIABILITIES AND DIVISIONAL CONTROL
LIABILITIES
Current Liabilities
  Current portion of capital lease obligations    $   115,336       $    76,971
  Accounts payable and accrued liabilities          1,446,849           832,502
                                                  ------------      -----------
                                                    1,562,185           909,473
Deferred Income                                     2,173,215                 -
Long-Term Capital Lease Obligations                   372,156           353,917
                                                   ----------       -----------
                                                    4,107,556         1,263,390
DIVISIONAL CONTROL
Investment in Unistar                              28,095,688        21,045,556
Deficit Accumulated  During the Development Stage  (1,978,767)       (1,229,720)
                                                   ----------        ----------
                                                   26,116,921        19,815,836
                                                   ----------        ----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL                $30,224,477       $21,079,226
                                                  ===========       ===========



The accompanying notes are an integral part of these consolidated balance sheets.

                       Unistar Gaming Corp and Subsidiary
                      Consolidated Statements of Operations
                          (A Development Stage Company)
                                   (Unaudited)


                                                                                             Cumulative
                                                               Six-Month Periods Ended      from Inception
                                                                    June 30,                (July 29, 1993)
                                                               -----------------------         through
                                                               1997            1998          June 30, 1998
                                                               ----            ----          -------------
   Revenues                                                   $     -       $    -            $       -

   Cost of Revenues                                                 -            -                    -
                                                              -----------   -----------       -----------
         Gross Profit                                               -            -                    -


   Operating Expenses:

     Payroll and related                                         331,424       300,320          2,141,245
     Other selling, general and administrative                   137,648       199,993          3,895,981
     Depreciation and amortization                                 2,050       412,999            425,092
     Allocation of corporate expenses                                -            -               313,044
     Expenses charged to NIL                                         -        (500,770)          (867,447)
                                                               ---------      --------           --------

   Operating Loss                                               (471,122)     (412,542)        (5,907,915)

   Other  Income (Expenses)                                       (3,016)         (458)          (200,460)
                                                                ----------    ---------         ----------

   Net Loss                                                   $ (474,138)   $ (413,000)      $ (6,108,375)
                                                              ==========    ==========       ============

   The accompanying notes are an integral part of these consolidated financial statements.

                       Unistar Gaming Corp and Subsidiary
                      Consolidated Statements of Cash Flows
                          (A Development Stage Company)
                                   (Unaudited)


                                                                                    Cumulative
                                                       Six-Month Periods Ended     from Inception
                                                              June 30,             (July 29, 1993)
                                                          ---------------              through
                                                         1997          1998         June 30, 1998
                                                         ----          ----         -------------

Cash Flows from Operating Activities:
  Net Loss                                            $ (474,138)  $ 413,000)      $  (6,108,375)
  Adjustment to reconcile net loss to net
     cash used by operating activities:
Depreciation and amortization                              2,050     412,999             427,322
     Other                                                     -           -             121,507
     Changes in working capital items
        Accounts payable and accruals                    (89,291)   (276,473)           (932,140)
        Other working capital items, net                   9,000      (1,624)             (1,714)
                                                           -----      ------              ------
Net Cash Used by Operating Activities                   (552,379)   (278,098)         (6,493,400)

Cash Flows from Investing Activities:
  Capital Expenditures                                (1,138,418) (1,131,052)         (3,958,762)
   Distributions to CDA                                 (150,000)   (150,000)           (775,000)

    Funding of NIL operations                           (428,679) (1,594,580)         (3,748,875)
    Funding for NIL building and pre-acquisition
     legal expenses                                     (895,681)   (394,512)         (3,366,741)
   Investment in IGT                                           -           -            (700,000)
   Other                                                 (23,062)   (184,125)           (253,557)
Net Cash Used by Investing Activities                 (2,635,840) (3,454,269)        (12,802,935)
                                                      ----------  ----------         -----------

Cash Flows from Financing Activities:
   Repayment of Capital Lease Obligations                (19,948)    (53,060)           (123,634)
    Funding from Executone                             3,208,167   3,785,427          19,419,969
                                                       ---------   ---------          ----------
Net Cash Provided by Financing Activities              3,188,219   3,732,367          19,296,335
                                                       ---------   ---------          ----------
Net (Decrease) Increase in Cash                                -           -                   -
Cash,  beginning of period                                     -           -                   -
                                                       ---------   ---------          ----------
Cash,  end of period                                   $       -    $      -        $          -
                                                       ========     =======         ===========


The accompanying notes are an integral part of these consolidated statements.

                       Unistar Gaming Corp and Subsidiary
              Notes to Unaudited Consolidated Financial Statements
                     Six Months Ended June 30, 1998 and 1997
                                   (Unaudited)


Note 1 - The Consolidated Balance Sheets at June 30, 1998 and 1997 and the Consolidated Statements of Operations and Cash Flows for the six-month periods ended June 30, 1998 and 1997 have not been audited, but have been prepared in conformity with the accounting principles applied in the Unistar Gaming Corp. and Subsidiary ("Unistar") audited consolidated financial statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997. In the opinion of management, this information includes all material adjustments necessary for a fair presentation. The results for the six-month periods are not necessarily indicative of the results expected for the year.


These consolidated financial statements should be read in conjunction with the audited financial statements and notes as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997.


Unistar is in the development stage and its activities to date have been primarily related to the organization of the company, negotiating the NIL Agreement, and developing the business and gaming systems necessary to operating a national telephone lottery and the on-line US Lottery Internet site. See Note 1 in the audited financial statements and notes as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 for a discussion of development stage risks.

Advances to NIL as of June 30, 1998, include approximately $1.3 million of costs incurred by the NIL, which are not yet funded by Unistar.

Note 2 - In January 1998, the National Indian Lottery (the "NIL") became operational with the launch of the draw lottery. Unistar reclassified $4.3 million of assets from Other Assets to Property & Equipment during the six-month period ended June 30, 1998 and commenced depreciating the assets over the 5-year term of the management agreement between the Coeur d'Alene Tribe of Idaho (the "CDA") and UniStar Entertainment, Inc. ("Unistar Entertainment") which commenced in January, 1998 (the "NIL Agreement"). Property & Equipment consists of the following at June 30, 1998 and 1997:

                                          1998           1997
                                       ---------      --------
      Computer Hardware              $   743,749$            -
      Computer Software                3,347,138             -
      Office Phone System                116,073             -
      Other                              101,366        18,276
                                    ------------    ----------
                                       4,308,326        18,276
      Less: Accumulated Depreciation    (393,326)       (4,276)
                                    ------------    ----------
                                      $3,915,000     $  14,000
                                      ==========     =========

Depreciation expense for the six-month period ended June 30, 1998 was $387,000. Effective January 1998, Unistar also began amortizing intangibles. Intangibles amortization for the six-month period ended June 30, 1998 was $26,000. Intangibles will be charged to expense over the 5-year term of the NIL Agreement. The amortization rate is the percentage derived by dividing current quarterly NIL revenue by management's estimate of total NIL revenue during the term of the NIL Agreement.

Note 3 - Beginning in July 1997, and in accordance with the NIL Agreement, Unistar commenced charging the NIL for Unistar shared activity expenses. During the six-month period ended June 30, 1998, $500,770 of shared activity expenses were charged to the NIL.

Note 4 - Due to advertising, professional fees and other startup costs, the NIL has yet to generate profits. As a result, Unistar has not recognized any revenue under the terms of the NIL Agreement as of June 30, 1998.

Note 5 - In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. Unistar anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.

Note 6 - During the three-month period ended June 30, 1998, certain provisions in the NIL Agreement have been clarified based upon the current operational status of the NIL. These provisions relate to the reclassification of certain costs from a non-reimbursable asset category to a reimbursable category to Unistar by the NIL. Accordingly, $5.0 million has been reclassified to Advances to NIL representing additional amounts reimbursable from the NIL, offset by a $2.8 million reduction in intangibles (reflecting pre-acquisition costs) and $2.2 million in deferred income (reflecting post-acquisition costs previously expensed by Unistar prior to 1998). These adjustments reflect the additional expenditures which are receivable from the NIL and will be repaid when the NIL is making profit distributions.

Note 7 - In order to facilitate Executone's business plan in connection with the Offering, Executone has offered to Michael W. Yacenda and Robert Hopwood, participants in the Stock Plan, a retention and incentive program effective as of ___________, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with Unistar terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. Unistar has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Closing Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with Unistar and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, Unistar and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from Unistar, Unistar will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If Unistar terminates the employment of Messrs. Yacenda or Hopwood, Unistar will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Tribal Gaming Director of the Coeur d'Alene Tribe:


We have audited the accompanying balance sheet of the National Indian Lottery as of September 30, 1997, and the related statements of operations and accumulated deficit and cash flows for the period from inception (January 16, 1995) to September 30, 1997. These financial statements are the responsibility of the entity's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the National Indian Lottery as of September 30, 1997, and the results of its operations and its cash flows for the period from inception to September 30, 1997 in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Stamford, Connecticut
November 4, 1997, except
with respect to certain matters
discussed in Note 4, as to which
the date is September 14, 1998.

                             National Indian Lottery
                                 Balance Sheets

                                             September 30,    June 30,
                                                 1997           1998
                                                 ----           ----
Assets                                                       (Unaudited)

Current Assets

     Cash                                     $  10,470      $  39,565
     Accounts receivable                         26,402         53,408
     Other current assets                       185,527        170,584
                                              ---------       ---------
        Total current assets                    222,399        263,557

Property and equipment, net                   2,523,036      2,511,565
                                               ---------      ---------
     Total Assets                            $2,745,435     $2,775,122
                                              ==========     ==========
Liabilities & Deficit
Current Liabilities

     Accounts payable & accrued liabilities    $ 320,306      $ 19,095
     Customer deposits                           123,005       226,393
                                               ---------      ---------
        Total current liabilities                443,311       245,488

Advances from Unistar:
     Operating capital                         3,237,303     9,970,187
     Guaranteed distributions to CDA             800,000     1,025,000
                                               ---------     ---------
                                               4,037,303    10,995,187
                                               ---------     ---------
     Total Liabilities                         4,480,614    11,240,675

Contributed Capital from Unistar               5,324,356     3,241,275
Accumulated Deficit                           (7,059,535)  (11,706,828)
                                              ----------    ----------
     Total Deficit                            (1,735,179)   (8,465,553)
                                              ----------    ----------
     Total Liabilities & Deficit              $2,745,435    $2,775,122
                                              ==========    ==========


The accompanying notes are an integral part of these balance sheets.

                             National Indian Lottery
                Statements of Operations and Accumulated Deficit

                                 Inception       Nine-Month    Cumulative From
                             Jan. 16, 1995) to   Period Ended  Inception Through
                               Sept. 30, 1997    June 30, 1998    June 30, 1998
                               --------------     -------------   ---------
                                                   (Unaudited)    (Unaudited)

Revenues                       $    537,645      $ 7,747,009     $ 8,284,654

Cost of Revenues                    455,915        6,913,516       7,369,431
                                  ---------     ------------    ------------
Gross Profit                         81,730          833,493         915,223
                                  ---------     ------------    ------------
Costs and Expenses:
      Payroll and payroll-related   218,946          492,227         711,173
      Travel and entertainment      271,374            5,646         277,020
      Professional fees           2,565,858          968,208       3,534,066
      Legal and audit fees        1,113,054        1,276,998       2,390,052
      Shared activities           1,396,086          701,081       2,097,167
      Advertising & promotions      433,903        1,382,978       1,816,881
      CDA Payment                   128,001                -         128,001
      Depreciation                        -           42,600          42,600
      Other                         214,043          386,048         600,091
                               ------------     ------------     -----------
                                  6,341,265        5,255,786      11,597,051
                               ------------     ------------     -----------
Net Loss                         (6,259,535)      (4,422,293)    (10,681,828)
                               ============     ============     ===========


Accumulated Deficit,
 beginning of period                      -      (7,059,535)               -
Guaranteed Distributions
 to the CDA                        (800,000)       (225,000)      (1,025,000)
                                -----------     -----------     ------------
Accumulated Deficit,
 end of period                  $(7,059,535)   $(11,706,828)    $(11,706,828)
                                ===========    ============     ============



The accompanying notes are an integral part of these statements.

                             National Indian Lottery
                             Statement of Cash Flows








                                                 Inception            Nine-Month     Cumulative From
                                               (Jan. 16, 1995) to    Period Ended    Inception To
                                                 Sept. 30, 1997      June 30, 1998   June 30, 1998
                                                 --------------      -------------   -------------
                                                                      (Unaudited)     (Unaudited)


Cash Flows from Operating Activities:
Net loss                                          $(6,259,535)       $(4,422,293)     $(10,681,828)
Depreciation                                                -             42,600            42,600
Changes in working capital items                      231,382          1,097,613         1,328,995
                                                      -------          ---------         ---------
Net Cash Used by Operating Activities              (6,028,153)        (3,282,080)       (9,310,233)

Cash Flows from Investing Activities:
Capital expenditures                               (2,523,036)           (31,129)       (2,554,165)
                                                   ----------            -------        ----------
Net Cash Used by Investing Activities              (2,523,036)           (31,129)       (2,554,165)

Cash Flows from Financing Activities:

Contributed capital from Unistar                     5,324,356        (2,083,081)        3,241,275
Advances from Unistar                                4,037,303         5,650,385         9,687,688
Guaranteed distributions to the CDA                   (800,000)         (225,000)       (1,025,000)
                                                      --------          --------        ----------
Net Cash Provided by Financing                       8,561,659         3,342,304        11,903,963
                                                     ---------         ---------        ----------
Activities
Net Increase in Cash                                    10,470            29,095            39,565
Cash, Beginning of Period                                    -            10,470                 -
                                                      --------            ------         ---------
Cash, End of Period                                $    10,470       $    39,565      $     39,565
                                                   ===========       ===========      ============




The accompanying notes are an integral part of these statements.

                             National Indian Lottery
                          Notes to Financial Statements
Note 1 - Nature of the Business

Organization


The Coeur d'Alene Tribe of Idaho (the "CDA") is a federally recognized Indian tribe possessing sovereign powers of self-government over the Coeur d'Alene Indian Reservation. The CDA established an enterprise known as the National Indian Lottery (the "NIL") on January 16, 1995. The NIL consists of the activities related to the development and operation of a telephone lottery and related Internet games.


Gaming Compact


Regulation of gaming on Indian lands is provided for under the provisions of the Indian Gaming Regulatory Act of 1988 ("IGRA"). Pursuant to IGRA, an Indian tribe may conduct gaming on Indian land if that tribe has entered into a compact with the state where the tribe is located and the Secretary of the Interior has approved the compact. In December 1992, the CDA entered into a 1992 Class III Gaming Compact (the "Compact") with the State of Idaho, which set forth the provisions under which the CDA would conduct specified gaming operations, including a lottery, on its reservation. The Compact also authorized the CDA to enter into management agreements for the development and operation of its gaming activities.

 NIL Agreement

The CDA entered into a management agreement (the "NIL Agreement") with UniStar Entertainment, Inc. ("UniStar Entertainment") to provide design, development, financial and management services to the NIL. The NIL Agreement was approved in January 1995 by the National Indian Gaming Commission ("NIGC"). The NIL encompasses a national telephone lottery and an on-line US Lottery Internet site. In return for these management services, the NIL will pay UniStar Entertainment a fee equal to 30% of net profit. Net profit is defined as gross revenues of the NIL, less amounts paid for prizes and total gaming related operating expenses. The remaining 70% of the net profits will be paid to the CDA. Under the NIL Agreement, Unistar is required to provide funding for the development of the NIL, including the construction of the NIL facility on the reservation, computer and software costs to build the operating systems and other development costs. See Note 3 for further detail on Unistar funding. Although UniStar Entertainment is responsible for the development and day-to-day management of the NIL, the CDA's Director of Gaming has direct management oversight authority over budgets relating to the startup and/or operation of the NIL, all contracts or subcontracts entered into for the purposes of operating the NIL and other matters specified in the NIL Agreement.

The term of the NIL Agreement is for five years from the date the NIL begins gaming activities (for contract purposes, gaming activities commenced in January
1998). The NIL Agreement can be extended for an additional two years with the approval of the NIGC. The CDA shall have the right after the five- or seven-year term of the NIL Agreement, subject to NIGC requirements and approvals, to continue to operate the NIL, utilizing UniStar Entertainment proprietary systems for an indefinite period for an annual royalty payment to be negotiated between the CDA and UniStar Entertainment of not more than 5% of net profits.

NIL Lottery Games

Unistar contracted with third parties for software development and system architecture for the NIL's Internet and telephone-based lottery. The architecture of the NIL Internet-based lottery, particularly the business system, data base structure and the banking interface, was completed in 1997 for the CDA's Internet instant games, which began test marketing in July 1997. This was a critical building block in Unistar's further development of the NIL's telephone-based lottery that the CDA launched in January 1998.

The NIL product portfolio consists of two product lines - instant lottery games and draw lottery games. Both the instant and draw lottery games are conducted under the US Lottery trade name. Instant games are modeled after state lottery scratch off instant tickets and include such games as Lotto and Bingo. The draw product line consists of the Super 6 national weekly draw lottery where tickets are available both by telephone and over the Internet. The Super 6 was launched on January 20, 1998.


Development Stage Risks


The NIL's activities to date have been primarily related to the development of the NIL telephone lottery, including the on-line Internet site. The NIL was considered a development stage enterprise until it commenced its planned principal operations on January 20, 1998 with the launch of the Super6 draw lottery, a telephone-based lottery game. The NIL has generated $8.3 million in gross revenues since inception on January 16, 1995. In addition, as of June 30, 1998, the NIL has incurred cumulative losses since inception of $10.7 million. The NIL's funding through June 30, 1998 has been provided through advances and capital contributions from Unistar totaling $14.2 million.

There is no assurance that the legal issues currently pending will be resolved in favor of the NIL (See Note 4). Such challenges could result in a temporary or permanent restriction or prohibition of NIL activities in certain states or nationwide. In addition, there is no assurance that there will be market acceptance of a telephone or Internet lottery, both of which are new to the marketplace. Even in the event that these risks are overcome, the NIL is not expected to generate significant net profit until 1999.


In addition, the NIL is dependent upon the capital, management and operational skills of Unistar, including the development of the call center and Internet software systems necessary for the operation of the telephone and Internet lotteries.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation


The accompanying financial statements include the accounts of the NIL, an enterprise wholly-owned by the CDA and established to develop and operate a telephone lottery and related Internet games. Accordingly, the accompanying financial statements do not include any other entities owned or operated by the CDA.


Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition


Revenue from the NIL's Internet lottery is recognized when a customer electronically purchases a ticket for one of the US Lottery games at the reservation operation center located on the Coeur d'Alene Reservation in Idaho. In the telephone and Internet draw lottery, revenue is recognized when the drawing is held and is based upon the sales value of tickets purchased.


Operating Capital


Unistar, in accordance with the NIL Agreement, is funding the operations of the NIL. Funding which is not reimbursable from the future net profits of the NIL is being reflected in the accompanying financial statements as contributed capital. Funding which is reimbursable from the future net profits of the NIL is reflected in the accompanying financial statements as advances from Unistar (See Notes 3 and 6).


Income Taxes

The CDA is an Indian Tribal Corporation organized under Section 17 of the Indian Reorganization Act of 1934 and is not subject to either federal or state income taxes. As a result, the NIL has made no provision for such taxes.

Property and Equipment

Property and equipment at June 30, 1998 and September 30, 1997 consists of the building which serves as the NIL operations center. Depreciation commenced in January 1998 when the NIL was deemed operational and will continue on a straight-line basis over the building's estimated 30-year service life. Accumulated depreciation as of June 30, 1998 totaled $42,600.

Note 3- Funding Provided by Unistar


In accordance with the NIL Agreement, Unistar is responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures are not reimbursable to Unistar. Certain expenditures that are included in the $8.5 million requirement are Unistar assets, such as the computer system and related software development costs, and do not appear as assets of the NIL. NIL operating expenses funded by Unistar are recorded as capital contributions to the NIL to the extent they are not reimbursable. Any sums advanced above the $8.5 million requirement are recorded as advances from Unistar and will be reimbursed to Unistar from lottery net profits once the NIL begins generating net profits. Based upon expenditures through June 30, 1998, Unistar has exceeded the $8.5 million minimum requirement.


A cumulative summary of operating capital funded by Unistar through June 30, 1998 and September 30, 1997 is as follows:

NIL Statements                                September 30, 1997        June 30, 1998
--------------                                ------------------        -------------
      NIL operating and development expenses      $ 6,259,535           $  10,681,828
      Building costs, net of depreciation           2,523,036               2,511,565
       Other                                        (220,912)                  18,069
                                                    8,561,659              13,211,462
Unistar Assets Used by NIL
      Computer system development                   3,017,094               5,082,833
      Miscellaneous PP&E                              158,550                 175,892
                                                 ------------           -------------
                                                    3,175,644               5,258,725
Total Funding by Unistar                           11,737,303              18,470,187
Non-Reimbursable Funding                            8,500,000               8,500,000
                                                 ------------           -------------
Reimbursable to Unistar                           $ 3,237,303           $   9,970,187
                                                 ============           =============



Cumulative expenditures at June 30, 1998 are approximately $10.0 million in excess of the $8.5 million minimum. This excess is reimbursable to Unistar and, accordingly, $10.0 million of the Unistar funding as of June 30, 1998 has been reflected as an advance from Unistar.

Advances from Unistar to the NIL as of June 30, 1998, include approximately $1.3 million of costs incurred by the NIL, which are not yet funded by Unistar.


Note 4 - Commitments and Contingencies


Unistar, in its attempts to fulfill its responsibilities in accordance with the NIL Agreement, faces certain risks. In attempting to conduct both the telephone and Internet lotteries, the NIL, which Unistar is managing, will be directly competing against lotteries operated by various states. Accordingly, the NIL is facing anticipated legal attempts to restrict or prohibit these activities.

On September 14, 1998, the CDA, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of it counsel, Hunton & Williams, that the operation of the NIL is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the CDA and Unistar could have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

In an attempt to block the NIL, certain states issued letters under 18 U.S.C.
Section 1084 ("Section 1084") to prevent the long-distance carriers from providing telephone service to the NIL. In 1995, the CDA initiated legal action against AT&T Corporation (AT&T) to compel the long-distance carriers to provide telephone service to the NIL. The CDA's position is that the NIL is authorized by the Indian Gaming Regulatory Act ("IGRA") passed by Congress in 1988, that IGRA preempts state law, and that Section 1084 is inapplicable and, therefore, the states lack authority to issue the Section 1084 notification letters to any long-distance carrier. On February 28, 1996, and in a related ruling on May 1, 1996, the Tribal Court ruled that the CDA had satisfied all requirements of IGRA and that the Section 1084 letters issued by certain state attorneys general in an effort to interfere with the lawful operation of the NIL are invalid. In addition, the Tribal Court ruled that AT&T cannot refuse to provide telephone service based upon Section 1084. On July 2, 1997, the Tribal Appellate Court affirmed the lower Tribal Court's rulings and analysis, upholding the CDA's right to conduct the telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment in the U.S. District Court in Idaho against the CDA, seeking a federal court ruling as to the enforceability of the Tribal Court's May 1, 1996 order affirming the CDA's right to conduct the telephone lottery. The CDA has answered that complaint and filed a motion for partial summary judgment. AT&T has filed a cross-motion for summary judgment. Nineteen state attorneys general have been granted leave to file a brief as amicus curiae in respect to the interpretation of IGRA. These matters are still pending.

On May 28, 1997, the State of Missouri brought an action in the Missouri Circuit Court in Kansas City against UniStar Entertainment and the CDA to enjoin the NIL's US Lottery Internet instant games offered by the CDA and managed by UniStar Entertainment. The complaint sought civil penalties, attorneys' fees and court costs. The complaint alleged that the US Lottery violates Missouri anti-gaming laws and that the marketing and promotion of the US Lottery violate the Missouri Merchandising Practices Act. The CDA and UniStar Entertainment removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand the case back to the state court. The Court subsequently granted a motion to dismiss CDA from the case based on sovereign immunity. The Court preliminarily denied the motion to dismiss UniStar Entertainment based on sovereign immunity, although the Court indicated it might reconsider that decision. Unistar filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the CDA to the Eighth Circuit Court of Appeals.

On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing case against Unistar and filed the next day, a new action against the Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court in a different district. The State obtained a temporary restraining order from a state judge enjoining the marketing of the Internet and telephone lottery in the State of Missouri. On February 5, 1998, the U. S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to State Court or, in the alternative, to seek a preliminary injunction. Both Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending Federal legislation.


On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the US Lottery offered by the CDA on the Internet and managed by UniStar Entertainment. The complaint alleges that the offering of the US Lottery violates Wisconsin anti-gambling laws and that legality of the US Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the CDA from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.


Executone and Unistar have been advised by their outside counsel, Hunton & Williams, that based upon such firm's review of the applicable statutes, regulations and case law, the operation of the NIL is legal and the CDA and UniStar Entertainment will likely prevail in the pending litigation. However, such opinion of counsel is not binding upon any court, government agency or other tribunal and is based upon limited precedental case law and existing statutes and regulations. In July, 1998, the Senate passed an appropriations bill to fund the departments of Commerce, Justice and State for fiscal 1999, which included as an amendment a ban on Internet gaming offered by Senators John Kyl from Arizona and Richard Bryan from Nevada. The measure would have criminalized certain Internet gaming activities, but would have allowed states to create their own "closed loop" intrastate computer gambling networks. A similar bill was proposed in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the NIL unlawful. Congress adjourned without enacting any version of this Internet gaming ban into law.


Unistar is supporting efforts to include exceptions in any Internet gaming bill for gaming conducted by an Indian tribe that is authorized by IGRA. If legislation is signed into law that prohibits Internet gaming without such an exception, it could have a material adverse effect on Unistar's business as it relates to the NIL However, Unistar believes that if the final legislation includes exceptions for states to create their own computer gambling networks, it will create opportunities for Unistar to service this potential market with its electronic lottery terminals system.

UniStar Entertainment and the CDA believe that the NIL is legal and intend to defend the right of the CDA to offer the NIL on the Internet and via the telephone. Based on the outcome of the pending legal actions that UniStar Entertainment anticipates will occur, UniStar Entertainment does not believe the outcome of this litigation will have a material adverse effect on UniStar Entertainment's consolidated financial position, results of operations or liquidity. However, if the ultimate outcome of the litigation, particularly the Idaho case, were unfavorable to Unistar, or adverse legislation is enacted, such outcomes could have a material adverse effect on Unistar's current business, financial position and results of operations. In addition, the pending litigation, as well as other litigation that could be brought by states or others opposed to the NIL, could delay or suspend certain NIL operations. It is impossible at this time to predict the nature or extent of any delays or suspension of operations that might occur.

There are also market risks associated with the development of the NIL. Unistar believes there is a national market for the NIL based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. In the event that the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or if the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there could be a material adverse effect on NIL operations and, accordingly, on Unistar.


Note 5 - Related Party Transactions


Shared activity expenses are expenses incurred by Unistar on behalf of the NIL and consist of payroll and related costs, professional fees and other miscellaneous costs. Such amounts are included on the NIL statement of operations and totaled $701,081 for the nine-month period ended June 30, 1998 and $1.4 million from inception through September 30, 1997. In 1995, the NIL paid $128,001 to the CDA.



Note 6 - Guaranteed Distributions to CDA


Unistar is required to fund a minimum of $25,000 each month to the CDA as a guaranteed net profit distribution, regardless of whether the NIL has commenced operations or whether its net profits are adequate to fund such commitment. This guaranteed payment will be deducted from the CDA's share of future NIL net profit distributions and will be reimbursed to Unistar. Accordingly, the guaranteed payments to the CDA are reflected as a distribution from the NIL in the accompanying financial statements. Since inception, these advances from Unistar on behalf of the NIL total $800,000 and $1,025,000 as of September 30, 1997 and June 30, 1998, respectively.

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the offer made by this Proxy Statement/Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS
                                                                           Page

PROXY STATEMENT/PROSPECTUS SUMMARY...........................................1
RISK FACTORS.................................................................9
EXECUTONE SPECIAL MEETING...................................................16
THE OFFERING................................................................17
FEDERAL INCOME TAX CONSEQUENCES.............................................21
USE OF PROCEEDS.............................................................22
THE COMPANY.................................................................23
DISTRIBUTION POLICY.........................................................23
CAPITALIZATION..............................................................24
UNISTAR OPERATIONS UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...25 UNISTAR OPERATIONS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION...28 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS..............................................................30
ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING.........36
BUSINESS AND PROPERTIES OF UNISTAR..........................................38
MANAGEMENT OF UNISTAR.......................................................47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................49
EXECUTIVE COMPENSATION......................................................50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF UNISTAR COMMON STOCK
 AND UNISTAR PREFERRED STOCK................................................55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EXECUTONE COMMON STOCK
 AND EXECUTONE PREFERRED STOCK..............................................57
DESCRIPTION OF UNISTAR CAPITAL STOCK........................................60
DESCRIPTION OF THE RIGHTS...................................................63
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR
 CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE
 GENERAL CORPORATION LAW OF DELAWARE........................................63
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................67
PLAN OF DISTRIBUTION........................................................67
LEGAL MATTERS...............................................................67
EXPERTS.....................................................................67
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................67
SHAREHOLDER PROPOSALS.......................................................68
INDEX TO FINANCIAL STATEMENTS..............................................F-1


     Until __________ __, 199_ (25 days after the date of this Proxy Statement/Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.





                                9,992,838 Shares


                              UNISTAR GAMING CORP.


                                  Common Stock


                                 -------------
                                   PROSPECTUS
                                 -------------


                                     , 1998

                                         PART II


                           INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

      Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant in connection with the issuance and distribution of the Rights and the Unistar Common Stock.


Securities and Exchange Commission, registration fee..............   $  737
NASD filing fee...................................................    ______
[Nasdaq  National Market] listing fee.............................    ______
Printing and mailing..............................................    ______
Accountant's fees and expenses....................................    ______
Counsel fees and expenses.........................................    ______
Miscellaneous.....................................................    ______
    Total.........................................................   $
                                                                     =======


Item 14.  Indemnification of Directors and Officers


      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.


      The Amended and Restated Certificate of Incorporation of the Registrant (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve at the request of the Registrant as a director, officer, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement that are actually and reasonably incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Registrant within 30 days after the receipt by the Registrant of a written statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that it shall be a condition precedent to the advance payment of such expenses that there shall have been delivered to the Registrant a written undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified hereunder or otherwise. No bond or other security shall be required. The Registrant shall not be obligated to reimburse the costs of any settlement to which it has not agreed.


      No amendment, termination or repeal of such provision or any of the relevant provisions of the DGCL or any other applicable laws shall in any way diminish the rights of any director or officer of the Registrant to indemnification or to the advancement of costs and expenses under such provision with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.


      If such provision or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Registrant shall nevertheless indemnify, and advance costs and expenses to, each director or officer of the Registrant as to any costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement with respect to any proceeding, to the full extent permitted by any applicable portion of such provision that shall not have been invalidated and to the fullest extent permitted by law.


      If the DGCL is amended after the filing of the Certificate with the Delaware Secretary of State to further expand the indemnification permitted to directors and officers of the Registrant, then the Registrant shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.


      The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.


      The Certificate also provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director provided that this provision shall not eliminate or limit the liability of a directors: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (ii) under Section 174 of the DGCL; or (iv) or any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the initial filing of the Certificate to further eliminate or limit the personal liability of directors, then the liability of a Director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, termination or repeal of such provision shall in any way diminish any right or protection of a director of the Registrant that existed at the time of the final adoption of such amendment, termination or repeal.


      The Reorganization Agreement provides for indemnification by Executone of the Registrant, its Directors and officers, and by the Registrant of Executone, its Directors and officers for certain liabilities, including certain liabilities arising in connection with the Offering.


Item 15.  Recent Sales of Unregistered Securities

      On December 19, 1995, Executone acquired 100% of the Unistar Common Stock with a combined value of for Executone Common Stock and Executone Preferred Stock with a combined value of $12.7 million. Registrant issued these shares of Unistar Common Stock in reliance on an exemption from registration under Section 4(2) of the Securities Act.

      On August 12, 1998, Registrant entered into a Share Exchange Agreement pursuant to which Registrant will issue at the Closing Date Unistar Common Stock and Unistar Preferred Stock with a combined value ranging between approximately $5.1 million and $6.8 million, based on the estimate of the Executone Board, to holders of Executone Preferred Stock as described in the Prospectus. Registrant will issue these shares of Unistar Common Stock and Unistar Preferred Stock in reliance on an exemption from registration under Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

      (a) Financial Statements. All other schedules are omitted because the required information is not applicable or the information required has been disclosed in the financial statements and related notes included in the Prospectus.

      (b) Exhibits

   Exhibit No.    Description
   -----------    -----------
       3.1*       Amended and Restated Certificate of Incorporation of the Registrant
       3.2*       Bylaws of the Registrant
       4.1        Form of Common Stock Certificate
       4.2        Form of Rights Certificate
       4.3        Form of Stockholder Rights Agreement between Registrant and _________________.
       5.1        Opinion of Hunton & Williams
       8.1        Tax Opinion of Hunton & Williams
      10.1*       Share Exchange Agreement, dated August 12, 1998, between Executone, Registrant and
                  Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard
                  Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis K. Adler and
                  Resource Holdings Ltd.
      10.2*       Form of Reorganization Agreement between Registrant and Executone
      10.3*       Form of Master Services Agreement between Registrant and Executone
      10.4*       Form of Tax Sharing Agreement between Registrant and Executone
      10.5*       Form of Standby Agreement between Registrant and Unistar Buyer Group, LLC
      10.6*       Unistar Corporation Stock Option Plan
      10.7*       Employment Agreement, dated August 31, 1998, between Registrant and Michael W.
                  Yacenda
      10.8*       Employment Agreement, dated August 31, 1998, between Registrant and Robert W.
                  Hopwood
      10.9*       Employment Agreement, dated August 31, 1998, between Registrant and Charles A.
                  Degliomini
     10.10*       Transition and Retention Plan of Michael W. Yacenda
     10.11*       Transition and Retention Plan of Robert W. Hopwood
     10.12*       NIL Agreement, dated January 16, 1995, between UniStar Entertainment and the
                  National Indian Lottery
     10.13        Consulting Agreement, dated ________, between Registrant and Alan Kessman
     10.14        Financial Advisory Agreement, dated _______, between Registrant and Resource
                  Holdings  Ltd.
     10.15**      Securities Purchase Agreement, dated September 5, 1996, between UniStar
                  Entertainment, Inc. and Virtual Gaming Technologies, Inc. (formerly Internet
                  Gaming Technologies, Inc.).
     10.16**      Common Stock Purchase Warrant for the purchase of up to 200,000 shares of common stock, $.00001 par value, of Virtual Gaming Technologies, Inc.
     10.17**      Agreement, dated February 11, 19997, between UniStar Entertainment, Inc. and
                  CasinoWorld Holdings, Ltd.
     21.1**       Subsidiaries of Unistar
     23.1**       Consent of Hunton & Williams
     23.2**       Consent of Arthur  Andersen LLP
     24.1         Power of Attorney (included on signature page)
     27.1**       Financial Data Schedule for the Six-Month Period Ended June 30, 1998
     27.2*        Financial Data Schedule for the Year Ended December 31, 1997
     99.1*        Consent of Robert A. Berman to be named as a Director nominee
     99.2*        Consent of Stanley M. Blau to be named as a Director nominee
     99.3*        Consent of Alan Kessman to be named as a Director nominee
     99.4*        Consent of Jerry M. Seslowe to be named as a Director nominee
     99.5*        Consent of  Michael W. Yacenda to be named as a Director nominee

------------------------

*  Previously Filed
**Filed herewith


Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by Unistar Buying Group, LLC during the subscription period, the amount of unsubscribed securities to be purchased by Unistar Buying Group, LLC, and the terms of any subsequent reoffering thereof. If any public offering by Unistar Buying Group, LLC is to be made, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milford, State of Connecticut, on the 13th day of November, 1998.


                              UNISTAR GAMING CORP.
                              a Delaware corporation
                              (Registrant)



                               By:  /s/ Michael W. Yacenda
                                   _________________________________

                                   Michael W. Yacenda
                                   President, Treasurer, Principal Executive
                                   Officer, Principal Financial Officer and
                                   Principal Accounting Officer

      Each person whose signature appears below hereby constitutes and appoints Michael W. Yacenda his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 13th day of November, 1998 in the capacities indicated.


Signature                                    Title
---------                                    -----

/s/ Alan Kessman                  Director and Vice Chairman
------------------------
Alan Kessman
By Michael W. Yacenda,
Attorney-in-Fact


/s/ Michael W. Yacenda            Director, President, Treasurer
-------------------------         Principal Executive Officer,
Michael W. Yacenda                Principal Financial Officer
                                  and Principal Accounting Officer

                                  EXHIBIT INDEX

                                                                                                Sequentially
     Exhibit      Document                                                                      Numbered Page
     -------      --------                                                                      -------------

       3.1*       Amended and Restated Certificate of Incorporation of the Registrant
       3.2*       Bylaws of the Registrant
       4.1        Form of Common Stock Certificate
       4.2        Form of Rights Certificate
       4.3        Form of Stockholder Rights Agreement between Registrant and ________________.
       5.1        Opinion of Hunton & Williams
       8.1        Tax Opinion of Hunton & Williams
      10.1*       Share Exchange Agreement, dated August 12, 1998, between
                  Executone, Registrant and Watertone Holdings L.P., Cooper Life
                  Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M.
                  Seslowe, 10-26 S. William Street Associates, Louis K. Adler
                  and Resource Holdings Ltd.
      10.2*       Form of Reorganization Agreement between Registrant and Executone
      10.3*       Form of Master Services Agreement between Registrant and Executone
      10.4*       Form of Tax Sharing Agreement between Registrant and Executone
      10.5*       Form of Standby Agreement between Registrant and Unistar Buyer Group, LLC
      10.6*       Unistar Corporation Stock Option Plan
      10.7*       Employment Agreement, dated August 31, 1998, between Registrant and
                  Michael W. Yacenda
      10.8*       Employment Agreement, dated August 31, 1998, between Registrant and
                  Robert W. Hopwood
      10.9*       Employment Agreement, dated August 31, 1998, between Registrant and
                  Charles A. Degliomini
      10.10*      Transition and Retention Plan of Michael W. Yacenda
      10.11*      Transition and Retention Plan of Robert W. Hopwood
      10.12*      NIL Agreement, dated January 16, 1995, between UniStar Entertainment and the National Indian Lottery
      10.13       Consulting Agreement, dated ________, between Registrant and Alan Kessman
      10.14       Financial Advisory Agreement, dated _______, between Registrant and
                  Resource Holdings  Ltd.
      10.15**     Securities Purchase Agreement, dated September 5, 1996, between UniStar
                  Entertainment, Inc. and Virtual Gaming Technologies, Inc. (formerly
                  Internet Gaming Technologies, Inc.).
      10.16**     Common Stock Purchase Warrant for the purchase of up to
                  200,000 shares of common stock, $.00001 par value, of Virtual
                  Gaming Technologies, Inc.
      10.17**     Agreement, dated February 11, 19997, between UniStar Entertainment, Inc.
                  and CasinoWorld Holdings, Ltd.
      21.1**      Subsidiaries of Unistar
      23.1**      Consent of Hunton & Williams
      23.2**      Consent of Arthur  Andersen LLP
      24.1        Power of Attorney (included on signature page)
      27.1**      Financial Data Schedule for the Six-Month Period Ended June 30, 1998
      27.2*       Financial Data Schedule for the Year Ended December 31, 1997
      99.1*       Consent of Robert A. Berman to be named as a Director nominee
      99.2*       Consent of Stanley M. Blau to be named as a Director nominee
      99.3*       Consent of Alan Kessman to be named as a Director nominee
      99.4*       Consent of Jerry M. Seslowe to be named as a Director nominee
      99.5*       Consent of  Michael W. Yacenda to be named as a Director nominee

-----------

* Previously Filed
**Filed herewith